    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2000


                                                      REGISTRATION NO. 333-46264

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              SYMANTEC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            77-0181864
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                         20330 STEVENS CREEK BOULEVARD
                        CUPERTINO, CALIFORNIA 95014-2132
                                 (408) 253-9600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MR. JOHN W. THOMPSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SYMANTEC CORPORATION
                         20330 STEVENS CREEK BOULEVARD
                        CUPERTINO, CALIFORNIA 95014-2132
                                 (408) 253-9600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                  CRAIG E. CHASON                                    TIMOTHY G. HOXIE
                 JOHN M. MCDONALD                                    RICHARD A. PEERS
                   SHAW PITTMAN                             HELLER EHRMAN WHITE & MCAULIFFE LLP
             1676 INTERNATIONAL DRIVE                                 333 BUSH STREET
               MCLEAN, VA 22102-4835                           SAN FRANCISCO, CA 94104-2878
                TEL: (703) 790-7900                                 TEL: (415) 772-6000
                FAX: (703) 790-7901                                 FAX: (415) 772-6268

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO
                                  THE PUBLIC:
               Upon consummation of the merger described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[SYMANTEC LOGO]                                                     [AXENT LOGO]

                                                               November 10, 2000


Dear Stockholders of Symantec Corporation and AXENT Technologies, Inc.:

                  A MERGER PROPOSAL -- YOUR VOTE IS IMPORTANT

     Symantec Corporation and AXENT Technologies, Inc. have agreed to merge AXENT Technologies, Inc. with a subsidiary of Symantec. If the merger is approved by stockholders of each company, AXENT will become a wholly owned subsidiary of Symantec. We are proposing this merger because we believe the combined strengths of our two companies will enable us to create the global leader in Internet security software.

     As networked communications continue to expand, security is increasingly vital to consumers and businesses alike. Consumers want and businesses need a single company capable of delivering solutions across the security continuum -- from the desktop, across internal networks, onto the Internet and back again. This merger will help Symantec to meet that demand more completely and more effectively.

     Symantec is a leader in Internet security technology providing a broad range of content and network security solutions to individuals and enterprises. In addition, Symantec provides a broad range of virus protection, professional services and risk management, Internet content and e-mail filtering, remote management and mobile code detection technologies to enterprises and individual customers. AXENT is a leader in corporate security products and services with its firewall, Intrusion Detection and Vulnerability Assessment solution and its Managed Security Services.

     Symantec believes that being able to offer a total security solution, sold through multiple sales channels to consumers and businesses of all sizes, offers a significant revenue growth opportunity for Symantec.


     When the merger is completed, stockholders of AXENT will receive for each share of AXENT common stock 0.50 of a share of Symantec common stock. Symantec common stock is listed on the Nasdaq National Market under the trading symbol "SYMC." On November 1, 2000, the closing price of Symantec common stock was $37.00 per share.


     The boards of directors of Symantec and AXENT have determined the merger to be fair to the stockholders of their respective companies and in their best interests. The boards of directors of both Symantec and AXENT have approved the merger and recommend their respective stockholders vote FOR the merger proposal. The joint proxy statement/prospectus provides detailed information concerning Symantec, AXENT, the merger and proposals related to the merger. WE URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 13.

     STOCKHOLDERS OF SYMANTEC AND AXENT ARE INVITED TO ATTEND THE STOCKHOLDER MEETING FOR THEIR RESPECTIVE COMPANIES TO VOTE ON THE MERGER PROPOSAL. The dates, times and places of the meetings are as follows:


FOR SYMANTEC CORPORATION STOCKHOLDERS:        FOR AXENT TECHNOLOGIES, INC. STOCKHOLDERS:
DECEMBER 15, 2000 AT 10:00 A.M. (PST)         DECEMBER 15, 2000 AT 9:00 A.M. (EST)
SYMANTEC CORPORATION                          AXENT TECHNOLOGIES, INC.
WORLD HEADQUARTERS                            2400 RESEARCH BOULEVARD, SUITE 200
20330 STEVENS CREEK BOULEVARD                 ROCKVILLE, MARYLAND 20850
CUPERTINO, CALIFORNIA 95014


     YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting. Please take the time to vote by completing and mailing the enclosed proxy card in the enclosed pre-paid envelope. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

     We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger.


/s/ John W. Thompson                               /s/ John C. Becker
--------------------------------------------       -----------------------------------------------------
John W. Thompson                                   John C. Becker
Chairman of the Board of Directors,                Chairman of the Board of Directors
President and Chief Executive Officer              and Chief Executive Officer of
of Symantec Corporation                            AXENT Technologies, Inc.


     Neither the Securities and Exchange Commission nor any state securities regulator has approved the issuance of common stock in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


     This joint proxy statement/prospectus is dated November 6, 2000, and was first mailed to stockholders on or about November 10, 2000.

                                [SYMANTEC LOGO]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held on December 15, 2000


To Our Stockholders:


     A special meeting of stockholders of Symantec Corporation and holders of exchangeable shares of Delrina Corporation, a wholly owned subsidiary of Symantec, each of which is exchangeable for one share of Symantec Common Stock, will be held at Symantec Corporation World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014 on December 15, 2000 at 10:00 a.m., local time, for the following purposes:


     1. To approve the issuance of shares of Symantec common stock to the holders of AXENT common stock in the merger pursuant to which AXENT will become a wholly owned subsidiary of Symantec. In connection with the merger, Symantec will issue 0.50 of a share of its common stock for each outstanding share of AXENT common stock. The merger agreement relating to the proposed merger is included as Annex A to the attached joint proxy statement/prospectus.


     2. To approve an amendment to Symantec's 1996 Equity Incentive Plan ("1996 Plan") to make available for issuance thereunder an additional 2,400,000 shares of Symantec common stock, which will raise the 1996 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 15,236,102 to 17,636,102.


     3. To approve an amendment to Symantec's certificate of incorporation to increase the number of authorized shares of Symantec common stock by 200,000,000 shares to 300,000,000 shares.

     4. To transact any other business that may properly come before the special meeting or any adjournment.

     Each of the foregoing items of business is more fully described in the joint proxy statement/ prospectus, which we urge you to read carefully.


     Stockholders of record at the close of business on November 3, 2000, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. The merger cannot be completed unless the holders of a majority of the shares of Symantec common stock and the holders of Delrina exchangeable shares represented in person or by proxy at the meeting approve the issuance of common stock in connection with the merger. The vote required for each of the other proposals is set forth in the section of the joint proxy statement/prospectus titled "The Symantec Special Meeting."


     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors
                                          of Symantec Corporation,

                                          Signature

                                          Derek Witte
                                          Secretary

Cupertino, California

November 10, 2000

                                   AXENT LOGO

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 15, 2000


To the Stockholders of AXENT Technologies, Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of AXENT Technologies, Inc., a Delaware corporation, will be held at AXENT Technologies, Inc. located at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850 on Friday, December 15, 2000 at 9:00 a.m. local time, for the following purposes:


     1. To consider and vote upon a proposal to adopt the merger agreement providing for the merger of a wholly owned subsidiary of Symantec Corporation with and into AXENT whereby, among other things, each outstanding share of AXENT common stock will be converted into the right to receive 0.50 of a share of Symantec common stock; and

     2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

     Each of the foregoing items of business is more fully described in the joint proxy statement/ prospectus, which we urge you to read carefully.


     Stockholders of record at the close of business on November 3, 2000, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Adoption of the merger agreement will require the affirmative vote of the holders of AXENT common stock representing a majority of the outstanding shares of AXENT common stock entitled to vote.


     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

     PLEASE DO NOT SEND ANY AXENT STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                          By Order of the Board of Directors
                                          of AXENT Technologies, Inc.,

                                          /s/ Brandon Hirsch

                                          Brandon Hirsch
                                          Acting Secretary

Rockville, Maryland

November 10, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............    4
  Symantec's selected historical financial data.............    9
  AXENT's selected historical financial data................   10
  Unaudited pro forma condensed combined financial
     information............................................   11
  Comparative historical and unaudited pro forma per share
     data...................................................   12
RISK FACTORS................................................   13
  Risks Related to the Proposed Merger......................   13
  Risks Common to the Businesses of Symantec and AXENT......   15
  Additional Risks Related to the Business of Symantec......   19
  Additional Risks Related to the Business of AXENT.........   21
THE SYMANTEC SPECIAL MEETING................................   23
THE AXENT SPECIAL MEETING...................................   26
THE MERGER..................................................   29
  Background of the merger..................................   29
  Symantec's reasons for the merger.........................   31
  Opinion of financial advisor to Symantec..................   32
  Recommendation of Symantec's board of directors...........   37
  AXENT's reasons for the merger............................   37
  Opinion of financial advisor to AXENT.....................   38
  Recommendation of AXENT's board of directors..............   43
  Interests of certain persons in the merger................   43
  Completion and effectiveness of the merger................   43
  Structure of the merger and conversion of AXENT common
     stock..................................................   43
  Exchange of AXENT stock certificates for Symantec stock
     certificates...........................................   44
  Treatment of options......................................   44
  Material United States federal income tax consequences of
     the merger.............................................   44
  Accounting treatment of the merger........................   46
  Regulatory filings and approvals required to complete the
     merger.................................................   46
  Restrictions on sales of shares by affiliates of Symantec
     or AXENT...............................................   46
  Listing Symantec common stock to be issued in the
     merger.................................................   47
  Delisting and deregistration of AXENT common stock after
     the merger.............................................   47
THE MERGER AGREEMENT........................................   48
COMPARISON OF RIGHTS OF HOLDERS OF SYMANTEC COMMON STOCK AND
  AXENT COMMON STOCK........................................   56
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................   61
COMPARATIVE PER SHARE MARKET PRICE DATA.....................   67
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
  SYMANTEC STOCKHOLDERS.....................................   69
  Proposal No. 2 -- Approval of amendment to Symantec's 1996
     Equity Incentive Plan..................................   69
  Proposal No. 3 -- Approval of amendment to Certificate of
     Incorporation..........................................   74
STOCKHOLDER PROPOSALS.......................................   76
LEGAL MATTERS...............................................   76
EXPERTS.....................................................   76
DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY
  STATEMENT/PROSPECTUS......................................   77
WHERE YOU CAN FIND MORE INFORMATION.........................   78
STATEMENT REGARDING FORWARD-LOOKING INFORMATION.............   79

                                                              PAGE
                                                              ----
ANNEXES
Annex A: Agreement and Plan of Merger with Exhibits.........  A-1
Annex B: Opinion of Donaldson, Lufkin & Jenrette Securities
  Corporation...............................................  B-1
Annex C: Opinion of Chase H&Q...............................  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q: WHY ARE WE PROPOSING THE MERGER?

 A: We believe that combining the products and technologies of the two companies will allow us to offer a complete Internet security solution to a broad range of customers. The combined company will have a larger client base, greater depth of skilled personnel, stronger research and development capability, a more concentrated sales effort and a higher market profile, all of which we believe will create greater market opportunities for us and greater value for our respective stockholders.

 Q: WHAT WILL HAPPEN IN THE MERGER?

 A: In the merger, AXENT will become a wholly owned subsidiary of Symantec.
    Based on the capitalization of Symantec and AXENT as of July 24, 2000, the stockholders of AXENT will receive a number of shares of Symantec common stock representing an aggregate of approximately 20% of Symantec's outstanding common stock following the merger. Approximately 1,950,000 additional shares of Symantec common stock would become issuable upon the exercise of AXENT stock options assumed by Symantec.

 Q: WHAT WILL AXENT'S STOCKHOLDERS RECEIVE IN THE MERGER?

 A: AXENT's stockholders will receive 0.50 of a share of Symantec common stock for each share of AXENT common stock they own. Symantec will not issue fractional shares of stock. Instead, AXENT's stockholders will receive cash based on the closing price of a share of Symantec common stock on the trading day immediately preceding the effective time of the merger instead of any fractional share.

   For example, a holder of 101 shares of AXENT common stock will receive 50 shares of Symantec common stock and an amount of cash equal to 0.50 times the closing price of a share of Symantec common stock when the merger is completed.

 Q: WHAT IS THE VALUE PER SHARE TO BE RECEIVED BY THE AXENT STOCKHOLDERS?

 A: The number of shares of Symantec common stock to be issued for each share of AXENT common stock is fixed at 0.50 of a share and will not be adjusted based upon changes in the respective values of these shares. As a result, the value of the shares of Symantec common stock to be issued to AXENT's stockholders in connection with the merger will not be known until immediately prior to the closing of the merger, and may go up or down as the market price of Symantec common stock fluctuates. AXENT is not permitted to terminate its obligations to complete the merger or resolicit the vote of its stockholders based solely on changes in the value of Symantec common stock.

   Symantec stockholders will continue to own their shares of Symantec common stock after the merger.

 Q: DO THE BOARDS OF DIRECTORS OF SYMANTEC AND AXENT RECOMMEND VOTING IN FAVOR
    OF THE MERGER?

 A: Yes. AXENT's board of directors has declared advisable, and recommends that its stockholders vote in favor of adopting the merger agreement. Similarly, Symantec's board of directors has declared advisable, and recommends that its stockholders vote in favor of, the issuance of Symantec common stock in the merger. For a more complete description of the recommendations of the boards of directors of both companies, see the sections titled "The
    Merger -- Symantec's reasons for the merger" on page 31, "-- Recommendation of Symantec's board of directors" on page 37, "-- AXENT's reasons for the merger" on page 37 and "-- Recommendation of AXENT's board of directors" on page 43.

 Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?

 A: Yes. In evaluating the merger, you should carefully consider the factors discussed in the section titled "Risk Factors" on page 13.

 Q: WHAT DO I NEED TO DO NOW?

 A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" adoption of the merger agreement if you are an AXENT stockholder, and "FOR" the issuance of Symantec common stock in the merger, the amendment to the 1996 Equity Incentive Plan and the amendment to Symantec's certificate of incorporation if you are a Symantec stockholder. For a more complete description of voting at the meetings, see the sections titled "The Symantec Special Meeting -- Voting of proxies" on page 24 and "The AXENT Special Meeting -- Voting of proxies" on page 26.

 Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

 A: If you want to change your vote, send the secretary of Symantec or AXENT, as appropriate, a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written, dated notice to the secretary of Symantec or AXENT, as appropriate, before your meeting. For a more complete description of how to change your vote, see the sections titled "The Symantec Special Meeting -- Voting of proxies" on page 24 and "The AXENT Special Meeting -- Voting of proxies" on page 26.

 Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

 A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. For a more complete description of voting shares held in "street name," see the sections titled "The Symantec Special Meeting -- Voting of proxies" on page 24 and "The AXENT Special Meeting -- Voting of proxies" on page 26.

 Q: SHOULD I SEND IN MY AXENT STOCK CERTIFICATES NOW?

 A: No. After the merger is completed, Symantec will send you written instructions for exchanging your AXENT stock certificates for Symantec stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY.

 Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

 A: We hope to complete the merger during the fourth calendar quarter of 2000.
    However, the exact timing of completion of the merger cannot be determined at this time because completion of the merger is subject to a number of conditions. For a complete description of the conditions to completion of the merger, see the sections titled "The Merger Agreement -- Conditions to the merger" on page 53.

 Q: AS AN AXENT STOCKHOLDER, WILL I RECOGNIZE A GAIN OR LOSS ON THE EXCHANGE OF
    MY AXENT STOCK FOR SYMANTEC STOCK IN THE MERGER?

 A: We expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that AXENT's stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, AXENT's stockholders are urged to consult their own tax advisors to determine their particular tax consequences. For a more complete description of the tax consequences, see the section titled "The Merger -- Material United States federal income tax consequences of the merger" on page 44.

 Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

 A: Under Delaware law, holders of AXENT common stock and holders of Symantec common stock are not entitled to dissenters' or appraisal rights in the merger.

 Q: WHOM SHOULD I CALL WITH QUESTIONS?


 A: AXENT's stockholders should call AXENT Investor Relations at (301) 670-3637 with any questions about the merger. Symantec's stockholders should call Symantec Investor Relations at (408) 446-8891 with any questions about the merger. You may also obtain additional information about Symantec and AXENT from documents each of us files with the Securities and Exchange Commission, as more fully described in the section titled "Where you can find more information" on page 78.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

THE COMPANIES


[SYMANTEC LOGO]

SYMANTEC CORPORATION
20330 STEVENS CREEK BOULEVARD
CUPERTINO, CALIFORNIA 95014

     Symantec, a world leader in Internet security technology, provides a broad range of content and network security solutions to individuals and enterprises. Symantec is a leading provider of virus protection, risk management, Internet content and e-mail filtering, remote management and mobile code detection technologies to enterprise and individual customers.

     Symantec's principal business is divided into four customer-centered segments: Consumer and Small Business; Enterprise Solutions; e-Support; and Professional Services. Symantec also operates a fifth segment for certain other product lines.

     The Consumer and Small Business segment provides solutions to individual users, home offices and small businesses. The division's charter ensures that consumers and their information are secure and protected in a connected world.

     Symantec's Enterprise Solutions segment provides a broad range of security solutions for its enterprise customers. Symantec's corporate customers need to protect their businesses from the threats associated with the use of the Internet. These threats are both external and internal to the organization. External threats include such things as viruses or hacker intrusions; internal threats include undesired use of network resources or potential liability stemming from abuse of Internet access.

     Symantec's e-Support segment offers products that enable companies to be more effective and efficient within their information technology departments. Remote management solutions help remote professionals to remain productive while providing companies access to information, applications and data from any location.

     Symantec's Professional Services division provides fee-based technical support and consulting services to enterprise customers to assist them with the planning, design and implementation of enterprise security solutions in the anti-virus and Internet content filtering technologies. In addition, the Professional Services division provides complete vulnerability and security assessments of enterprise customer information systems.

[AXENT LOGO]

AXENT TECHNOLOGIES, INC.
2400 RESEARCH BOULEVARD, SUITE 200
ROCKVILLE, MARYLAND 20850

     AXENT Technologies, Inc., a global leader in electronic information security, provides e-security solutions that enable its customers to conduct their business more securely. AXENT delivers integrated products and service expertise to assess, protect, enable and manage business processes and information assets. The company provides electronic security software solutions that address vital security issues facing organizations deploying business applications over the Internet or internally via Intranets. AXENT's breadth of security software products and depth of security service expertise assist organizations in reducing risks associated with the inherent vulnerabilities of today's Internet-based business environment.

     AXENT develops, markets and supports security software products that perform a broad range of security functions. It also provides consulting services that complement these products and address other security needs. AXENT assists its customers in proactively addressing security concerns by helping them to assess potential vulnerabilities, develop security policies, practices and metrics, select and implement solutions and insure appropriate monitoring and compliance. In addition, AXENT provides a set of software solutions that address risk assessment and understanding and the protection of systems, enabling secure Internet usage and security management. AXENT provides e-security solutions in the areas of vulnerability assessment, intrusion detection, firewalls, virtual private networks, single sign-on, secure web access and management of security environments. AXENT also provides security expertise in the form of consulting services and maintenance and support services.

     AXENT's security solutions have been licensed to thousands of customers, including 45 of the 50 companies named to the Fortune 50 U.S. companies list and one-third of the Fortune e-50 list. Five of the six largest public accounting firms and industry leaders such as Sprint, Oppenheimer Funds, Toronto Dominion Bank, Mobil, MCI, Australia Post and Tower Communications New Zealand license AXENT's security solutions. AXENT also licenses its solutions to government agencies such as the Environmental Protection Agency and the United States Air Force. In addition, AXENT has established strategic partnerships with leading organizations such as Baltimore Technologies, BMC Software, Cobalt Networks, Compaq Computer Corporation, Entrust Technologies, Hewlett Packard, Radware and Tivoli Systems. AXENT has both domestic and international sales channels that market its products and services utilizing a direct sales organization and a variety of indirect channels, including a two-tiered distribution channel, original equipment manufacturers, distributors, resellers and system integrators.

THE MERGER

     In the merger, AXENT and a wholly owned subsidiary of Symantec will merge and AXENT will become a wholly owned subsidiary of Symantec.

     The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully.

STOCKHOLDER MEETINGS


     AXENT Meeting. There will be a special meeting of stockholders of AXENT at AXENT Technologies, Inc., 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850 on Friday, December 15, 2000 at 9:00 a.m. local time. At this meeting, AXENT stockholders will be asked to adopt the merger agreement.



     Symantec Meeting. There will be a special meeting of stockholders of Symantec at Symantec Corporation World Headquarters, 20330 Steven Creek Boulevard, Cupertino, California 95014 on Friday, December 15, 2000 at 10:00 a.m. local time. At this meeting, Symantec stockholders will be asked to approve the issuance of Symantec common stock to stockholders of AXENT in connection with the merger. Symantec stockholders will also be asked to vote on other matters. For a more complete description of the other proposals, please refer to the section titled "Additional Matters Being Submitted to a Vote of Only Symantec Stockholders" on pages 69 through 75.


VOTES REQUIRED TO APPROVE THE MERGER


     The holders of a majority of the outstanding shares of AXENT common stock must approve the merger agreement. AXENT stockholders are entitled to cast one vote per share of AXENT common stock owned as of November 3, 2000, at the meeting.


     In order to approve the issuance of shares of Symantec common stock in the merger, the holders of shares representing a majority of the votes present and entitled to vote at the Symantec special meeting must approve the issuance of the Symantec common stock in the merger.

NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, AXENT has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an Acquisition Proposal, as defined on page 51.

     For a more complete description of these limitations on AXENT's actions with respect to an Acquisition Proposal, please refer to the sections titled "The Merger Agreement -- No solicitation," on page 51, "-- Termination of the merger agreement" on page 55 and "-- Fees, expenses and termination fee" on page 52 and the corresponding sections of the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER

     Symantec's and AXENT's respective obligations to complete the merger are subject to the satisfaction or waiver of closing conditions. For a discussion of these conditions, see the section titled "The Merger Agreement -- Conditions to the merger" on page 53.

TERMINATION OF THE MERGER AGREEMENT

     Under certain circumstances, Symantec and AXENT each have the right to terminate the merger agreement. In certain cases, termination of the merger agreement will require payment of a termination fee to Symantec by AXENT.

     For a description of the manner in which the merger agreement may be terminated, see the section titled "The Merger Agreement -- Termination of the merger agreement" on page 55.

TERMINATION FEE

     In certain instances, if the merger agreement is terminated by Symantec or AXENT, AXENT will be obligated to pay Symantec a termination fee of $28.0 million.

     For a more complete description of the termination fee and when it is payable, see the section titled "The Merger Agreement -- Fees, expenses and termination fee" on page 52.

OPINIONS OF FINANCIAL ADVISORS


     In deciding to approve the merger, Symantec's board of directors considered, among other things, an opinion from Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, as to the fairness from a financial point of view to Symantec of the consideration paid by Symantec in the merger. AXENT's board of directors considered, among other things, an opinion from its financial advisor, Chase H&Q, a division of Chase Securities, Inc., as to the fairness from a financial point of view to AXENT's stockholders of the consideration receivable by them in the merger.


     For a more complete description of the financial advisors' opinions, see the sections entitled "The Merger -- Opinion of financial advisor to Symantec" on page 32 and "-- Opinion of financial advisor to AXENT" on page 38. These opinions are attached as Annexes B and C and we urge you to read them in their entirety.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a purchase for financial accounting purposes under generally accepted accounting principles.

     For a more complete description of the accounting treatment of the merger see the section titled "The Merger -- Accounting treatment of the merger" on page 46.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of AXENT's board of directors, AXENT stockholders should be aware that some of the AXENT directors and officers have interests in the merger that are different from, or are in addition to, their interests. These interests include:

     - options to purchase approximately 3.9 million shares of AXENT common stock, including those held by officers and directors of AXENT, will be assumed by Symantec and will become options to acquire Symantec common stock as adjusted for the exchange ratio of the merger, and the vesting of options representing approximately 2.3 million shares will be accelerated upon completion of the merger in accordance with the terms of such option agreements and the applicable option plan; and

     - some executive officers of AXENT will become executive officers or key employees of Symantec.

     As a result, these officers and directors of AXENT could be more likely to recommend the adoption of the merger agreement by AXENT stockholders than if they did not have these interests.

RESTRICTIONS ON THE ABILITY TO SELL SYMANTEC STOCK

     All shares of Symantec common stock received by AXENT stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of us under the Securities Act.

     For a more complete description of transfer restrictions applicable to our affiliates see the section titled "The Merger -- Restrictions on sales of shares by affiliates of Symantec or AXENT" on page 46.

ADDITIONAL MATTERS TO BE VOTED UPON BY SYMANTEC STOCKHOLDERS

     At the Symantec special meeting, the stockholders of Symantec will also vote on:


     - an amendment to Symantec's 1996 Equity Incentive Plan to increase the number of shares of Symantec common stock for issuance thereunder by 2,400,000 shares, from 15,236,102 shares to 17,636,102 shares; and


     - an amendment to Symantec's certificate of incorporation to increase the number of authorized shares of common stock to 300,000,000 shares.

     For a more complete description of these votes, see the section titled "Additional Matters Being Submitted to a Vote of Only Symantec Stockholders" on page 69.

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to Symantec's and AXENT's financial condition, results of operations and business and on the expected impact of the merger on Symantec's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of Symantec common stock to be issued in the merger will increase or decrease prior to completion of the merger;

     - the possibility that by accounting for the merger as a purchase, Symantec's earnings will be reduced by amortization charges that could adversely affect the value of Symantec's stock;

     - the possibility that the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger will not be fully realized;

     - the possibility that costs or difficulties related to the integration of our businesses and infrastructure will be greater than expected;

     - our dependence on the timely development, introduction and customer acceptance of new products and services;

     - the impact of competition on revenues and margins;

     - the impact of the costs of completing the merger and future amortization of goodwill and other intangible assets on results of operations;

     - rapidly changing technology;

     - other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined company's products and services, AXENT's customer acceptance of Symantec's products and services, the impact of competitive services, products and prices and the ability to attract and retain key personnel; and

     - other risk factors as may be detailed from time to time in Symantec's and AXENT's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section titled "Risk Factors" beginning on page 13.

OTHER DOCUMENTS TO REVIEW


     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/ prospectus, including the merger agreement, which is attached as Annex A, the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, which is attached as Annex B, and the opinion of Chase H&Q, which is attached as Annex C.



     In addition, we incorporate important business and financial information about Symantec and AXENT into this joint proxy statement/prospectus by reference. See the section titled "Documents Incorporated by Reference in this Joint Proxy Statement/Prospectus" on page 77. You may obtain the information incorporated into this joint proxy statement/prospectus by reference without charge by following the instructions in the section titled "Where You Can Find More Information" on page 78.


COMPARATIVE MARKET PRICE INFORMATION


     Shares of both Symantec and AXENT common stock are listed on the Nasdaq National Market. On July 26, 2000, the last full trading day prior to the public announcement of the proposed merger, Symantec's common stock closed at $63.69 per share, and AXENT's common stock closed at $19.06 per share. On November 1, 2000, Symantec's common stock closed at $37.00 per share, and AXENT's common stock closed at $18.25 per share. We urge you to obtain current market quotations.


     For a more complete description of market price information see the section titled "Comparative per share market price data" on page 67.

SYMANTEC'S SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of Symantec have been derived from Symantec's historical financial statements and related notes, and should be read together with those financial statements and related notes that are incorporated by reference in this joint proxy statement/prospectus.


     During fiscal 2000, Symantec acquired URLabs, L-3 Network Security's operations and 20/20 Software. During fiscal 1999, Symantec acquired Quarterdeck Corporation, the anti-virus businesses of Intel and IBM and the operations of Binary Research Limited. Each of these acquisitions was accounted for as a purchase and, accordingly, the operating results of these businesses have been included in Symantec's consolidated financial statements since their respective dates of acquisition. Symantec did not complete any acquisitions during fiscal 1998. During fiscal 1997, Symantec acquired Fast Track, Inc. in a transaction accounted for as a pooling-of-interests. Since the results of operations of Fast Track were not material to Symantec's consolidated financial statements, amounts prior to the date of acquisition were not restated to reflect the combined operations of the companies. In fiscal 1996, Symantec acquired Delrina Corporation in a transaction accounted for as a pooling-of-interests, and Symantec has restated the results of operations for all periods presented to reflect the consolidated results of Delrina and Symantec.


     On December 31, 1999, Symantec divested its ACT! and Visual Cafe product lines. Because the divestitures of the ACT! and Visual Cafe product lines were effective at the close of business on December 31, 1999, these product lines are included in the results of operations through that date for the year ended March 31, 2000.

                                                                                                        THREE MONTHS ENDED
                                                                YEAR ENDED MARCH 31,                         JUNE 30,
                                                ----------------------------------------------------    -------------------
                                                  1996       1997       1998       1999       2000        1999       2000
                                                --------   --------   --------   --------   --------    --------   --------
                                                            (IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE)
STATEMENTS OF OPERATIONS DATA:
  Net revenue.................................  $445,432   $452,933   $532,940   $592,628   $745,725    $175,138   $191,358
  Acquisition, restructuring and other
    expenses..................................    27,617      8,585         --     38,395     13,318       2,773         --
  Operating (loss) income.....................   (48,279)    17,550     54,924     27,841    135,203      27,746     45,321
  Net (loss) income...........................   (39,783)    26,068     85,089     50,201    170,148      23,727     38,397
  Net (loss) income per share -- basic........  $  (0.76)  $   0.48   $   1.52   $   0.89   $   2.94    $   0.42   $   0.63
  Net (loss) income per share -- diluted......  $  (0.76)  $   0.47   $   1.42   $   0.86   $   2.73    $   0.41   $   0.60
  Shares used to compute net (loss) income per
    share -- basic............................    52,664     54,705     56,097     56,601     57,870      56,360     60,498
  Shares used to compute net (loss) income per
    share -- diluted..........................    52,664     55,407     60,281     59,289     62,214      58,284     64,248

                                                                     MARCH 31,                               JUNE 30,
                                                ----------------------------------------------------    -------------------
                                                  1996       1997       1998       1999       2000        1999       2000
                                                --------   --------   --------   --------   --------    --------   --------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.............................  $134,643   $129,569   $175,537   $ 94,036   $319,020    $121,300   $380,137
  Total assets................................   282,674    339,398    476,460    563,476    846,027     565,628    929,319
  Long-term obligations, less current
    portion...................................    15,393     15,066      5,951      1,455      1,553       1,091      2,104
  Stockholders' equity........................   180,317    217,979    317,507    345,113    617,957     360,101    660,163

AXENT'S SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of AXENT have been derived from AXENT's historical financial statements and related notes, and should be read together with those financial statements and related notes that are incorporated by reference in this joint proxy statement/prospectus.

                                                                                                    SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                      JUNE 30,
                                              --------------------------------------------------   -------------------
                                               1995      1996       1997       1998       1999       1999       2000
                                              -------   -------   --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue:
  Product licenses..........................  $13,592   $29,490   $ 56,202   $ 80,912   $ 77,852   $ 32,731   $ 41,825
  Services..................................    5,038     7,199     13,707     20,118     34,961     15,142     22,571
                                              -------   -------   --------   --------   --------   --------   --------
    Total net revenues......................   18,630    36,689     69,909    101,030    112,813     47,873     64,396
  Cost of net revenues......................    2,055     2,758      6,124      9,354     16,049      6,864     10,084
                                              -------   -------   --------   --------   --------   --------   --------
    Gross profit............................   16,575    33,931     63,785     91,676     96,764     41,009     54,312
                                              -------   -------   --------   --------   --------   --------   --------
Operating expenses:
  Sales and marketing.......................   15,160    21,606     31,856     41,209     61,252     29,315     31,788
  Research and development..................    5,343     8,322     12,885     18,956     26,859     13,216     13,824
  General and administrative................    3,546     4,704      7,030      6,445     11,572      5,369      6,861
  Amortization of acquired intangible
    assets..................................       --        --        432        450      4,184      1,460      2,952
  Acquisition-related charges...............       --        --     34,154     17,422      3,753      3,753         --
                                              -------   -------   --------   --------   --------   --------   --------
    Total operating expenses................   24,049    34,632     86,357     84,482    107,620     53,113     55,425
Income (loss) from continuing operations
  before interest, royalties and taxes......   (7,474)     (701)   (22,572)     7,194    (10,856)   (12,104)    (1,113)
Interest income (expense) and other.........      (53)    3,321      6,349      4,895      4,755      2,118      2,721
Royalty income..............................       --     3,479      2,977      1,862         --         --         --
Income tax benefit (provision)..............    2,146    (1,159)    (5,744)    (7,507)      (859)     1,717       (406)
                                              -------   -------   --------   --------   --------   --------   --------
Income (loss) from continuing operations....   (5,381)    4,940    (18,990)     6,444     (6,940)    (8,269)     1,202
Income from discontinued operations, net of
  tax.......................................    5,050     2,395        255         --         --         --         --
                                              -------   -------   --------   --------   --------   --------   --------
Net income (loss)...........................  $  (331)  $ 7,335   $(18,735)  $  6,444   $ (6,940)  $ (8,269)  $  1,202
                                              =======   =======   ========   ========   ========   ========   ========
Net income (loss) per common share (basic):
  Continuing operations.....................  $ (0.56)  $  0.27   $  (0.83)  $   0.26   $  (0.25)  $  (0.30)  $   0.04
  Discontinued operations...................     0.52      0.13       0.01         --         --         --         --
                                              -------   -------   --------   --------   --------   --------   --------
Net income (loss) per common share
  (basic)...................................  $ (0.04)  $  0.40   $  (0.82)  $   0.26   $  (0.25)  $  (0.30)  $   0.04
                                              =======   =======   ========   ========   ========   ========   ========
Number of shares used to compute basic
  earnings per common share.................    9,635    18,553     22,780     25,204     27,561     27,124     28,630
Net income (loss) per common share
  (diluted):
  Continuing operations.....................  $ (0.56)  $  0.23   $  (0.83)  $   0.24   $  (0.25)  $  (0.30)  $   0.04
  Discontinued operations...................     0.52      0.11       0.01         --         --         --         --
                                              -------   -------   --------   --------   --------   --------   --------
Net income (loss) per common share
  (diluted).................................  $ (0.04)  $  0.34   $  (0.82)  $   0.24   $  (0.25)  $  (0.30)  $   0.04
                                              =======   =======   ========   ========   ========   ========   ========
Number of shares used to compute diluted
  earnings per common share.................    9,635    21,577     22,780     26,740     27,561     27,124     29,732
                                              =======   =======   ========   ========   ========   ========   ========
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................  $ 7,973   $54,828   $ 51,632   $ 80,035   $ 61,534   $ 97,985   $ 56,751
Marketable securities.......................       --    34,026     40,882     31,774     47,331      8,774     64,558
Net identifiable liabilities from
  discontinued operations...................    1,319       163         --         --         --         --         --
Working capital.............................    2,869    85,280     94,541    117,289    107,314    102,034    119,262
Total assets................................   12,646   107,185    124,813    161,276    198,880    187,273    204,869
Total debt..................................    1,835        --         --         --        827        921         --
Stockholders' equity (deficit)..............   (1,500)   93,435    104,280    134,328    157,059    152,206    167,897
Cash dividend per share.....................       --        --         --         --         --         --         --

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma condensed combined financial information for Symantec and AXENT is derived from the Unaudited Pro Forma Combined Consolidated Statements of Operations of Symantec for the year ended March 31, 2000 and of AXENT for the year ended December 31, 1999, and the Unaudited Pro Forma Combined Consolidated Statements of Operations of Symantec and AXENT for the three months ended June 30, 2000, included elsewhere in this proxy statement/prospectus. The pro forma statement of operations data gives effect to the merger as if it had occurred on April 3, 1999; the pro forma balance sheet data gives effect to the merger as if it had occurred on June 30, 2000.

     The pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes of Symantec and AXENT, included or incorporated by reference elsewhere in this joint proxy statement/prospectus.

                                                              THREE MONTHS ENDED      YEAR ENDED
                                                                 JUNE 30, 2000      MARCH 31, 2000
                                                              -------------------   ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................       $225,411            $858,538
Operating loss..............................................         (2,297)            (66,682)
Net loss....................................................         (5,704)            (17,869)
Basic net loss per share....................................          (0.08)              (0.25)
Diluted net loss per share..................................          (0.08)              (0.25)

                                                                  AS OF
                                                              JUNE 30, 2000
                                                              --------------
                                                              (IN THOUSANDS,
                                                                EXCEPT PER
                                                               SHARE DATA)
BALANCE SHEET DATA:
Working capital.............................................    $  485,199
Total assets................................................     1,855,963
Long-term obligations, less current portion.................         2,104
Total stockholders' equity..................................     1,535,635
Book value per share........................................         20.38

     The following table presents certain unaudited historical per share data, equivalent AXENT per share data and pro forma combined per share data of Symantec and AXENT after giving effect to the merger using the purchase method of accounting and assuming the issuance of approximately 14,451,000 shares of Symantec common stock for all shares of AXENT common stock outstanding as of July 26, 2000, the date the merger agreement was signed. The actual number of shares of Symantec common stock to be exchanged for all of the outstanding AXENT common stock will be determined at the effective time of the merger. The pro forma data is not indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER-SHARE DATA

     The following table should be read in conjunction with Symantec's and AXENT's audited and unaudited consolidated financial statements and related notes included or incorporated by reference elsewhere in this joint proxy statement/prospectus and the unaudited pro forma condensed combined financial information and the related notes included or incorporated by reference elsewhere in this joint proxy statement/prospectus.

                                                                YEAR ENDED     THREE MONTHS ENDED
                                                                 OR AS OF           OR AS OF
                                                              MARCH 31, 2000     JUNE 30, 2000
                                                              --------------   ------------------
SYMANTEC HISTORICAL:
Net income per common share:
  Basic.....................................................      $ 2.94             $ 0.63
  Diluted...................................................        2.73               0.60
Book value per share(1).....................................       10.25              10.84

AXENT HISTORICAL(2):
Net income (loss) per common share:
  Basic.....................................................      $(0.25)            $ 0.04
  Diluted...................................................       (0.25)              0.04
Book value per share(1).....................................        5.78               5.82

PRO FORMA COMBINED:
Net loss per common share:
  Basic(3)..................................................      $(0.25)            $(0.08)
  Diluted(3)................................................       (0.25)             (0.08)
Book value per share(4).....................................                          20.38

EQUIVALENT AXENT PRO FORMA:
Pro forma net loss per AXENT share(5).......................      $(0.13)            $(0.04)
Pro forma book value per AXENT share(5).....................                          10.19

-------------------------
(1) The historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period.

(2) Historical year ended information is for the year ended December 31, 1999.

(3) Pro forma combined net loss per share for the year ended March 31, 2000 reflects the combination of the separate historical statement of operations of Symantec for the year ended March 31, 2000 and of AXENT for the year ended December 31, 1999. The pro forma combined net loss per share for the three months ended June 30, 2000 reflects the combination of the separate historical statement of operations of Symantec and AXENT for the three months ended June 30, 2000. The pro forma combined net loss per share for periods presented is based upon the weighted average shares of Symantec common stock outstanding for the periods presented, plus 14,451,000 of Symantec common stock assumed to be issued for all of the outstanding shares of AXENT common stock for the periods presented.

(4) The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the number of shares of common stock outstanding at the end of the period.

(5) The equivalent AXENT pro forma share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.50 share of Symantec common stock for each share of AXENT common stock.

                                  RISK FACTORS

     The merger involves a high degree of risk for both AXENT and Symantec stockholders. AXENT's stockholders will be choosing to invest in Symantec common stock by voting in favor of adoption of the merger agreement. An investment in Symantec common stock involves a high degree of risk. Symantec's stockholders will decide to combine the businesses of Symantec and AXENT, which will change the business of Symantec. That, too, involves risk. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, both Symantec's and AXENT's stockholders should carefully consider the following risk factors in deciding whether to vote for the issuance of shares of Symantec common stock in connection with the merger, in the case of Symantec stockholders, or for adoption of the merger agreement, in the case of AXENT's stockholders.

                      RISKS RELATED TO THE PROPOSED MERGER

THE EXCHANGE RATIO IS FIXED, SO THE CONSIDERATION RECEIVED BY AXENT STOCKHOLDERS WILL DECLINE IF THE PRICE OF SYMANTEC COMMON STOCK GOES DOWN.

     The exchange ratio is fixed at 0.50 of a share of Symantec common stock for each share of AXENT common stock and will not be adjusted in the event of changes in the prices of either the Symantec common stock or the AXENT common stock. If the market price of the Symantec common stock changes, the value of the consideration to be received by the AXENT stockholders will also change. For instance, if the market price of the Symantec common stock decreases, the value of the consideration to be received by the AXENT stockholders will also decrease. Neither company may terminate the merger agreement or elect not to complete the merger because of changes in their stock prices.

     The price of Symantec common stock on the date of the merger may be different from its price on the date of the merger agreement, the date of this joint proxy statement/prospectus or the date of the special meeting. Because the merger may occur on a date later than the special meeting, the price of Symantec common stock on the date of the special meeting may not be indicative of its price on the date of the merger. You are urged to obtain current market quotations for Symantec common stock.

INTEGRATION OF THE TWO BUSINESSES MAY BE DIFFICULT TO ACHIEVE, WHICH MAY ADVERSELY AFFECT OPERATIONS.

     The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of the businesses of Symantec and AXENT will be a complex, time-consuming and expensive process and may disrupt Symantec's business if not completed in a timely and efficient manner. Following the merger, Symantec must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

     Symantec and AXENT may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

     - potential conflicts between business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in distribution, marketing or other important relationships; and

     - the loss of key employees and/or the diversion of management's attention from other ongoing business concerns.

THE COSTS TO COMPLETE THE MERGER ARE SUBSTANTIAL. THESE COSTS AND THE MANNER OF ACCOUNTING FOR THE MERGER MAY AFFECT SYMANTEC'S RESULTS OF OPERATIONS.

     Completion of the merger will result in total pre-tax costs of approximately $14 million, primarily relating to costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants. Although we do not believe the merger costs will significantly exceed our estimate, our estimate may not be correct and unanticipated events could occur that would substantially increase the costs of combining the two companies. In addition, Symantec will incur additional costs upon completion of the merger, or shortly thereafter, related to consolidation of sites and severance paid to certain employees as a result of this consolidation. The extent of these additional costs is not yet determined. In any event, any costs associated with the merger would negatively affect Symantec's results of operations in the quarter in which the merger is completed or future quarters as some additional costs would result in additional quarterly amortization.

     In the quarter in which the merger is completed, Symantec expects to incur a one-time accounting charge of approximately $22.3 million related to AXENT's in-process research and development expenses. This charge is likely to considerably reduce Symantec's earnings in that quarter. For example, as shown in the pro forma financial statements beginning on page 61, the combined company's pro forma combined operating results for the fiscal year ended March 31, 2000 reflect a net loss of $0.25 per share, while Symantec's historical earnings per share for the same period reflect net income of $2.73. The pro forma combined operating results for the fiscal year ended March 31, 2000 give effect to the transaction as if it had occurred on April 3, 1999.

     Furthermore, if the merger is completed, Symantec will amortize over four years approximately $758.9 million in value of the tradename, workforce-in-place, goodwill, developed technology and other intangible AXENT assets it will capitalize on its balance sheet as a result of the merger. This amortization will reduce Symantec's earnings over that period. In addition, AXENT's historical operating results have been considerably less profitable than Symantec's, which may adversely affect the combined company's operating results in the future. Symantec's future operating results will be adversely affected if Symantec does not achieve benefits from this merger commensurate with these charges.

IF SYMANTEC DOES NOT SUCCESSFULLY INTEGRATE AXENT, OR IF THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF SYMANTEC COMMON STOCK COULD DECLINE.

     The market price of Symantec common stock could decline if:

     - the integration of Symantec and AXENT is unsuccessful;

     - Symantec is unable to successfully market its products and services to AXENT's customers or AXENT's products and services to Symantec customers;

     - Symantec does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts do not perceive the same benefits to the merger as do Symantec and AXENT; or

     - the effect of the merger on Symantec's financial results is not consistent with the expectations of financial or industry analysts.

AXENT FACES RISKS RELATED TO THE PROPOSED MERGER.

     The announcement of the proposed merger may have a negative impact on AXENT's ability to sell its services and products, attract and retain employees and clients, and maintain strategic relationships with third parties. These could adversely affect AXENT's operating results, which could adversely affect Symantec's results of operations following the merger. Symantec's business differs from AXENT's business, and Symantec's results of operations, as well as the price of Symantec's common stock, may be affected by factors different than those affecting AXENT's results of operations and the price of its common stock before the merger.

     While the merger is pending, subject to limited exceptions as set forth in the merger, AXENT is prohibited from soliciting, initiating, encouraging or inducing, directly or indirectly, an Acquisition Proposal, as that term is defined on page 51 of this document, from any third party.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT SYMANTEC'S AND/OR AXENT'S STOCK PRICES, FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Symantec and AXENT may be subject to a number of material risks, including the following:

     - AXENT may be required, under certain circumstances, to pay Symantec a termination fee of up to $28.0 million; and

     - the costs related to the merger, such as legal, accounting, financial printing and a portion of the financial advisor fees, must be paid even if the merger is not completed.

              RISKS COMMON TO THE BUSINESSES OF SYMANTEC AND AXENT

SYMANTEC'S AND AXENT'S MARKETS ARE HIGHLY COMPETITIVE AND THEIR OPERATING RESULTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY THIS COMPETITION.

     Both Symantec's and AXENT's markets are intensely competitive. This competition could adversely affect operating results by reducing sales or the prices they can charge for products. For example, recently many of Symantec's competitors have significantly reduced the price of utility and anti-virus products and further price reductions could occur for these or other products offered by Symantec. This could have a negative effect on Symantec's margins and could reduce its sales.

     The ability of Symantec and AXENT to remain competitive depends, in part, on their ability to enhance their products or develop new products that are compatible with new hardware and operating systems. Neither company has control over, and each has limited insight into, development efforts by third parties with respect to new hardware and operating systems and may not be able to respond effectively or timely to such changes in the market. In addition, both companies have finite resources and must make strategic decisions as to the best allocation of their resources to position themselves for changes in their markets. Both companies may from time to time allocate resources to projects or markets that do not develop as rapidly or as fully as they expect. Both companies may fail to allocate resources to third party products or to markets that are more successful than they anticipate.

SYMANTEC'S AND AXENT'S EARNINGS AND STOCK PRICE ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

     Due to many factors, including those noted in this section, Symantec's and AXENT's earnings and stock price have been and may continue to be subject to significant volatility. There have been previous quarters in which Symantec and AXENT have experienced shortfalls in revenue and earnings from levels expected by securities analysts and investors, which have had an immediate and significant adverse effect on the trading price of their common stock. This may occur again in the future.

FLUCTUATIONS IN THE COMBINED COMPANY'S QUARTERLY OPERATING RESULTS COULD AFFECT THE COMBINED COMPANY'S STOCK PRICE.

     If the combined company's quarterly operating results fail to meet the expectations of analysts, the trading price of shares of Symantec common stock following the merger could be negatively affected. Each of Symantec's and AXENT's quarterly operating results have varied substantially in the past and those of the combined company may vary substantially in the future depending upon a number of factors, including:

     - the timing of announcements and releases of new or enhanced versions of Symantec's and AXENT's products and product upgrades;

     - the introduction of competitive products by existing or new competitors;

     - reduced demand for any given product;

     - seasonality in the end-of-period buying patterns of foreign and domestic software markets; and

     - the market's transition between new releases of operating systems.

     In addition to the foregoing factors, the risk of quarterly fluctuations is increased by the fact that significant portion of both Symantec's and AXENT's net revenues have historically been generated during the last month of each fiscal quarter.

     In Symantec's case, most resellers tend to make a majority of their purchases at the end of a fiscal quarter. In addition, many enterprise customers negotiate site licenses near the end of each quarter. In part, this is because these two groups are able, or believe that they are able, to negotiate lower prices and more favorable terms at that time. Symantec's reliance on a large portion of revenue occurring at the end of the quarter and the increase in the dollar value of transactions that occur at the end of a quarter can result in increased uncertainty relating to quarterly revenues. Due to this end-of-period buying pattern, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to Symantec. In addition, these factors increase the chances that Symantec's results could diverge from the expectations of investors and analysts.

     AXENT's business has also experienced significant quarterly fluctuations in its operating results and may continue to do so as part of Symantec. AXENT has generally experienced seasonal variations in its operating results, with higher revenues, operating income and net income, in its fourth quarter than in the first quarter of the following year, and with lower revenues, operating income and net income in the summer months, when businesses often defer purchase decisions. The higher rate of increase during the last quarter may also be due to AXENT's quota-based compensation plans, year-end budgetary pressures on AXENT's customers and the tendency of some of AXENT's customers to implement changes in enterprise network or data security just before the end of the calendar year. In addition, revenue tends to increase at lower rates in the summer months, particularly in Europe.

     AXENT has historically recognized a substantial portion of its license revenues in the last month of each quarter, and even in the last week or last several days of each quarter. Because AXENT has little or no backlog, quarterly revenues and operating results depend on the volume and timing of orders received during each quarter, especially during the last several weeks and days of each quarter, which are difficult to forecast. Because AXENT's operating expenses are fixed, a small variation in the timing of when revenue is recognized could cause significant variations in operating results from quarter to quarter. These factors will continue to contribute to the combined company's quarterly fluctuations and results of operations.

SYMANTEC AND AXENT MAY NOT BE ABLE TO ADAPT QUICKLY ENOUGH TO RAPID TECHNOLOGICAL CHANGE.

     The information security industry changes rapidly. Changes can be attributable to frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render existing products obsolete or unmarketable or require Symantec and AXENT to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements may also cause the development cycle for Symantec's and AXENT's new products to be significantly longer than its historical product development cycle, resulting in higher development costs or a loss in market share. Neither Symantec nor AXENT may be able to counter challenges to its current products, and future product offerings may not keep pace with the technological changes implemented by competitors, developers of operating systems or networking systems or persons seeking to breach information security. Symantec's and AXENT's products may not satisfy evolving preferences of customers and prospects. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the financial condition and results of operations of Symantec and AXENT. Because of the complexity of their software products, which operate on or utilize multiple platforms and communications protocols, Symantec and AXENT each have experienced delays from time to time in introducing new products and product enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that Symantec and AXENT will not experience longer delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products or product enhancements.

SYMANTEC'S AND AXENT'S PRODUCTS ARE COMPLEX AND ARE OPERATED IN A WIDE VARIETY OF COMPUTER CONFIGURATIONS, WHICH COULD RESULT IN ERRORS OR PRODUCTS FAILURES.

     Because Symantec and AXENT offer very complex products, undetected errors, failures or bugs may occur when they are first introduced or when new versions are released. Both Symantec's and AXENT's products often are installed and used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in its products or may disclose undetected errors, failures or bugs in its products. In the past, Symantec and AXENT have discovered software errors, failures and bugs in certain of their respective product offerings after their introduction and each has experienced delays or lost revenues during the period required to correct these errors. Symantec's and AXENT's customers' computer environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite testing by Symantec or AXENT, respectively, and by others, errors, failures or bugs may not be found in new products or releases after commencement of commercial shipments. Errors, failures or bugs in products released by either Symantec or AXENT could result in negative publicity, product returns, loss of or delay in market acceptance of its products or claims by customers or others. Alleviating such problems could require significant expenditures of the combined company's capital and resources and could cause interruptions, delays or cessation of its product licensing, which would adversely affect results of operations.

     Most of Symantec's and AXENT's license agreements with customers contain provisions designed to limit their exposure to potential product liability claims. It is possible, however, that the provisions limiting liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions.

SYMANTEC AND AXENT FACE RISKS ASSOCIATED WITH THEIR FOREIGN OPERATIONS.

     A significant portion of the net revenues, manufacturing costs and operating expenses of Symantec and AXENT result from transactions outside of the United States, often in foreign currencies. As a result, their operating results could be materially and adversely affected by fluctuations in currency exchange rates and general uncertainty with each country's political and economic structure.

SYMANTEC AND AXENT ARE SUBJECT TO LITIGATION THAT COULD ADVERSELY AFFECT THEIR FINANCIAL RESULTS.

     From time to time, Symantec and AXENT may be subject to claims that they have infringed the intellectual property rights of others, or other product liability claims, or other claims incidental to their business. Symantec and AXENT are currently involved in a number of lawsuits. They intend to defend all of these lawsuits vigorously. However, it is possible they could suffer an unfavorable outcome in one or more of these cases. Depending on the amount and timing of any unfavorable resolutions of these lawsuits, Symantec's and AXENT's future results of operations or cash flows could be materially adversely affected in a particular period.

     Although infringement claims may ultimately prove to be without merit, they are expensive to defend and may consume Symantec's and AXENT's resources or divert their attention from day-to-day operations. If a third party alleges that Symantec or AXENT has infringed their intellectual property rights, it may choose to litigate the claim and/or seek an appropriate license from the third party. If Symantec or AXENT engages in litigation and the third party is found to have a valid patent claim against Symantec or AXENT and a license is not available on reasonable terms, its business, operating results and financial condition may be materially adversely affected.

THE TREND TOWARD CONSOLIDATION IN THE SOFTWARE INDUSTRY COULD IMPEDE SYMANTEC'S AND AXENT'S ABILITY TO COMPETE EFFECTIVELY.

     Consolidation is underway among companies in the software industry as firms seek to offer more extensive suites of software products and broader arrays of software solutions. Changes resulting from this consolidation may negatively impact the competitive condition of Symantec and AXENT. In addition, to the extent that Symantec and AXENT seek to expand their product lines, and skills and capacity through acquisitions, the trend toward consolidation may result in its encountering competition, and paying higher prices, for acquired businesses.

SYMANTEC AND AXENT HAVE GROWN, AND MAY CONTINUE TO GROW, THROUGH ACQUISITIONS, WHICH GIVE RISE TO A NUMBER OF RISKS THAT COULD HAVE ADVERSE CONSEQUENCES FOR THEIR FUTURE OPERATING RESULTS.

     Both Symantec and AXENT have made several acquisitions in the past and may make additional material acquisitions in the future. Integrating acquired businesses into the existing businesses of Symantec and AXENT may distract management focus from other opportunities and challenges. Past acquisitions made by Symantec and AXENT have given rise to, and this acquisition, as well as future acquisitions, may result in substantial levels of goodwill and other intangible assets that will be amortized in future years and future operating results of each company and the combined company will be adversely affected if Symantec and AXENT do not achieve benefits from these acquisitions commensurate with these charges. In addition, a number of recent acquisitions made by Symantec and AXENT have resulted in their incurring substantial write-offs of acquired in-process research and development costs and this also may occur as a result of future acquisitions. Symantec (and, if the merger is not consummated, AXENT) may issue equity, or incur debt financing, for future acquisitions that are dilutive to their existing stockholders.

SYMANTEC AND AXENT MUST ATTRACT AND RETAIN PERSONNEL WHILE COMPETITION FOR PERSONNEL IN THEIR INDUSTRY IS INTENSE.

     Symantec and AXENT believe that their future success will depend in part on their ability to recruit and retain highly skilled management, marketing and technical personnel. Competition in recruiting personnel in the software industry is intense. To accomplish this, Symantec and AXENT believe that they must provide personnel with a competitive compensation package, including stock options, which requires ongoing stockholder approval. Such approval may not be forthcoming and, as a result, Symantec and AXENT may be impaired in their efforts to attract necessary personnel.

THE INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS OF SYMANTEC AND AXENT MAY NOT BE ADEQUATELY PROTECTED FROM ALL UNAUTHORIZED USES.

     Symantec and AXENT regard their software and underlying technology as proprietary. Symantec and AXENT seek to protect their proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. Third parties may copy aspects of their products or otherwise obtain and use their proprietary information without authorization or develop similar technology independently. All of Symantec's and AXENT's products are protected by copyright laws, and Symantec and AXENT each has a number of patents and patent applications pending. Symantec and AXENT may not achieve the desired protection from, and third parties may design around, their patents. In addition, existing copyright laws afford limited practical protection. Furthermore, the laws of some foreign countries do not offer the same level of protection of the proprietary rights of Symantec and AXENT as the laws of the United States, and Symantec and AXENT may be subject to unauthorized use of its products. Any legal action that Symantec or AXENT may bring to protect proprietary information could be expensive and may distract management from day-to-day operations.

              ADDITIONAL RISKS RELATED TO THE BUSINESS OF SYMANTEC

SYMANTEC's INCREASED SALES OF ENTERPRISE-WIDE SITE LICENSES MAY INCREASE FLUCTUATIONS IN ITS FINANCIAL RESULTS.

     Sales of enterprise-wide site licenses through Symantec's Enterprise Solutions segment are a major and expanding portion of Symantec's business. This enterprise market has significantly different characteristics than the consumer market and requires different skills and resources to penetrate. Licensing arrangements tend to involve a longer sales cycle than sales through other distribution channels, require greater investment of resources in establishing the enterprise relationship and can sometimes result in lower operating margins. The timing of the execution of volume licenses, or their nonrenewal or renegotiation by large customers, could cause Symantec's results of operations to vary significantly from quarter to quarter and could have a material adverse impact on its results of operations.

SYMANTEC RECENTLY RESTRUCTURED ITS INTERNAL FOCUS AND OPERATIONS AND SYMANTEC COULD INCUR ADVERSE OPERATING CONSEQUENCES AS A RESULT OF THESE CHANGES.

     In fiscal 2000, Symantec restructured its operations on the basis of a customer segment orientation rather than a product structure. Symantec also divested two product lines that did not fit with its future focus. Changes of this nature inevitably cause disruptions within an organization that may adversely affect results as the changes are being absorbed, and these changes may not achieve their desired long-term benefits. Overseeing these changes requires significant attention from Symantec's senior management and may detract from management's ability to focus on other important opportunities or problems that might confront Symantec. Symantec has lost personnel, including management, and Symantec may continue to do so as a consequence of these types of changes. In addition, Symantec may not be able to introduce new products that are as beneficial to Symantec as those that Symantec divested.

SYMANTEC's SOFTWARE PRODUCTS AND WEB SITE MAY BE SUBJECT TO INTENTIONAL DISRUPTION.

     Although Symantec believes it has sufficient controls in place to prevent intentional disruptions, such as software viruses specifically designed to impede the performance of its products, Symantec expects to be an ongoing target of such disruptions. Similarly, experienced computer programmers, or hackers, may attempt to penetrate Symantec's network security or the security of its web site and misappropriate proprietary information or cause interruptions of its services. Symantec's activities could be substantially disrupted and its reputation, and future sales, harmed if these efforts are successful.

INTRODUCTION OF NEW OPERATING SYSTEMS MAY ADVERSELY AFFECT SYMANTEC'S FINANCIAL RESULTS AND STOCK PRICE.

     The inclusion of security or anti-virus tools in new operating systems and hardware packages could adversely affect Symantec's sales. For example, the inclusion of features by Microsoft in new or upcoming versions of Windows, such as current and future editions of Windows 2000, which directly compete with Symantec's products, may decrease or delay the demand for certain of its products, including those currently under development and products specifically intended for Windows 2000. Symantec's financial results and its stock price declined significantly within approximately six months after the releases of Windows 3.1, Windows 95 and Windows 98. Additionally, as hardware vendors incorporate additional server-based network management and security tools into network operating systems, the demand may decrease for some of Symantec's products, including those currently under development.

     With the rise of Linux-based operating systems being introduced into the market, Symantec may lose market share if Symantec is unable to significantly penetrate the Linux-based market timely and effectively.

THE RESULTS OF SYMANTEC'S RESEARCH AND DEVELOPMENT EFFORTS ARE UNCERTAIN.

     Symantec believes that it will need to incur significant research and development expenditures to remain competitive. The products Symantec is currently developing or may develop in the future may not be technologically successful. In addition, the length of Symantec's product development cycle has generally been greater than Symantec originally expected. Symantec is likely to experience delays in future product development. If they are not technologically successful, Symantec's resulting products may not achieve market acceptance or compete effectively with products of its competitors.

SYMANTEC IS DEPENDENT UPON CERTAIN DISTRIBUTION CHANNELS.

     A large portion of Symantec's sales is made through the retail distribution channel, which is subject to events that create unpredictability in consumer demand. This increases the risk that Symantec may not plan effectively for the future, which could result in adverse operating results in future periods. Symantec's retail distribution customers also carry its competitors' products. These retail distributors may have limited capital to invest in inventory. Their decisions to purchase Symantec's products are partly a function of pricing, terms and special promotions offered by its competitors and other factors that Symantec does not control nor can Symantec predict. Symantec's agreements with retail distributors are generally nonexclusive and may be terminated by them or by Symantec without cause. Symantec would be adversely affected if companies in its chain of distributors chose to increase purchases from its competition relative to the amount they buy from Symantec.

     Some distributors and resellers have experienced financial difficulties in the past. Distributors that account for a significant portion of Symantec's sales may experience financial difficulties in the future. If these distributors do experience financial difficulties and Symantec is unable to move their inventories to other distributors, Symantec may experience reduced sales or increased write-offs, which would adversely affect its operating results.

SYMANTEC MAY BE UNSUCCESSFUL IN UTILIZING NEW DISTRIBUTION CHANNELS.

     Symantec currently offers a broad range of products and services over the Internet, which is a relatively new distribution channel for its business. Symantec may not be able to effectively adapt its existing, or adopt new, methods of distributing its software products utilizing the rapidly evolving Internet and related technologies. The adoption of new channels may adversely impact existing channels and/or product pricing, which may reduce Symantec's future revenues and profitability.

CHANNEL FILL AND PRODUCT RETURNS MAY NEGATIVELY AFFECT SYMANTEC'S NET REVENUES.

     Symantec's pattern of net revenues and earnings may be affected by "channel fill." Distributors may fill their distribution channels in anticipation of price increases, sales promotions or incentives. Channels may also become filled simply because the distributors do not sell their inventories to retail distribution or from retailers to end-users as anticipated. If sales to retailers or end-users do not occur at a sufficient rate, distributors will delay purchases or cancel orders in later periods or return prior purchases in order to reduce their inventories.

     Product returns can occur when Symantec introduces upgrades and new versions of products or when distributors or retailers have excess inventories. Symantec's return policy allows distributors, subject to various limitations, to return purchased products in exchange for new products or for credit towards future purchases. End-users may return Symantec's products through dealers and distributors within a reasonable period from the date of purchase for a full refund. In addition, subject to limitations, retailers may return older versions of Symantec's products. Symantec estimates and maintains reserves for product returns. Future returns could, however, exceed the reserves Symantec has established, which could have a material adverse affect on its operating results.

THE TRANSITION TO INTEGRATED SUITES OF UTILITIES MAY RESULT IN REDUCED CONSUMER REVENUES.

     Symantec and its competitors sell integrated suites of utility products for prices significantly less than the aggregate separate prices of the stand-alone products that are included in these suites. As a result of the shift to integrated utility suites, price competition is intense in the consumer market and Symantec has experienced cannibalization of its stand-alone products that are included within the suite. Additionally,

Symantec's products may not compete effectively with competitors' integrated suites introduced in the future.

SYMANTEC DEPENDS ON INTERNAL COMMUNICATIONS SYSTEMS THAT MAY BE DISRUPTED.

     Symantec's order entry and product shipping centers are geographically dispersed. A business disruption could occur as a result of natural disasters or the interruption in service by communications carriers. If Symantec's communications between these centers are disrupted, particularly at the end of a fiscal quarter, Symantec may suffer an unexpected shortfall in net revenues and a resulting adverse impact on Symantec's operating results. Communications and Internet connectivity disruptions may also cause delays in customer access to Symantec's Internet-based services or product sales.

SYMANTEC MUST EFFECTIVELY ADAPT TO CHANGES IN A DYNAMIC TECHNOLOGICAL
ENVIRONMENT.

     Symantec is increasingly focused on the Internet security market, which, in turn, is dependent on further acceptance of the Internet. The following critical issues concerning the use of the Internet remain unresolved and may affect the market for Symantec's products and the use of the Internet as a medium to distribute or support its software products and the functionality of some of its products:

     - security;

     - reliability;

     - cost;

     - ease of use;

     - accessibility;

     - quality of service; and

     - potential tax or other government regulations.

     In addition, new technologies, such as non PC-based Internet access devices and handheld organizers are gaining acceptance. Symantec must adapt to these changing technological demands. If Symantec is unable to timely assimilate changes brought about by the Internet and non PC-based environments, its future net revenues and operating results could be adversely affected.

INCREASED UTILIZATION AND COSTS OF SYMANTEC'S TECHNICAL SUPPORT SERVICES MAY ADVERSELY AFFECT ITS FINANCIAL RESULTS.

     Like many companies in the software industry, technical support costs comprise a significant portion of Symantec's operating costs and expenses. Over the short term, Symantec may be unable to respond to fluctuations in customer demand for support services. Symantec also may be unable to modify the format of its support services to compete with changes in support services provided by competitors. Further customer demand for these services could cause increases in the costs of providing such services and adversely affect Symantec's operating results.

               ADDITIONAL RISKS RELATED TO THE BUSINESS OF AXENT

ANY FAILURE TO OBTAIN LARGE INDIVIDUAL CONTRACTS WILL HAVE A NEGATIVE EFFECT ON AXENT'S REVENUES.

     The value of individual transactions as a percentage of AXENT's quarterly revenues can be substantial, and particular transactions may generate a significant portion of AXENT's operating profits for the quarter in which they are signed. The licensing of many of AXENT's products generally involves a long sales cycle (between six and twelve months) and is subject to a number of significant risks over which AXENT has little or no control. Because many of AXENT's operating expenses are based on anticipated revenue levels, a substantial portion of which is not typically generated until the end of each quarter, and a high percentage of its expenses are fixed, delays in the receipt of orders can cause a significant variation in AXENT's operating results from quarter to quarter. In addition, AXENT may expend significant resources pursuing potential sales that will not be consummated. AXENT also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may significantly reduce operating results in the short-term. For these reasons, you should not rely on AXENT's prior operating results or projections of future operating results as an indication of its future performance.

AXENT'S PRODUCTS ARE SUBJECT TO EXPORT AND IMPORT REGULATIONS.

     Under regulations issued by the U.S. Department of Commerce in January 2000, encryption products of any key length, like those produced and marketed by AXENT, may be exported, after a one-time technical review, to all end-users other than governmental end-users. AXENT expects to complete the necessary technical reviews of the products and services it currently exports in the near future. Following export of certain of its products, AXENT will be subject to various post-shipment reporting requirements. Encryption products may be exported to governmental end-users under special encryption licensing arrangements or individual export licenses which may be issued at the discretion of the U.S. Department of Commerce. These regulations may be modified at any time, and there can be no assurance that, in the event of any such modification, AXENT will be authorized to export encryption products from the United States without a license. If there is such a modification, AXENT might be at a disadvantage in competing for international sales compared to companies located outside of the United States that would not be subject to such restrictions. While AXENT believes its products meet the regulatory standards of many foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on its financial condition or results of operations.

                          THE SYMANTEC SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE SYMANTEC SPECIAL MEETING


     The special meeting of stockholders of Symantec will be held at 10:00 a.m., Pacific time, on Friday, December 15, 2000 at Symantec Corporation World Headquarters, 20330 Stevens Creek Boulevard, Cupertino, California 95014. At the special meeting, stockholders at the close of business on November 3, 2000 will be asked:


          1. To approve the issuance of shares of Symantec common stock to the holders of AXENT common stock in the merger pursuant to which AXENT will become a wholly owned subsidiary of Symantec. In the merger, Symantec will issue 0.50 of a share of common stock for each share of outstanding AXENT common stock. The merger agreement relating to the proposed merger is included as Annex A to the joint proxy statement/prospectus.


          2. To approve an amendment to Symantec's 1996 Equity Incentive Plan (the "1996 Plan") to make available for issuance thereunder an additional 2,400,000 shares of Symantec common stock, which will raise the 1996 Plan's limit on shares that may be issued pursuant to awards granted thereunder from 15,236,102 to 17,636,102.


          3. To approve an amendment to Symantec's certificate of incorporation to increase the number of authorized shares of Symantec common stock by 200,000,000 shares to 300,000,000 shares.

          4. To transact any other business that may properly come before the special meeting or any adjournment.

RECORD DATE AND OUTSTANDING SHARES


     The stockholders of record of Symantec common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on November 3, 2000, there were approximately 61,139,891 shares of Symantec common stock outstanding and entitled to vote, held of record by approximately 680 stockholders, although Symantec has been informed that there are in excess of 54,000 beneficial owners.


     As described in that certain Joint Management Information Circular and Proxy Statement distributed to the holders of exchangeable shares and the holders of Symantec's common stock on October 17, 1995, the holders of exchangeable shares of Delrina Corporation, a wholly owned subsidiary of Symantec, are entitled to vote at the special meeting. Holders of exchangeable shares are entitled to the same rights, benefits and privileges, including voting rights, as the holders of Symantec's common stock, and are therefore urged to exercise their votes at the special meeting.


     On the record date, directors and executive officers of Symantec and their affiliates beneficially owned, and were entitled to vote, approximately 147,596 shares of Symantec common stock, or approximately 0.24% of the shares outstanding as of the record date.


VOTE REQUIRED

     Holders of Symantec's common stock and the holders of exchangeable shares of Delrina Corporation are entitled to one vote for each share held as of the record date.

     Issuance of shares in the merger

     Approval of the issuance of shares in the merger with AXENT requires the affirmative vote of a majority of the shares of Symantec common stock (including Delrina exchangeable shares) present and entitled to vote at the special meeting.

     Approval of amendment to certificate of incorporation

     Approval of the amendment to Symantec's certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Symantec common stock (including Delrina exchangeable shares) as of the record date.

     Other proposals

     Approval of each of the other proposals requires the affirmative vote of a majority of the shares of Symantec common stock (including Delrina exchangeable shares) represented in person or by proxy at the special meeting and entitled to vote on the proposal.

QUORUM REQUIREMENTS

     A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the issued and outstanding shares of Symantec common stock (including Delrina exchangeable shares) entitled to vote as of the record date is a quorum. Abstentions and broker non-votes count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Symantec board of directors for use at the meeting. You may vote in person at the Symantec meeting or by proxy. Symantec recommends that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

     If a stockholder's shares are held of record in "street name" by a broker, bank or other nominee and the stockholder intends to vote the shares in person at the Symantec meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares to be voted.

HOW TO VOTE BY PROXY

     Voting instructions are included on the proxy accompanying this joint proxy statement/prospectus. If you properly give your proxy and submit it to Symantec in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. Please complete, sign, date and return the accompanying proxy in the enclosed envelope. If you submit your proxy but do not make specific choices, your proxy will follow the board recommendations and vote your shares FOR the proposals.

REVOKING YOUR PROXY

     You may revoke your proxy before it is voted by:

     - notifying Symantec's Secretary in writing before the meeting that you have revoked your proxy;

     - submitting a new proxy with a later date; or

     - voting in person at the meeting.

VOTING IN PERSON

     If you plan to attend the meeting and wish to vote in person, Symantec will give you a ballot at the meeting. You should realize that attendance at a stockholders meeting, however, will not in and of itself constitute a revocation of a proxy.

EFFECT OF ABSTAINING

     You may abstain from voting on any of the proposals. Abstentions will be included in determining the number of shares present and voting at the special meeting. Since the required vote of holders of common stock to approve proposal no. 3 is based on the total number of shares outstanding, if you mark your proxy "ABSTAIN" with respect to the proposal no. 3, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this will also have the effect of a vote against proposal no. 3.

BROKER NON-VOTE

     If you are a Symantec stockholder and your broker holds shares in its name, the broker cannot vote your shares on proposal no. 3 without your instructions. This is a "broker non-vote." A "broker non-vote" with respect to proposal no. 3 will have the effect of a vote against the proposal. Broker non-votes will have no effect on any of the other proposals.

PROXY SOLICITATION


     Symantec will pay its own costs of soliciting proxies. Symantec has retained Innisfree M&A, Inc., "Innisfree", to aid in the solicitation of proxies and to verify records relating to the solicitations. Innisfree will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. Symantec also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. For a more complete description of how to send your proxy, see the section titled "-- How to vote by proxy" on page 24.


OTHER BUSINESS; ADJOURNMENTS

     Symantec is not currently aware of any business other than the named proposals to be acted upon at the Symantec special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including any proposal to adjourn the meeting (provided, however, that a proxy voted against adoption of the merger agreement will not be voted in favor of adjournment of the meeting).

     Adjournments may be made for the purpose of, among other things soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement at the meeting. Symantec does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

NO APPRAISAL RIGHTS

     Holders of Symantec common stock are not entitled to dissenters' rights or appraisal rights with respect to the matters to be considered at the Symantec special meeting.

                           THE AXENT SPECIAL MEETING

DATE, TIME, AND PLACE AND PURPOSE OF THE AXENT SPECIAL MEETING


     The special meeting of stockholders of AXENT will be held at 9:00 a.m., Eastern time, on Friday, December 15, 2000 at AXENT Technologies, Inc., 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850. At the special meeting, stockholders at the close of business on November 3, 2000 will be asked:


          1. To adopt the Agreement and Plan of Merger pursuant to which AXENT will become a wholly owned subsidiary of Symantec. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus. In the merger, Symantec will issue 0.50 of a share of common stock for each outstanding share of AXENT common stock.

          2. To transact any other business that may properly come before the special meeting or any adjournment.

RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of AXENT common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on November 3, there were approximately 29,165,936 shares of AXENT common stock outstanding and entitled to vote.


VOTE REQUIRED

     Holders of AXENT's common stock are entitled to one vote for each share held as of the record date.

     Adoption of the merger agreement requires the affirmative vote of a majority of the total outstanding shares of AXENT common stock on the record date.

QUORUM REQUIREMENTS

     A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the issued and outstanding shares of AXENT common stock entitled to vote as of the record date is a quorum. Abstentions and broker non-votes count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

SHARES BENEFICIALLY OWNED BY AXENT DIRECTORS AND EXECUTIVE OFFICERS AS OF THE RECORD DATE


     On the record date, directors and executive officers of AXENT and their affiliates beneficially owned, and were entitled to vote, 749,420 shares of AXENT common stock, or approximately 2.5% of the shares outstanding as of the record date.


VOTE NECESSARY TO APPROVE THE MERGER

     The affirmative vote by holders of a majority of the outstanding shares of AXENT common stock on the record date is necessary to adopt the merger agreement. Broker non-votes and abstentions have the same effect as a vote against adoption of the merger agreement.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the AXENT board of directors for use at the meeting. You may vote in person at the AXENT meeting or by proxy. AXENT recommends that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

     If a stockholder's shares are held of record in "street name" by a broker, bank or other nominee and the stockholder intends to vote the shares in person at the AXENT meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares to be voted.

HOW TO VOTE BY PROXY

     Voting instructions are included on the proxy accompanying this joint proxy statement/prospectus. If you properly give your proxy and submit it to AXENT in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal to adopt the merger agreement or abstain from voting. Please complete, sign, date and return the accompanying proxy in the enclosed envelope. If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendations and vote your shares FOR the proposal to adopt the merger agreement.

REVOKING YOUR PROXY

     You may revoke your proxy before it is voted by:

     - notifying AXENT's Secretary in writing before the meeting that you have revoked your proxy;

     - submitting a new proxy with a later date; or

     - voting in person at the meeting.

VOTING IN PERSON

     If you plan to attend the meeting and wish to vote in person, AXENT will give you a ballot at the meeting. You should realize that attendance at a stockholders meeting will not in and of itself constitute a revocation of a proxy.

EFFECT OF ABSTAINING

     You may abstain from voting on the proposal to adopt the merger agreement. If you mark your proxy "ABSTAIN" with respect to the proposal, you will in effect be voting against that proposal. In addition, if you fail to send in your proxy, this, too, will have the effect of a vote against the proposal.

BROKER NON-VOTE

     If you are an AXENT stockholder and your broker holds shares in its name, the broker cannot vote your shares on the proposal to adopt the merger agreement without your instructions. This is a "broker non-vote." A "broker non-vote" with respect to the proposal will have the effect of a vote against the proposal.

PROXY SOLICITATION

     AXENT will pay its own costs of soliciting proxies. AXENT has retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitations. Georgeson will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. AXENT also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for AXENT common shares to former AXENT stockholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     AXENT is not currently aware of any business other than the proposal to adopt the merger agreement to be acted upon at the AXENT special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including any proposal to adjourn the meeting (provided, however, that a proxy voted against adoption of the merger agreement will not be voted in favor of adjournment of the meeting).

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement at the meeting. AXENT does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

NO APPRAISAL RIGHTS

     Holders of AXENT common stock are not entitled to dissenters' rights or appraisal rights with respect to the matters to be considered at the AXENT special meeting.

                                   THE MERGER

     This section describes the proposed merger and the merger agreement. While Symantec and AXENT believe that the description covers the material terms of the proposed merger, this summary may not contain all of the information that is important to you. Stockholders should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus, such as the merger agreement, for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     AXENT has been advised by Updata Capital, Inc. since 1998 on a variety of financial and strategic transactions. As part of this ongoing relationship, Updata Capital acted as a financial advisor to AXENT in this merger transaction.

     On June 5, 2000, Updata Capital contacted John Becker, AXENT's chairman and chief executive officer, to inform him that John Thompson, Symantec's president and chief executive officer, wanted to discuss a possible business combination between Symantec and AXENT.

     On June 13, 2000, Mr. Thompson met with Mr. Becker. Messrs. Thompson and Becker discussed their respective business strategies and plans for the respective companies' futures. Mr. Thompson expressed Symantec's interest in acquiring AXENT, for a price to be determined following due diligence and further internal discussions at Symantec.

     On June 19, 2000, Symantec and AXENT entered into a confidentiality agreement to facilitate the companies' review of each others' proprietary information in connection with a possible merger transaction.

     On June 29, 2000, Symantec engaged Donaldson, Lufkin & Jenrette Securities Corporation to assist Symantec in evaluating a possible transaction with AXENT.

     On June 29, 2000, Mr. Becker and Greg Cottichia, AXENT's vice president of marketing, visited Symantec's corporate headquarters. Messrs. Becker and Cottichia met with Mr. Thompson and other senior executives of Symantec.

     From July 5 to July 7, 2000, Symantec carried out an extensive due diligence investigation of AXENT. During this period, members of Symantec's senior management held meetings with members of AXENT's senior management regarding operational and integration issues, and Symantec's in-house and outside legal counsel and DLJ reviewed the due diligence materials provided by AXENT.

     On July 11, 2000, Updata gathered information about the business and prospects of Symantec, as well as information regarding a business combination and synergies between the two companies, and sent the information it had compiled to AXENT's board of directors.

     On July 20, 2000, Symantec's board of directors held a meeting during which it considered the acquisition of AXENT. After receiving presentations from Mr. Thompson, Gail Hamilton, Symantec's Enterprise Solutions Division senior vice president and DLJ, the board unanimously concluded that it was willing to authorize Symantec's senior management to continue negotiations with AXENT regarding an acquisition. The board authorized a subcommittee consisting of Mr. Thompson, Charles Boesenberg, Robert Dykes and certain senior staff members of Symantec to conduct negotiations with AXENT. Also on July 20, Symantec's board of directors authorized DLJ to forward to AXENT's outside legal counsel and investment bankers a draft merger agreement which had been prepared in advance of the board meeting.

     On July 21, 2000, Mr. Thompson met with Mr. Becker. General financial terms of a possible acquisition of AXENT by Symantec were discussed.

     Throughout the day on July 22, 2000, Messrs. Thompson and Becker held negotiations regarding the consideration AXENT stockholders would receive in the transaction and the structure of the transaction. Late on the evening of July 22, Mr. Thompson sent an offer letter to Mr. Becker outlining the terms upon which Symantec would be willing to proceed with negotiations over definitive documentation relating to the proposed merger.


     From July 22 to July 23, 2000, Updata contacted Chase H&Q on behalf of AXENT in order to engage it as a second financial advisor for AXENT in connection with the potential acquisition by Symantec.


     On July 23, 2000, AXENT's board met. At the meeting, Mr. Becker reviewed the status of discussions with Symantec and the terms of the offer letter presented to him on the evening of July 22. AXENT's board authorized Mr. Becker to pursue further discussions with Symantec.

     On July 23, 2000, Messrs. Thompson and Becker held additional discussions and agreed that their respective companies were prepared to move forward with a proposal in which Symantec would acquire AXENT in a tax-free reorganization, subject to completion of AXENT's due diligence review of Symantec, Symantec's due diligence review of AXENT, mutual agreement on definitive agreements and board approval by each company. Messrs. Thompson and Becker further agreed to finalize the definitive agreement providing for the merger as soon as possible. Messrs. Thompson, Boesenberg and Dykes held a meeting in which Mr. Thompson updated Messrs. Boesenberg and Dykes on the status of the negotiations with AXENT, including a proposed exchange ratio.

     From July 24 to July 26, 2000, Symantec completed its due diligence on AXENT, AXENT completed its due diligence on Symantec, and intensive negotiations continued between the two companies and their respective financial and legal advisors regarding the definitive agreement.

     On July 24 and 25, 2000, Messrs. Becker and Cottichia, along with Brett Jackson, AXENT's president and chief operating officer, and Phil Salopek, AXENT's vice president of finance, accompanied by representatives from Updata and Shaw Pittman, AXENT's outside legal counsel, conducted due diligence investigations of Symantec. In addition, AXENT's senior management met with Symantec's senior management to discuss possible terms of the transaction.

     On July 25, 2000, Symantec's board of directors received detailed presentations from Mr. Thompson, Ms. Hamilton and DLJ regarding the status of the proposed transaction and the results of Symantec's due diligence investigation of AXENT. After discussing the matter, Symantec's board of directors unanimously directed Mr. Thompson, with the assistance of Symantec's financial and legal advisors, to finalize the definitive agreement.

     At a special meeting held on the afternoon of July 26, 2000, Symantec's board of directors received further updates from Mr. Thompson, DLJ and Symantec's chief financial officer regarding the outcome of the negotiations that had taken place since the previous day's meeting. This included finalization of the accounting treatment for the transaction and final determination of the exchange ratio. Symantec's board of directors also received DLJ's oral opinion, later confirmed in writing, that, as of that date, based on and subject to the assumptions set forth in the opinion, the consideration to be paid by Symantec in the merger was fair to Symantec from a financial point of view (see "-- Opinion of Symantec's financial advisor"). After discussion, Symantec's board of directors unanimously approved the merger agreement and the issuance of Symantec common stock in the merger.


     On the morning of July 26, 2000, AXENT's board of directors met with senior management, representatives of Chase H&Q and Updata and representatives of Shaw Pittman and Richards, Layton & Finger, AXENT's outside Delaware counsel. During the meeting, the board heard presentations from Chase H&Q and Updata on the status of negotiations, results of the financial analysis of Symantec and the proposed merger and outstanding issues to be resolved. Shaw Pittman explained the fiduciary duties and obligations of the directors relating to the potential merger, explained the terms and conditions contained in the merger agreement and discussed open issues. The board discussed acceptable exchange ratios and potential accounting treatment for the proposed transaction. The directors voted to adjourn the meeting and reconvene later in the day to continue deliberations regarding the transaction.

     In the evening of July 26, 2000, AXENT's board reconvened. Representatives of Chase H&Q, Updata, Shaw Pittman and Richards, Layton & Finger were also present. Mr. Becker reported that agreement had been reached on a final exchange ratio and the accounting treatment for the transaction. Richards Layton & Finger explained the fiduciary duties and obligations of the directors regarding their approval of the merger agreement and Shaw Pittman discussed the changes that had been made to the merger agreement since the morning meeting of the board. Chase H&Q rendered an oral opinion that, as of the date of the merger agreement and subject to certain matters, the consideration to be received by the stockholders of AXENT in the merger was fair to such stockholders from a financial point of view. After further discussion and for the reasons contained in the section titled "-- AXENT's reasons for the merger," the AXENT board members voting upon the merger proposal voted unanimously to approve the merger agreement in substantially the form presented to it at the meeting and to recommend its approval to AXENT's stockholders.


     After the close of trading on July 26, 2000, the merger agreement was executed and was publicly announced in a joint press release on July 27, 2000, prior to the commencement of trading.

SYMANTEC'S REASONS FOR THE MERGER

     At meetings held on July 25 and July 26, 2000, the board of directors of Symantec concluded that the merger was in the best interests of Symantec and its stockholders and determined to recommend that its stockholders approve the issuance of shares to AXENT's stockholders in the merger.

     The decision of the board of directors of Symantec was reached after considering the opinion of Donaldson, Lufkin & Jenrette, Symantec's financial advisor, and was based upon several potential benefits of the merger, including the following:

     - the opportunity for Symantec to focus on the enterprise market by utilizing AXENT's enterprise network expertise;

     - the opportunity to expand Symantec's Internet security strategy;

     - the potential enhancement of revenue growth associated with combining complementary product lines and sales channels;

     - the potential acceleration of new product development created by uniting the technical resources and security expertise of Symantec and AXENT;

     - the opportunity to integrate the technical support resources and talent to respond to customer service needs; and

     - the opportunity to leverage the global capabilities of Symantec and AXENT.

     The foregoing discussion of the information and factors considered by the board of directors of Symantec is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the board of directors of Symantec did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of Symantec did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of Symantec, but rather the board of directors of Symantec conducted an overall analysis of the factors described above, including discussions with and questioning of Symantec's senior management, and legal and financial advisors.

     There can be no assurance that the potential savings, synergies or opportunities considered by the board of directors of Symantec will be achieved though consummation of the merger. See "Risk Factors" beginning on page 13.

OPINION OF FINANCIAL ADVISOR TO SYMANTEC

     Symantec asked DLJ, in its role as financial advisor to Symantec, to render an opinion to the Symantec board as to the fairness, from a financial point of view, to Symantec of the consideration to be paid by Symantec in the merger. On July 26, 2000, DLJ delivered to the Symantec board its written opinion, dated July 26, 2000, which stated that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be paid by Symantec in the merger was fair to Symantec from a financial point of view. The full text of DLJ's opinion is attached as Annex B to this joint proxy statement/prospectus.

     DLJ expressed no opinion as to the price at which Symantec common stock would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and the other business strategies considered by the Symantec board nor did it address the Symantec board's decision to proceed with the merger. DLJ's opinion did not constitute a recommendation to any Symantec stockholder as to how such stockholder should vote on the proposed transaction.

     Symantec and AXENT determined the consideration to be paid by Symantec in arm's length negotiations, in which DLJ advised Symantec.

     Symantec selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In arriving at its opinion, DLJ:

     - reviewed the draft dated July 25, 2000 of the merger agreement and assumed the final form of the merger agreement would not vary in any material respect from the draft DLJ reviewed;

     - reviewed financial and other information that was publicly available or that Symantec and AXENT furnished, including information provided during discussions with their respective managements. Included in the information provided during discussions with AXENT's management were certain financial projections of AXENT for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of AXENT. Included in the information provided during discussions with Symantec's management were certain financial projections of Symantec for the period beginning July 1, 2000 and ending March 31, 2003 prepared by the management of Symantec, as well as certain financial projections of AXENT for the period beginning January 1, 2000 and ending March 31, 2003 prepared by the management of Symantec;

     - compared certain financial and securities data of AXENT with various other companies whose securities are traded in public markets;

     - reviewed the historical stock prices and trading volumes of AXENT common stock;

     - reviewed prices and premiums paid in certain other business combinations; and

     - conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Symantec, AXENT, or their respective representatives, or that was otherwise reviewed by it. DLJ has also assumed that Symantec is not aware of any information prepared by it or its other advisors that might be material to DLJ's opinion that has not been made available to DLJ. In particular, DLJ relied upon the estimates of the management of Symantec of the operating synergies achievable as a result of the merger and upon its discussion of such synergies with the management of Symantec and AXENT. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Symantec and AXENT as to the future operating and financial performance of Symantec and AXENT. DLJ expressed no opinion with respect to these projections or the assumptions upon which they were based. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information DLJ reviewed. DLJ relied as to certain legal matters on advice of counsel to Symantec.

     DLJ necessarily based its opinion on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     Summary of Financial Analyses Performed by DLJ

     The following is a summary of the financial analyses DLJ presented to the Symantec board of directors on July 26, 2000 in connection with the preparation of DLJ's opinion. No company or transaction DLJ used in the analyses described below is directly comparable to AXENT, Symantec or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

     Common Stock Trading History. DLJ examined the historical closing prices of AXENT common stock from July 1, 1998 to July 25, 2000. During this time period, AXENT common stock reached a high of $38.13 per share and a low of $8.06 per share. DLJ also examined the historical closing prices of Symantec common stock from July 24, 1998 to July 25, 2000. During this time period, Symantec common stock reached a high of $80.81 per share and a low of $8.69 per share.

     Historical Exchange Ratio Analysis. DLJ reviewed the historical exchange ratios implied by the daily closing prices per share of Symantec common stock to those of AXENT common stock for the period beginning on July 26, 1999 and ending on July 25, 2000. This analysis showed that the average historical exchange ratios on the date for the period indicated below prior to July 25, 2000 were as follows:

                                                     HISTORICAL
                                                      EXCHANGE
                                                       RATIO
                                                     ----------
1 year.............................................    0.378x
180 calendar days..................................    0.353x
120 calendar days..................................    0.340x
90 calendar days...................................    0.356x
60 calendar days...................................    0.379x
30 calendar days...................................    0.439x
July 25, 2000......................................    0.331x
Proposed Exchange Ratio............................    0.500x

                               ANALYSIS OF AXENT

     Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded software companies that DLJ believed were reasonably comparable to AXENT. These comparable companies consisted of:

     - Baltimore Technologies

     - Bindview Development

     - Computer Associates

     - Check Point Software

     - Entrust Technologies

     - ISS Group

     - Network Associates

     - Netegrity

     - VeriSign

     - Watchguard Technologies

     In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective LTM revenue and projected calendar year 2000 and 2001 revenue. The enterprise value of a company is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. DLJ also calculated the equity value of each company as a multiple of its respective LTM net income and projected calendar year 2000 and 2001 net income. All historical data were derived from publicly available sources and all projected data were obtained from Wall Street research reports from which DLJ excluded non-recurring and non-cash charges. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                                             LTM       2000       2001
                                                           REVENUE    REVENUE    REVENUE
                                                           -------    -------    -------
High.....................................................  126.6x      72.4x      47.5x
Low......................................................    2.5x       1.8x       1.5x
Average (excluding high and low values)..................   44.6x      28.7x      17.1x
Median...................................................   40.5x      23.3x      13.6x

                                                       LTM           2000          2001
                                                    NET INCOME    NET INCOME    NET INCOME
                                                    ----------    ----------    ----------
High..............................................   1,324.4x       661.8x        319.4x
Low...............................................      11.1x         7.2x          6.2x
Average (excluding high and low values)...........     228.4x       153.4x         86.0x
Median............................................     181.4x       193.8x         81.6x

     Based on an analysis of this data, an assessment of the comparability of these comparable companies, its understanding that AXENT and these comparable companies publicly trade based on multiples of their 2000 and 2001 revenues and its judgment of the relevant multiple range, DLJ derived a selected range of 2000 revenues multiples of 7.0x to 9.0x and a selected range of 2001 revenue multiples of 5.0x to 6.0x. Using AXENT's projected results for comparable periods, DLJ estimated a value per share of AXENT common stock ranging from $28.00 to $33.00, compared to the proposed price of $30.00 per share of AXENT common stock to be paid in the merger. For purposes of DLJ's valuation analysis, DLJ implied a purchase price per share of $30.00 based on the closing prices of Symantec common stock and AXENT common stock as of July 25, 2000. The actual price (based on the July 26, 2000 closing price) was $31.84.

     Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected mergers and acquisitions involving companies in the software industry that DLJ believed are reasonably comparable to the merger. These transactions consisted of:

     - Harbinger Corp./Peregrine Systems

     - Network Solutions/VeriSign

     - Sterling Software/Computer Associates

     - Platinum Technology/Computer Associates

     - New Dimension Software Unlimited/BMC Software

     - Boole & Babbage, Inc./BMC Software

     - MEMCO Software, Ltd./Platinum Technology, Inc.

     - Dr Solomon's Group PLC/Network Associates, Inc.

     - Trusted Information Systems, Inc./Network Associates, Inc.

     - BGS Systems/BMC Software

     - Raptor Systems, Inc./AXENT Technologies, Inc.

     - OpenVision/Veritas

     In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue and projected revenue for the next two calendar years. DLJ also calculated the market value of the acquired company implied by each of these transactions as a multiple of LTM net income and projected net income for the next two calendar years. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

                                                             LTM       CY+1       CY+2
                                                           REVENUE    REVENUE    REVENUE
                                                           -------    -------    -------
High.....................................................   72.0x      57.7x      35.6x
Low......................................................    3.8x       3.0x       4.3x
Average (excluding high and low values)..................    7.6x       5.8x       4.8x
Median...................................................    7.5x       5.5x       4.8x

                                                      LTM           CY+1           CY+2
                                                  NET INCOME     NET INCOME     NET INCOME
                                                  -----------    -----------    -----------
High............................................    574.0x         398.1x         232.4x
Low.............................................     28.4x          19.0x          17.7x
Average (excluding high and low values).........     79.0x          81.7x          21.4x
Median..........................................     62.1x          46.4x          21.4x

     Based on an analysis of this data, an assessment of the comparability of these comparable acquisitions, its understanding that the merger and these comparable transactions are analyzed based on multiples of 2000 and 2001 revenues and its judgment of the relevant multiple range, DLJ derived a selected range of 2000 revenue multiples of 7.0x to 8.0x and a selected range of 2001 revenue multiples of 5.0x to 6.5x. Using AXENT's historical and projected operating results, DLJ estimated a value per share of AXENT common stock ranging from $27.00 to $32.00.

     Premiums Paid Analysis. DLJ determined the premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date in software transactions ranging from $500 million to $4 billion in size announced and completed between January 1, 1998 and July 24, 2000, in which the target was a public company in the software business and in which at least 75% of the target was acquired. DLJ obtained the premiums for these transactions from Securities Data Company. The median premiums for the selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date were 36.7%, 38.0% and 52.1%, respectively. Applying the above premiums to the closing price of AXENT common stock on comparable days, DLJ estimated a value per share of AXENT common stock ranging from $27.00 to $34.00.

     Discounted Cash Flow Analysis. DLJ performed a DCF analysis of the projected cash flows of AXENT for the fiscal years ending December 31, 2000 (from June 30, 2000 to December 31, 2000) through December 31, 2002, using projections and assumptions provided by the management of AXENT and assuming no synergies from the merger. DCF means discounted cash flow. The DCFs for AXENT were estimated using discount rates ranging from 17.5% to 19.5%, based on estimates related to the weighted average costs of capital of AXENT, and terminal multiples of estimated revenue for AXENT's fiscal year ending December 31, 2002 ranging from 3.5x to 5.5x. Based on this analysis, DLJ estimated a value per share of AXENT common stock ranging from $26.50 to $32.00.

     In addition, DLJ performed a DCF analysis of the projected cash flows of AXENT for the fiscal years ending December 31, 2000 (from June 30, 2000 to December 31, 2000) through December 31, 2002, using projections and assumptions provided by the management of AXENT and assuming synergies from the merger provided by the management of Symantec for the fiscal years ending December 31, 2000 (from June 30, 2000 to December 31, 2000), December 31, 2001 and December 31, 2002 in the amount of $0.8 million, $25.5 million and $44.9 million, respectively. The DCFs for AXENT were estimated using discount rates ranging from 17.5% to 19.5%, based on estimates related to the weighted average costs of capital of AXENT, and terminal multiples of estimated revenue for AXENT's fiscal year ending December 31, 2002 ranging from 3.5x to 5.5x. Based on this analysis, DLJ estimated a value per share of AXENT common stock ranging from $33.00 to $40.00.

     Contribution Analysis. DLJ analyzed the relative contributions of Symantec and AXENT to the pro forma combined company for the years 2000 and 2001 based on selected financial data, assuming no anticipated cost savings or related expenses. DLJ analyzed the respective contributions of each company's projected revenues, gross profit and operating profit (excluding goodwill), for each of 2000 and 2001 based on estimates provided by the management of Symantec and AXENT. DLJ then compared such amounts to the enterprise value contributed by AXENT and Symantec, which is 18.7% and 81.3%, respectively. DLJ also analyzed the respective contributions of each company's projected cash earnings for each of 2000 and 2001 based on estimates provided by the management of Symantec and AXENT. DLJ then compared such amounts to the equity value contributed by AXENT and Symantec, which is 18.7% and 81.3%, respectively.

                                                                 AXENT          SYMANTEC
                                                              CONTRIBUTION    CONTRIBUTION
                                                              ------------    ------------
Revenues
  2000......................................................      15.7%           84.3%
  2001......................................................      16.5%           83.5%
Gross Profit
  2000......................................................      15.9%           84.1%
  2001......................................................      16.6%           83.4%
Operating Profit (excluding goodwill)
  2000......................................................       6.3%           93.7%
  2001......................................................       7.5%           92.5%
Cash Earnings
  2000......................................................       8.6%           91.4%
  2001......................................................       8.2%           91.8%

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes the material elements of the presentation that DLJ made to the Symantec board on July 26, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Symantec that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     Engagement Letter

     Pursuant to the terms of an engagement agreement dated June 15, 2000, Symantec has agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the merger. In addition, Symantec agreed to reimburse DLJ, upon DLJ's request from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) DLJ incurred in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Symantec negotiated the terms of the fee arrangement.

     Other Relationships

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Symantec and AXENT for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Symantec or AXENT securities. DLJ has performed investment banking and other services for Symantec in the past, including acting as financial advisor to Symantec in connection with the disposition of Symantec's ACT! product line, and received usual and customary compensation for such services.

RECOMMENDATION OF SYMANTEC'S BOARD OF DIRECTORS

     Symantec's board of directors has determined the merger agreement and the merger to be fair to and in the best interests of Symantec. In connection with the merger, Symantec's board of directors recommends that stockholders vote "FOR" approval of the issuance of shares of Symantec common stock in the merger as described in this joint proxy statement/prospectus.

AXENT'S REASONS FOR THE MERGER

     At the meeting of the board of directors of AXENT on July 26, 2000, the directors voting on the transaction voted unanimously to enter into the merger agreement and to recommend that AXENT stockholders vote to adopt the merger agreement. Because of Updata's role as financial advisor to AXENT in connection with the transaction and because of his position as a managing director for Updata, Mr. Burton abstained from voting on the transaction to avoid the appearance of a conflict of interest.

     In the course of reaching its decision to enter into the merger agreement, the board of directors of AXENT consulted with AXENT's senior management, outside legal counsel and financial advisors, reviewed a significant amount of information and considered a number of factors:

     - Management's view that by combining complementary operations, the combined company would have better opportunities for future growth;

     - The strategic fit between Symantec and AXENT, and the belief that the combined company has the potential to enhance stockholder value through additional opportunities and operating efficiencies;

     - The opportunity for AXENT's stockholders to participate in a larger, more competitive company;

     - Information concerning the business, earning, operations, competitive position and prospects of AXENT and Symantec both individually and on a combined basis including, but not limited to, the compatibility of the two companies' operations as a result of the consolidation of AXENT's and Symantec's operations;

     - The opinion of AXENT's financial advisor that, as of July 26, 2000, and subject to the assumptions and limitations set forth in the opinions, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding shares of AXENT common stock, and the financial presentations made by AXENT's financial advisors to the board of directors of AXENT in connection with the delivery of their opinions;

     - The amount and form of consideration to be received by AXENT's stockholders in the merger and information on the historical trading ranges of AXENT common stock and Symantec common stock;

     - The opportunity provided by the merger to AXENT's stockholders to receive a premium over the market price for their AXENT common stock immediately prior to the announcement of the merger. On July 26, 2000, the last trading day prior to the announcement of the merger, the exchange ratio for the merger represented a premium of approximately 60% over the closing sales price of $19.06 per share of AXENT common stock on July 26, 2000;

     - The likely impact of the merger on AXENT's employees and customers;

     - The expected effect of the merger on AXENT's existing relationships with third parties;

     - The interests that certain executive officers and directors of AXENT may have with respect to the merger in addition to their interests as stockholders of AXENT generally as described in "The merger -- Interests of certain persons in the merger;" and

     - The qualification of the merger as a tax-free transaction for U.S. Federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of AXENT common stock).

     The foregoing discussion of the information and factors considered by the board of directors of AXENT is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the board of directors of AXENT did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of AXENT did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of AXENT, but rather the board of directors of AXENT conducted an overall analysis of the factors described above, including discussions with and questioning of AXENT's senior management, and legal and financial advisors. In considering the factors described above, individual members of the board of directors of AXENT may have given different weight to different factors.

     There can be no assurance that the potential savings, synergies or opportunities considered by the board of directors of AXENT will be achieved though consummation of the merger. See "Risk Factors" beginning on page 13.

OPINION OF FINANCIAL ADVISOR TO AXENT

     AXENT engaged Chase H&Q to act as one of its financial advisors in connection with the proposed merger. The AXENT board of directors selected Chase H&Q to act as a financial advisor based on Chase H&Q's qualifications, expertise and reputation, as well as Chase H&Q's historic investment banking relationship and familiarity with AXENT. Chase H&Q delivered its oral opinion, subsequently confirmed in writing, on July 26, 2000 to the AXENT board of directors that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Chase H&Q, the consideration to be received by the holders of AXENT common stock was fair from a financial point of view.

     THE FULL TEXT OF THE OPINION DELIVERED BY CHASE H&Q TO THE AXENT BOARD OF DIRECTORS, DATED JULY 26, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CHASE H&Q IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE CHASE H&Q OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AXENT STOCKHOLDER AS TO HOW SUCH

STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF THE CHASE H&Q OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS ANNEX C. AXENT STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In reviewing the proposed transactions, and in arriving at its opinion, Chase H&Q, among other things:

     - reviewed the publicly available financial statements of Symantec for recent years and interim periods to date and certain other relevant financial and operating data of Symantec (including its capital structure) made available to Chase H&Q from published sources;

     - discussed the business, financial condition and prospects of Symantec with certain members of Symantec's senior management;

     - reviewed the publicly available financial statements of AXENT for recent years and interim periods to date and certain other relevant financial and operating data of AXENT made available to Chase H&Q from published sources and from the internal records of AXENT;

     - reviewed certain internal financial and operating information, including certain projections, relating to AXENT prepared by senior management of AXENT;

     - discussed the business, financial condition and prospects of AXENT with certain members of AXENT's senior management;

     - reviewed the recent reported prices and trading activity for the common stocks of Symantec and AXENT and compared such information and certain financial information for Symantec and AXENT with similar information for certain other companies engaged in businesses Chase H&Q considered comparable;

     - reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     - reviewed a draft of the merger agreement dated July 26, 2000;

     - discussed the tax and accounting treatment of the Proposed Transaction with AXENT and AXENT's lawyers and accountants; and

     - performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Chase H&Q deemed relevant.

     Chase H&Q did not assume responsibility for independent verification of, and did not independently verify, any of the information concerning AXENT or Symantec considered in connection with its review of the proposed transactions, including without limitation any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Chase H&Q assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Chase H&Q did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of AXENT or Symantec, and it did not conduct a physical inspection of the properties and facilities of AXENT or Symantec. With respect to the financial forecasts and projections used in its analysis, Chase H&Q assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of AXENT and Symantec, and Chase H&Q expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which such forecasts or projections were based. For the purposes of its opinion, Chase H&Q also assumed that neither AXENT nor Symantec was a party to any pending transactions, including without limitation external recapitalizations or material merger or acquisition discussions, other than the proposed merger and transactions in the ordinary course of conducting their respective businesses. AXENT advised Chase H&Q, and for purposes of its opinion Chase H&Q assumed, that the proposed merger would qualify as a tax-free reorganization under the U.S. Internal Revenue Code and would be treated as a purchase for financial accounting purposes.

     In performing its analyses, Chase H&Q used published Wall Street estimates of fiscal year 2001 and 2002 financial performance of AXENT and Symantec and made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of AXENT, Symantec or Chase H&Q. The analyses performed by Chase H&Q and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of AXENT, Symantec or their respective advisors, neither AXENT, Chase H&Q nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or bought or sold.

     Chase H&Q's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Although subsequent developments may affect its opinion, Chase H&Q has assumed no obligation to update, revise or reaffirm it. Chase H&Q assumed for purposes of its analysis that the value of the Symantec common stock to be received by stockholders of AXENT in the proposed merger is equal to the closing trading price of Symantec common stock as of July 26, 2000, and Chase H&Q expresses no opinion or view on the price or value of Symantec common stock.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of Chase H&Q's analyses set forth below summarizes the material analyses presented to the AXENT board of directors but is not a complete description of the presentation by Chase H&Q to the AXENT board of directors or the analysis performed by Chase H&Q in connection with preparing its opinion. In arriving at its opinion, Chase H&Q did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chase H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Chase H&Q presentation to the AXENT board of directors and Chase H&Q's opinion.

     The terms of the proposed merger were determined through negotiations between AXENT and Symantec and were approved by the AXENT board of directors. Although Chase H&Q provided advice to AXENT during the course of these negotiations, the decision to enter into the merger was solely that of the AXENT board of directors. As described above, the opinion of Chase H&Q and its presentation to the AXENT board of directors were only one of a number of factors taken into consideration by the AXENT board of directors in making its determination to approve the proposed merger.

     The following is a brief summary of the material financial analyses performed by Chase H&Q in connection with providing its opinion to the AXENT board of directors on July 26, 2000. The summary includes information presented in tabular format. You should read these tables together with the text of each summary, because the tables alone are not a complete description of the financial analysis.

     Valuation Analysis of AXENT

     Analysis of Publicly Traded Companies Considered Comparable to AXENT. This analysis reviews a business' operating performance and outlook relative to a group of peer companies to determine an implied value. Using published Wall Street estimates, Chase H&Q compared, among other things, the projected revenues, price-earnings multiple and price/earnings to growth multiple for AXENT for calendar year 2001 to corresponding measures for certain publicly traded software companies that Chase H&Q considered comparable to AXENT. Chase H&Q used revenues when making its comparisons, because valuations based on revenues are generally accepted in the analysis of technology companies which, in many cases, have not achieved profitability. The software companies that Chase H&Q considered comparable to AXENT were:

     - Baltimore Technologies

     - Certicom

     - Check Point Software

     - Cylink

     - Entrust

     - ISS Group

     - Intertrust Technologies

     - Network Associates

     - RSA Security

     - Rainbow Technologies

     - Secure Computing

     - VeriSign

     Chase H&Q determined mean revenue multiples, price/earning multiples and price/earnings to growth multiples for these companies. Applying such multiples for the comparable companies to projected calendar year 2001 results of operations of AXENT resulted in a range of implied value per share of AXENT of $19.06 to $51.79. Chase H&Q observed that the value per share of AXENT implied by the proposed merger of $31.85 per share was within the implied range.

     Analysis of Selected Transactions. This analysis provides a valuation range based on financial information of selected public companies which have been recently acquired and are in similar industries as the business being evaluated. Using published Wall Street estimates, Chase H&Q compared the proposed merger with eleven selected mergers and acquisitions transactions involving companies in the internet industry. The acquirors and targets in the transactions that Chase H&Q deemed comparable to the proposed merger were:

     - CheckFree/BlueGill Technologies

     - VeriSign/Signio

     - Security First Technologies/VerticalOne Corporation

     - Security First Technologies/FICS

     - Go2Net/Authorize.Net

     - Security First Technologies/Edify

     - Computer Associates/Platinum Technologies

     - BMC Software/New Dimension Software

     - Carreker-Antinori/Genisys Operation Inc.

     - PLATINUM Technology/MEMCO Software

     - Security Dynamics/Intrusion Detection

     - Network Associates/Trusted Information Systems

     - AXENT/Raptor Systems

     In examining these transactions, Chase H&Q analyzed, among other things, the multiples of offer prices to (1) revenues of the target for the last four fiscal quarters preceding the public announcement of the transaction, (2) EBITDA of the target for the last four fiscal quarters preceding the public announcement of the transaction and (3) projected net income of the target for the calendar year following the public announcement of the transaction. All multiples for the selected transactions were based on public information available at the time of public announcement, and Chase H&Q's analysis did not take into account different market and other conditions during the three-year period during which the selected transactions occurred. Applying the medians of the foregoing sets of multiples to AXENT revenues for the last four fiscal quarters and projected calendar year 2000 net income resulted in a range of implied per share value of AXENT of $14.55 to $32.34. Chase H&Q observed that the value per share of AXENT implied by the proposed merger of $31.85 per share was within the implied range.

     Chase H&Q also observed that no company or transaction used in the above analyses is identical to AXENT or the proposed merger, and the reasons for and circumstances surrounding each of the analyzed transactions are inherently different. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex, qualitative considerations and judgments, reflected in Chase H&Q's opinion, concerning differences in the financial and operating characteristics of the compared companies, the characteristics of the selected transactions and other factors that could affect the public trading values of the comparable companies, AXENT and Symantec.

     Premium Analysis. Chase H&Q calculated the implied premium over the closing price of AXENT common stock on July 26, 2000 and on the twentieth trading day prior to July 26, 2000 of the consideration to be paid in the proposed merger, assuming the value of Symantec common stock was its closing price on July 26, 2000 of $63.69.

DATE OF SALES PRICE COMPARISON                                IMPLIED PREMIUM PAID
------------------------------                                --------------------
July 26, 2000...............................................          67.1%
20 trading days prior.......................................          34.1%

     Pro Forma Contribution Analysis. Chase H&Q determined the implied pro forma ownership of the combined company, assuming an exchange ratio in the merger of
0.5 shares of Symantec common stock per share of AXENT common stock. Chase H&Q then computed the portion of the combined company's pro forma fiscal year 2001 and 2002 revenues, operating income and net income contributed by AHT, based on Wall Street estimates. Chase H&Q noted that stockholders of AXENT would own 19.1% of the outstanding common stock of the combined company on a pro forma basis, and that AXENT would account for 8.3% to 18.0% of the combined company's operations.

     The foregoing description of Chase H&Q's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex C to this joint proxy statement/prospectus.

     Chase H&Q, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Chase H&Q acts as a market maker and broker in the publicly traded securities of AXENT, receives customary compensation in connection therewith and provides research coverage for AXENT. In the ordinary course of business, Chase H&Q may actively trade in the equity and derivative securities of AXENT and Symantec for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Chase H&Q may in the future provide investment banking or other financial advisory services to AXENT or Symantec.

     Pursuant to an engagement letter with Chase H&Q, AXENT has agreed to pay Chase H&Q a customary fee in connection with the financial advisory services provided by Chase H&Q and the delivery of the fairness opinion. AXENT also agreed to reimburse Chase H&Q for its reasonable out-of-pocket expenses and to indemnify Chase H&Q against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Chase H&Q's engagement as financial advisor.

RECOMMENDATION OF AXENT'S BOARD OF DIRECTORS

     The board of directors of AXENT believes that the terms of the merger are fair to and in the best interests of AXENT and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to adopt the merger agreement.

     In considering the recommendation of the AXENT board of directors with respect to the merger, you should be aware that certain directors and officers of AXENT have certain interests in the merger that are different from, or are in addition to, the interests of AXENT's stockholders generally. Please see the section titled "The Merger -- Interests of certain persons in the merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the recommendations of AXENT's board of directors, the stockholders of AXENT should be aware that some of the directors and officers of AXENT have interests in the merger that are different from, or are in addition to, their interests. These interests include:

     - options to purchase shares of AXENT common stock, including those held by officers and directors of AXENT, will be assumed by Symantec and will become options to acquire Symantec common stock as adjusted for the exchange ratio of the merger, and the vesting of some of these options will be accelerated upon completion of the merger in accordance with the terms of such option agreements and the applicable option plan; and

     - some executive officers of AXENT will become executive officers or key employees of Symantec.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by a majority of the stockholders of AXENT and approval of the issuance of shares of Symantec common stock in the merger by a majority of the shares of Symantec common stock (including Delrina Corporation exchangeable shares) represented at the Symantec special meeting of Symantec. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

     Currently, both Symantec and AXENT anticipate that they will satisfy all conditions to the merger at or prior to consummation of the merger.

STRUCTURE OF THE MERGER AND CONVERSION OF AXENT COMMON STOCK

     Apache Acquisition Corp., a newly formed and wholly owned subsidiary of Symantec referred to herein as "Merger Sub," will be merged with and into AXENT. As a result of the merger, the separate corporate existence of Merger Sub will cease and AXENT will survive the merger as a wholly owned subsidiary of Symantec.

     Upon completion of the merger, each outstanding share of AXENT common stock, other than shares held by AXENT, Merger Sub, Symantec or any subsidiary of Symantec, will be converted into the right to receive 0.50 of a share of Symantec common stock. The number of shares of Symantec common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Symantec common stock or AXENT common stock effected between the date of the merger agreement and the completion of the merger.

     No fractional shares will be issued in connection with the merger. Instead of a fractional share of Symantec common stock, each AXENT stockholder will receive from Symantec an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of a share of Symantec common stock on the last trading day immediately preceding the effective time, as reported on the Nasdaq National Market.

EXCHANGE OF AXENT STOCK CERTIFICATES FOR SYMANTEC STOCK CERTIFICATES

     When the merger is completed, Symantec's exchange agent will mail to AXENT stockholders a letter of transmittal and instructions for use in surrendering AXENT stock certificates in exchange for Symantec stock certificates. When an AXENT stockholder delivers AXENT stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the AXENT stock certificates will be canceled and the AXENT stockholder will receive Symantec common stock certificates representing the number of full shares of Symantec common stock to which the stockholder is entitled under the merger agreements. AXENT stockholders will receive payment in cash in lieu of any fractional shares of Symantec common stock.

TREATMENT OF OPTIONS

     As of July 26, 2000, AXENT had outstanding options to purchase approximately 3.9 million shares of AXENT common stock under the AXENT stock option plans. Upon the merger, Symantec will assume all options to purchase AXENT common stock then outstanding under the AXENT stock option plans. Of the outstanding options to purchase AXENT common stock under the stock option plans, as of July 26, 2000 approximately 2.3 million shares will be immediately exercisable at the effective time of the merger.

     Upon the merger Symantec will also assume all outstanding purchase rights under AXENT's Employee Stock Purchase Plan.

     Each AXENT option that is outstanding and unexercised upon the merger will be converted into an option to purchase 0.50 Symantec common shares for each share of AXENT common stock covered by an option before the merger. The exercise price per Symantec common share subject to each option will equal its pre-conversion price per share of AXENT common stock subject to such option divided by 0.50.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material federal income tax considerations generally applicable to AXENT stockholders.

     The discussion below is based on current law. Changes in the law could affect the federal income tax consequences of the merger to AXENT stockholders. This discussion assumes that AXENT stockholders hold their AXENT common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). We have not sought and will not seek a ruling from the Internal Revenue Service ("IRS") in connection with the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to an AXENT stockholder in light of his or her particular circumstances or address tax issues that may be significant to AXENT stockholders subject to special rules, such as:

     - financial institutions;

     - insurance companies;

     - foreign individuals and entities;

     - tax-exempt entities;

     - dealers in securities;

     - persons who are subject to the alternative minimum tax provisions of the Code;

     - persons who acquired AXENT common stock pursuant to the exercise of an employee option (or otherwise as compensation); or

     - persons who hold AXENT common stock as part of an integrated investment (including a "straddle") composed of AXENT common stock and one or more other positions.

     Accordingly, AXENT stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

     Completion of the merger is conditioned upon (i) the delivery of an opinion to Symantec from Heller Ehrman White & McAuliffe LLP, its legal counsel, and
(ii) the delivery of an opinion to AXENT from Shaw Pittman, AXENT's legal counsel, in each case to the effect that: (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Symantec, Merger Sub and AXENT will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interests in Symantec common stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of AXENT as a result of the merger with respect to the shares of AXENT common stock converted into Symantec common stock.

     The opinions of counsel referred to above will (i) assume the absence of any changes in existing material facts, and (ii) rely on assumptions, representations and covenants including those contained in the merger agreement and certificates executed by officers of Symantec and AXENT.

     These opinions do not bind the IRS or the courts nor do they preclude the IRS or a court from adopting a contrary position. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the closing tax opinions or that a court will not sustain such a challenge. A successful IRS challenge to the "reorganization" status of the merger would result in AXENT stockholders being treated as if they sold their AXENT shares in a fully taxable transaction. In such event, each AXENT stockholder would recognize gain or loss with respect to each share of AXENT common stock surrendered equal to the difference between the stockholder's adjusted tax basis in such share and the sum of the cash, if any, and fair market value, as of the time the merger becomes effective, of the Symantec common stock received in exchange therefor. In such event, an AXENT stockholder's aggregate basis in the Symantec common stock so received would equal its fair market value as of the effective time of the merger, and the stockholder's holding period for such Symantec common stock would begin the day after the merger.

     Based upon the opinions of their respective tax counsel to be delivered as mentioned above, Symantec and AXENT believe that the merger will have the U.S. federal income tax consequences described below.

     Exchange of AXENT Common Stock for Symantec Common Stock. Except as discussed below, no gain or loss will be recognized for federal income tax purposes by AXENT stockholders who exchange their AXENT common stock for Symantec common stock pursuant to the merger. Each AXENT stockholder's aggregate tax basis in the Symantec common stock that he or she receives in the merger will be the same as his or her aggregate tax basis in the AXENT common stock surrendered in the merger (reduced by any tax basis allocable to fractional shares exchanged for cash), and the holding period of the Symantec common stock received will include the holding period of the AXENT common stock surrendered.

     Cash Received Instead of Fractional Shares. The payment of cash to an AXENT stockholder instead of a fractional share in SYMANTEC common stock generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the AXENT common stock allocable to that fractional share interest. In the case of an individual, capital gain is generally subject to United States federal income tax at the reduced rates applicable to long-term capital gains if such individual has held his or her AXENT common stock for more than one year at the time of the merger, and at ordinary income rates (as a short-term capital gain) if the individual has held his or her AXENT common stock for one year or less at the time of the consummation of the merger.

     Reporting Requirements. Each AXENT stockholder that receives Symantec common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the AXENT common stock surrendered and the fair market value of the Symantec common stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

     Backup Withholding. Unless an exemption applies, the exchange agent will withhold 31% of any cash payment in lieu of fractional shares made to an AXENT stockholder who does not provide appropriate information when requested to do so. AXENT stockholders should consult their tax advisors regarding the imposition of backup withholding.

     The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, AXENT stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of AXENT will be included in the consolidated financial statements of Symantec. The purchase price, i.e., the aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. An excess of cost over fair value of the net tangible assets of AXENT acquired of approximately $758,900,000 will be recorded as goodwill and other intangible assets and will be amortized by charges to operations over a period of four years under generally accepted accounting principles. These allocations were made based upon valuations by experts that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Symantec and AXENT have filed the required information and materials with the Department of Justice and the Federal Trade Commission on August 4, 2000. The waiting period terminated thirty days later. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger, regardless of whether the waiting period has ended.

     Neither Symantec nor AXENT is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate law of the State of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF SYMANTEC OR AXENT

     The shares of Symantec common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Symantec common stock issued to any person who is an affiliate of either of Symantec or AXENT. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Symantec or AXENT and may include some of the officers and directors of Symantec and AXENT, as well as the principal stockholders of Symantec and AXENT. Affiliates may not sell their shares of Symantec common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

LISTING SYMANTEC COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of Symantec common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF AXENT COMMON STOCK AFTER THE MERGER

     If the merger is completed, AXENT common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. Stockholders are urged to read the full text of the merger agreement.

EFFECTIVE TIME; EFFECT OF MERGER


     The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by Symantec, AXENT and Merger Sub and specified in the Certificate of Merger. That time is the "effective time" of the merger. The closing of the merger will occur at the offices of Symantec's outside legal counsel on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the conditions to the merger unless the parties agree otherwise. That date is the "closing date" of the merger. The Certificate of Merger will be filed on the closing date. The closing and the effective time are anticipated to be on or about December 15, 2000.


     At the effective time Merger Sub will be merged with and into AXENT, the separate corporate existence of Merger Sub will cease, and AXENT will be the surviving corporation. AXENT, as the surviving corporation after the merger, is sometimes referred to in this joint proxy statement/prospectus as the "surviving corporation."

CONVERSION OF SHARES

     At the effective time, each outstanding share of AXENT common stock will be canceled and converted into the right to receive 0.50 of a share of Symantec common stock.

     The exchange ratio of 0.50 will be adjusted for any stock split, reverse stock split, stock dividend, extraordinary dividend or distribution, reorganization, recapitalization or other similar change with respect to Symantec common stock or AXENT common stock occurring or having a record or effective date after the date of the merger agreement.

     Each share of common stock of Merger Sub outstanding immediately prior to the effective time will be converted into and exchanged for one share of AXENT common stock as the surviving corporation.

     No fractional shares of Symantec common stock will be issued in the merger. Rather than fractional shares of Symantec common stock, each AXENT stockholder will receive from Symantec cash (rounded down to the nearest whole cent) in an amount equal to the product of (a) such fraction, multiplied by (b) the closing price of a share of Symantec common stock on the last trading day immediately preceding the effective time.

     Promptly after the effective time, Symantec, acting through an exchange agent, will deliver to each AXENT stockholder of record as of the effective time a letter of transmittal with instructions to be used by that stockholder in surrendering certificates which represented shares of AXENT common stock prior to the effective time. Certificates should not be surrendered by holders of AXENT common stock until the holders receive the letter of transmittal from the exchange agent.

TREATMENT OF OPTIONS

     At the effective time, Symantec will assume all options to purchase AXENT common stock then outstanding under the AXENT stock option plans and purchase rights under the AXENT Employee Stock Purchase Plan so that they will be exercisable after the effective time on the same terms and conditions as under the AXENT stock option plan under which they were granted and the related option agreements.

     Each option to purchase AXENT common stock granted under AXENT's stock plans that is outstanding and unexercised as of the effective time of the merger, will be converted into an option to purchase 0.50 Symantec common shares for each share of AXENT common stock covered by the option before the merger. The exercise price per Symantec common share subject to each option will equal its pre-conversion price per share of AXENT common stock subject to such option divided by 0.50. Approximately 60% of the options outstanding under AXENT's stock option plans will accelerate and become vested as of July 26, 2000, the date of the merger agreement. Stock purchase rights will be similarly converted.

REPRESENTATIONS AND WARRANTIES

     AXENT, Symantec and Merger Sub have made representations in the merger agreement relating to, among other things:

     - capitalization and organization;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - conflicts under charter documents, required consents or approvals, and violations of contracts or law;

     - the accuracy of information contained in documents filed with the SEC;

     - absence of material adverse events, changes or effects;

     - tax matters;

     - the absence of undisclosed liabilities;

     - compliance with laws;

     - litigation;

     - fees payable to finders and brokers in connection with the merger;

     - intellectual property matters; and

     - year 2000 compliance.

     In addition, AXENT has made additional representations, including representations relating to:

     - compliance with environmental laws and regulations;

     - retirement and other employee plans and matters;

     - business matters relating to permits and licenses and insurance;

     - liabilities relating to employees, labor unions or other organizations;

     - the absence of other existing discussions relating to an acquisition of AXENT; and

     - title to property.

     None of the representations and warranties of AXENT, Symantec or Merger Sub in the merger agreement described above will survive the effective time.

     In addition, Symantec and AXENT have agreed to make representations that will serve as the basis for the tax opinions of Heller Ehrman White & McAuliffe and Shaw Pittman described under "The Merger -- Material United States federal income tax consequences of the merger."

CONDUCT OF AXENT'S BUSINESS PRIOR TO THE MERGER

     Until the earlier of the termination of the merger agreement or the effective time, AXENT has agreed to:

     - conduct its operations according to its ordinary and usual course of business consistent with past practice;

     - use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; and

     - refrain from taking any action which could reasonably be expected to adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement.

     The merger agreement further provides that, during the period from the date of the merger agreement until the effective time, AXENT and its subsidiaries will not, subject to certain exceptions, take any of the following actions:

     - enter into, violate or amend the terms of its material agreements except in the ordinary course of business and consistent with past practice;

     - split, combine or reclassify any shares of its capital stock;

     - authorize or enter into any agreement with respect to:

       - any plan of liquidation or dissolution,

       - any acquisition or disposition of a material amount of assets or securities,

       - any material partnership, joint venture, joint development, technology transfer, or other material business alliance, or

       - any material change in capitalization;

     - fail to renew any insurance policy naming it as a beneficiary or a loss payee or allow any policy to be canceled, terminated or materially and adversely altered;

     - maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

     - enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

     - institute any change in its accounting methods other than as required by generally accepted accounting principles or SEC rules;

     - make any change or material election with respect to its taxes;

     - issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than pursuant to its stock purchase plan, exercise of outstanding stock options or grant of options to newly-hired employees in the ordinary course of business; or

     - take any action which would make its representations or warranties contained in the merger agreement untrue or incorrect.

CONDUCT OF BUSINESS FOLLOWING THE MERGER

     Pursuant to the merger, Merger Sub will cease to exist as a corporation and will be merged with and into AXENT, with AXENT as the surviving corporation. All property, rights, privileges, powers and franchises of AXENT and Merger Sub will vest in the surviving corporation. All debts, liabilities and duties of AXENT and Merger Sub will become the debts, liabilities and duties of the surviving corporation, and the surviving corporation will be a wholly owned subsidiary of Symantec.

     Pursuant to the merger agreement, the certificate of incorporation of AXENT in effect immediately prior to the effective time will be restated in a manner agreed to by the parties and the name of the surviving corporation will continue to be "AXENT Technologies, Inc." and the bylaws of Merger Sub will become the bylaws of the surviving corporation. The directors of Merger Sub at the effective time will become the initial directors of the surviving corporation. The officers of Merger Sub immediately prior to the effective time will become the initial officers of the surviving corporation.

NO SOLICITATION

     Until the earlier of the termination of the merger agreement or the effective time, AXENT has agreed not to:

     - solicit, initiate, encourage or induce any Acquisition Proposal (as defined below);

     - participate in negotiations or discussions with, or furnish to any person any non-public information with respect to, or take any other actions to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal;

     - approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction.

     An "Acquisition Proposal" is any offer or proposal relating to any Acquisition Transaction. An "Acquisition Transaction" is any transaction or series of related transactions involving:

     - any purchase from AXENT or acquisition by any person or group of more than a 30% interest in the total outstanding voting securities of AXENT or any of its subsidiaries;

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 30% or more of the total outstanding voting securities of AXENT or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving AXENT;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 30% of the assets of AXENT; or

     - any liquidation or dissolution of AXENT.

     However, AXENT and AXENT's board of directors may take the following actions:

     - participate in discussions with or furnish non-public information or data to any third party that has made an unsolicited Acquisition Proposal; and

     - may participate in negotiations with any third party that has made an unsolicited Acquisition Proposal and approve an unsolicited Acquisition Proposal if AXENT's board of directors determines in good faith:

       (a) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Offer (as defined below); and

       (b) following consultation with outside legal counsel, that the failure to participate in those negotiations or to approve that Acquisition Proposal would be inconsistent with the fiduciary duties of AXENT's board of directors under applicable law.

     A "Superior Offer" is an unsolicited, bona fide written offer made by a third party to complete any of the following transactions:

     - a merger or consolidation involving AXENT pursuant to which the stockholders of AXENT immediately preceding the transaction would hold less than a 50% equity interest in the surviving or resulting entity of the transaction; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving AXENT, directly or indirectly, of ownership of 90% of the outstanding shares of capital stock of AXENT;

in either case, on terms that AXENT's board of directors determines, in its reasonable judgment, based on the advice of its financial advisor, to be more favorable to AXENT's stockholders than the terms of the merger. An offer will not be a "Superior Offer" if any financing required to complete the transaction is not committed and is not likely in the reasonable judgment of AXENT's board of directors, based on the advice of its financial advisor, to be obtained on a timely basis.

     In addition, AXENT has agreed to inform Symantec in writing promptly, and in any event within 24 hours, of any Acquisition Proposal, or any material amendment to an Acquisition Proposal previously received, and must furnish to Symantec the identity of the recipient of the information to be provided and/or the potential acquiror and the terms of such Acquisition Proposal or material amendment.

     AXENT's board of directors is required to unanimously recommend the adoption of the merger agreement and may not:

     - withdraw, amend or modify, or propose to withdraw, amend or modify, in any manner adverse to Symantec, its approval and recommendation of the merger agreement and the merger; or

     - approve or recommend, or propose to approve or recommend, any Acquisition Proposal;

unless, in each case, AXENT's board of directors has determined that a Superior Offer is made to AXENT and is not withdrawn; and

     - AXENT has provided written notice to Symantec advising Symantec that AXENT has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer;

     - Symantec does not, within five business days after receiving the Notice, make an offer that AXENT's board of directors by a majority vote determines in its good faith judgment, based on the written advice of its financial advisor, to be at least as favorable to AXENT's stockholders as such Superior Proposal;

     - AXENT's board of directors concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of AXENT's board of directors to AXENT's stockholders under applicable law; and

     - AXENT has not violated specified provisions of the merger agreement.

RECOMMENDATION OF SYMANTEC'S BOARD OF DIRECTORS

     Symantec's board of directors is required to unanimously recommend the approval of issuance of Symantec common stock in the merger to its stockholders and may not withdraw or modify, or propose to withdraw or modify, in any manner adverse to AXENT, its approval and recommendation of issuance of Symantec common stock in the merger.

FEES, EXPENSES AND TERMINATION FEE

     In general, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party that incurs them. Symantec and AXENT will share equally the filing fees paid in connection with the filing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part, and the costs of printing and mailing this joint proxy statement/prospectus. Symantec has paid all fees incurred in connection with the filings made under the Hart-Scott-Rodino Antitrust Improvements Act.

     Subject to the exceptions specified in the merger agreement, AXENT has agreed to pay Symantec a termination fee of $28.0 million if:

     (a) the merger has not been consummated by January 31, 2001, for any reason other than Symantec's action or failure to act which has been a principal cause of or resulted in the failure of the merger to occur before January 31, 2001, and which constitutes a material breach of the merger agreement; or

     (b) if the required approval of AXENT's stockholders has not been obtained by reason of the failure to hold the meeting or the failure to obtain the required vote at a duly convened meeting of AXENT's stockholders; and

     (c) in either case, prior to the termination of the merger agreement, a third party publicly announces an Acquisition Proposal and within nine months following the termination of the merger agreement, AXENT enters into an agreement providing for an acquisition of AXENT.

     An "AXENT Acquisition" is any of the following transactions:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AXENT pursuant to which the stockholders of AXENT immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

     - a sale or other disposition by AXENT of assets representing in excess of 50% of the aggregate fair market value of AXENT's business immediately prior to such sale; or

     - an acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by AXENT), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of AXENT.

     AXENT will also pay a termination fee of $28.0 million if an "AXENT Triggering Event" occurs. An AXENT Triggering Event will occur if:

     - AXENT's board of directors withdraws, amends or modifies in a manner adverse to Symantec its recommendation in favor of the adoption of the merger agreement;

     - AXENT fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption of the merger agreement;

     - AXENT's board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement and its approval of the merger within ten days after Symantec requests in writing that its recommendation and approval be reaffirmed at any time following the public announcement of an Acquisition Proposal;

     - AXENT's board of directors approves or recommends any Acquisition Proposal; or

     - a tender or exchange offer relating to securities of AXENT is commenced by a person or entity unaffiliated with Symantec and AXENT does not send to its security holders pursuant to Rule 14e-2 of the Securities Act, within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that AXENT recommends rejection of such tender or exchange offer.

CONDITIONS TO THE MERGER

     The obligations of each of AXENT, Symantec and Merger Sub to consummate the merger are subject to the satisfaction or waiver in writing at or prior to the effective time of the following conditions:

     - AXENT's stockholders must approve and adopt the merger agreement and the merger;

     - Symantec's stockholders must approve the issuance of Symantec common stock in the merger;

     - the registration statement of which this joint proxy statement/prospectus is a part must be effective and not subject to any stop order suspending that effectiveness or proceedings seeking a stop order;

     - the Symantec common stock issuable in the merger must be approved for listing on the Nasdaq National Market;

     - the applicable waiting period to consummation of the merger under the antitrust laws must expire or terminate, and all similar governmental requirements the failure with which to comply would be reasonably likely to have a material adverse effect on Symantec or AXENT have been met;

     - each of Symantec and AXENT must receive an opinion from its tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Symantec, Merger Sub and AXENT will be treated as parties to such reorganization, and the AXENT stockholders will not recognize gain on the exchange of AXENT common stock for Symantec common stock; and

     - no governmental entity shall have enacted or issued any law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the closing of the merger.

     AXENT's obligation to consummate the merger is subject to the satisfaction or waiver of each of the following additional conditions:

     - the representations and warranties of Symantec and Merger Sub contained in the merger agreement must be true and correct in all material respects as of the closing date with the same force and effect as if made on the closing date, except:

      - for changes specifically permitted by the terms of the merger agreement; and

      - where the failure of those representations and warranties to be so true and correct does not have a material adverse effect on Symantec; and

     - Symantec and Merger Sub must have performed and complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by them on or prior to the closing date.

     The obligations of Symantec and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions:

     - the representations and warranties of AXENT contained in the merger agreement must be true and correct in all material respects as of the closing date with the same force and effect as if made at the closing date, except:

      - for changes specifically permitted by the terms of the merger agreement; and

      - where the failure of those representations and warranties to be so true and correct does not have a material adverse effect on AXENT;

     - AXENT must have performed or complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by it on or prior to the closing date; and

     - all required approvals and consents must have been obtained unless the failure to obtain any such approval or consent would not have a material adverse effect on Symantec or AXENT.

     Currently, both Symantec and AXENT anticipate that they will satisfy all conditions to the merger at or prior to consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger by AXENT's stockholders and approval of the issuance of Symantec common stock in the merger by Symantec's stockholders:

     - by mutual written consent;

     - by either Symantec or AXENT if the merger is not consummated on or before January 31, 2001, except that the right to terminate will not be available to any party that breached its obligations under the merger agreement in any material respect and consequently contributed to the failure to consummate the merger by that date;

     - by either Symantec or AXENT if a governmental authority issues a final and nonappealable order permanently enjoining the merger;

     - by either AXENT or Symantec if AXENT's stockholders do not adopt the merger agreement or Symantec's stockholders do not approve the issuance of Symantec common stock in the merger at either special meeting, except that the right to terminate will not be available to any party that breached its obligations under the merger agreement in any material respect in a manner that proximately contributed to the failure to obtain that stockholder approval;

     - by Symantec if an AXENT Triggering Event occurs; or

     - by Symantec or AXENT if the other party materially breaches any of its representations, warranties, covenants or agreements in the merger agreement and that breach is not cured within 20 business days after notice of the breach has been received by the party allegedly in breach, provided that neither party may terminate the agreement based on the other party's material breach of the agreement if that party is also in material breach of the merger agreement on the date of termination.

AXENT AFFILIATE AGREEMENT

     The following is a brief summary of material terms of the AXENT affiliate agreement executed by affiliates of AXENT. A copy of the form of AXENT affiliate agreement is attached as Exhibit C to Annex A to this joint proxy statement/prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the full text of the AXENT affiliate agreement. You are urged to read the AXENT affiliate agreement in its entirety for a more complete description of the rights and obligations of the parties under the agreement.

     Shares of Symantec common stock received by persons who are deemed to be "affiliates" (as that term is defined in the Securities Act) of AXENT at the time of the special meeting, or affiliates of Symantec after the merger, may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of AXENT or Symantec generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of that party as well as principal stockholders of that party.

     The merger agreement requires AXENT to use commercially reasonable efforts to cause each of its affiliates to execute a written affiliates' agreement to the effect that such person or entity will not sell, transfer, or otherwise dispose of any of the shares of Symantec common stock issued to that person in or pursuant to the merger unless:

     - the sale, transfer or other disposition has been registered under the Securities Act;

     - the sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act;

     - the limitations imposed by Rule 145 no longer apply; or

     - in the opinion of counsel the sale, transfer or other disposition is exempt from registration under the Securities Act.

          COMPARISON OF RIGHTS OF HOLDERS OF SYMANTEC COMMON STOCK AND
                               AXENT COMMON STOCK

     This section of the joint proxy statement/prospectus describes differences between Symantec common stock and AXENT common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Symantec common stock and AXENT common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section titled "Where you can find more information."

     After the merger, the holders of AXENT common stock will become stockholders of Symantec. Because Symantec and AXENT are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of all stockholders. The AXENT certificate of incorporation and the AXENT bylaws currently govern the rights of the stockholders of AXENT. As stockholders of Symantec after the merger, the Symantec certificate of incorporation and the Symantec bylaws will instead govern their rights following the merger. The following paragraphs compare certain provisions of the certificates of incorporation and bylaws of Symantec and AXENT, as applicable.

VOTING

     Each stockholder of AXENT and Symantec has the right to one vote for each share of common stock held by the stockholder. In addition, the stockholder of record of the special voting stock of Symantec shall have a number of votes equal to the number of exchangeable non-voting shares of Delrina Corporation, an Ontario corporation, which are not owned by Symantec, its subsidiaries or any person directly or indirectly under the control of Symantec.

SPECIAL MEETING OF STOCKHOLDERS

     The Symantec bylaws provide that only the chairman of the board, the president or the board of directors may call special meetings of the stockholders.

     The AXENT bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the president, and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of the stockholders owning a majority of AXENT shares issued and outstanding and entitled to vote.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDER'S MEETING

     Symantec and AXENT stockholders have the ability to take action by written consent so long as the action is signed by the holders having the minimum number of shares to approve the action if the action were taken at a meeting at which all outstanding shares of common stock were present and voting.

VOTING BY WRITTEN BALLOT

     Both the Symantec and AXENT certificates of incorporation provide that written ballots for the election of directors are not required.

RECORD DATE FOR DETERMINING STOCKHOLDERS

     The Symantec bylaws provide that the board of directors may fix a record date that shall not be more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action. In addition, the Symantec bylaws provide that if the board of directors does not fix a record date in the manner described above, then the record date shall be as provided by law.

     The AXENT bylaws provide that the board of directors may fix a record date that is not more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- ANNUAL MEETINGS

     The Symantec bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders shall be made at an annual meeting of stockholders (1) pursuant to Symantec's notice of such meeting, (2) by or at the direction of the board of directors or (3) by any stockholder of Symantec who was a stockholder of record at the time of giving of Symantec's notice who is entitled to vote at such meeting and who complies with the notice procedures. If made by a stockholder, the proposal or nomination must be made by advance written notice given to Symantec between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, if the date of the annual meeting at which the nomination or business is proposed by a stockholder is more than 30 days before or more than 60 days after that anniversary, then the notice may be given by the stockholder no earlier than the 90th day prior to the meeting and not later than the later of 60 days prior to the meeting or the 10th day following the first public announcement of the meeting. These notice provisions are subject to certain exceptions with respect to electing directors to fill board seats resulting from increases in the size of the board of directors not publicly announced at least 70 days prior to the annual meeting. In addition, certain other information regarding the business proposed for discussion must be included in the stockholder notice to Symantec.

     The AXENT bylaws contain no similar provisions.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- SPECIAL MEETINGS

     The Symantec bylaws provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting. The bylaws also provide that nominations of candidates for directors at a special meeting at which directors are to be elected shall be made (1) by the board of directors or (2) if the board of directors has determined that directors will be elected at the meeting, by a stockholder meeting certain qualifications who gives Symantec advance written notice of the nominations no earlier than 90 days prior to that special meeting and no later than the later of (a) 60 days before the special meeting, or (b) the 10th day after the first public announcement of the meeting and the nominees proposed by the board of directors to be elected at the meeting.

     The AXENT bylaws contain no similar provisions.

NUMBER OF DIRECTORS

     The Symantec bylaws provide that the board of directors shall consist of one or more members, with changes in the number of directors permitted exclusively by a resolution of the board of directors.

     The AXENT bylaws provide that the number of directors shall be determined by the board of directors, except that if no such determination is made, the number of directors shall be eight.

ELECTION OF DIRECTORS

     The AXENT certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes. The term of office of the first class, Class I, expires at the annual meeting of the stockholders held in 2002; the term of office of the second class, Class II, expires at the annual meeting of stockholders held in 2001; the term of office of the third class, Class III, expires at the annual meeting of stockholders held in 2003; and, thereafter, for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

     The Symantec certificate of incorporation and bylaws contain no similar provisions.

REMOVAL OF DIRECTORS

     The Symantec bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     The AXENT bylaws provide that any director or directors, but not the entire board of directors, may be removed, only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

BOARD OF DIRECTORS VACANCIES

     The Symantec bylaws provide that vacancies may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     The AXENT bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The Symantec bylaws provide that the chairman of the board, the president or a majority of the members of the board of directors then in office may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of these meetings be given at least four days before the meeting if the notice is mailed, or at least twenty-four hours before the meeting if notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile or similar communication method.

     The AXENT bylaws provide that the chairman of the board, the president or two or more directors may call a special meeting of the board of directors. The bylaws require that notice of the time, date and place of the meeting be given at least three days before the meeting if the notice is mailed, or at least twenty-four hours before the meeting if notice is delivered personally or given by telegram or telecopy.

BOARD ACTION -- GENERALLY

     Both the Symantec and AXENT bylaws provide that, except as required by the DGCL, their respective boards of directors take action on the vote of a majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors.

ACTION BY COMMITTEES

     Both the Symantec bylaws and the AXENT bylaws authorize their respective boards of directors to establish committees by resolution of a majority of the whole board.

PREFERRED STOCK

     Both the Symantec and AXENT certificates of incorporation authorize the respective board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. The Symantec certificate of incorporation reserves for issuance 1,000,000 shares of preferred stock, and the AXENT certificate of incorporation reserves for issuance 5,000,000 shares of preferred stock.

INDEMNIFICATION

     The Symantec bylaws and the AXENT certificate of incorporation provide that its respective directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Symantec or AXENT, as the case may be, or is or was serving at the request of Symantec or AXENT, as the case may be, as a director or officer of another corporation, partnership, joint venture, trust or similar entity.

The Symantec bylaws and AXENT bylaws authorize the respective corporations to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as these expenses are incurred in advance of its final disposition.

LIMITATION ON LIABILITY

     Both the Symantec certificate of incorporation and AXENT certificate of incorporation provide that a director of the respective corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

INTERESTED DIRECTORS

     The Symantec and AXENT bylaws provide that no contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose if: (1) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes the contract or transaction.

DIVIDENDS

     The Symantec bylaws provide that holders of common stock shall be entitled to receive, when, as and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock and the holders of special voting stock shall not be entitled to receive any such dividends.

     The AXENT bylaws provide that stockholders are entitled to receive dividends, subject to the provisions of law and the certificate of incorporation, including provisions relating to preferences of any outstanding preferred stock, from funds legally available therefor as and when determined by the board of directors.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Symantec, the holders of common stock shall be entitled to receive, pro rata, all of the remaining assets of Symantec available for distribution to its stockholders and the holders of special voting stock shall not be entitled to receive any such assets.

     Upon the dissolution or liquidation of AXENT, whether voluntary or involuntary, holders of common stock will be entitled to receive all assets of AXENT available for distribution to its stockholders, subject to the preferential rights of any then outstanding preferred stock.

AMENDMENT OF BYLAWS

     The Symantec bylaws provide that stockholders holding a majority of Symantec's outstanding voting stock may adopt, amend or repeal the bylaws. The Symantec certificate of incorporation and bylaws provide that the board of directors also has the power to adopt, amend or repeal the bylaws, except as such power may be expressly limited by the bylaws adopted by the stockholders.

     The AXENT certificate of incorporation and bylaws authorize the board of directors to make, alter and repeal the bylaws, and to adopt new bylaws, by an affirmative vote of a majority of the whole board, provided that notice of the proposal to make, alter or repeal the bylaws, or to adopt new bylaws, must be included in the notice of the meeting of the board of directors at which such action takes place. The stockholders may not amend these provisions unless the amendment is approved by the affirmative vote of at least two-thirds of the outstanding capital stock of AXENT.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

OVERVIEW

     On July 26, 2000, Symantec entered into the merger agreement to acquire AXENT in a transaction to be accounted for using the purchase method of accounting. Symantec will issue approximately 14,451,000 shares of Symantec common stock (based on 28,902,000 shares of AXENT shares outstanding at July 26, 2000, which will be exchanged at the ratio of 0.50 shares of Symantec common stock for each share of AXENT common stock). Symantec will also assume all of AXENT'S issued and outstanding stock options (equivalent to options to purchase approximately 1,950,000 shares of Symantec common stock). Symantec also anticipates incurring approximately $14 million in acquisition expenses, including financial advisory and legal fees and other direct transaction costs which will also be included as a component of the purchase price. The combined total of the common stock issued, options assumed and transaction costs is approximately $903 million, based on the average of the closing price of Symantec's common stock on the agreement date of July 26, 2000 and for the three days before and after July 26, 2000.

     All AXENT options will be assumed by Symantec and are included as part of the purchase price based on their fair value as of July 26, 2000. Any unvested AXENT options to be assumed by Symantec are also included as part of the purchase price based on their fair value; however, the portion of the intrinsic value of the unvested options that will be deemed to be earned over the remaining vesting period of those options has been allocated as part of the purchase price to deferred compensation and will be amortized over the remaining vesting period. The fair value of the options to be assumed has been based on the Black-Scholes option pricing model using the following assumptions: fair market value of the underlying shares which is based on the average closing price of Symantec's common stock on July 26, 2000 and for the three days before and after July 26, 2000; the remaining contractual life of each option was used for the expected life; expected volatility of 0.65; no expected dividend rate; and risk-free interest rate of 6.5%.

     The purchase price allocation will be updated at the consummation of the transaction to reflect the number of Symantec shares actually issued, the number of options actually exchanged, the receipt of the closing balance sheet of AXENT and the final independent appraisal of certain intangible assets of AXENT. In addition, Symantec will incur additional costs related to severance and restructuring of the AXENT sites. These amounts have not yet been determined.

     The aggregate purchase price is expected to be allocated as follows, based on a preliminary independent appraisal of AXENT (in thousands):

Net tangible assets of AXENT................................  $142,000
                                                              ========
In-process research and development.........................    22,300
                                                              --------
Tradename...................................................     4,200
                                                              --------
Workforce-in-place..........................................    10,700
                                                              --------
Developed technology........................................    79,300
                                                              --------
Deferred income taxes.......................................   (10,000)
                                                              --------
Transaction costs...........................................   (14,200)
                                                              --------
Deferred compensation.......................................     3,700
                                                              --------
Goodwill....................................................   664,700
                                                              --------
                                                              $902,700
                                                              ========

     Because the valuation has not been completed, the actual amount of the allocations could vary from the estimates above. In-process research and development has not reached technological feasibility based on identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured at the acquisition date and will be immediately charged to operations. The amount allocated to tradename, workforce-in-place and developed technology will be amortized over the estimated useful lives of four years. The purchase price in excess of tangible assets and identifiable intangible assets will be allocated to goodwill and amortized over its expected useful life of four years.

     The tangible assets of AXENT acquired in the merger principally included cash, marketable securities, accounts receivable and fixed assets. Liabilities of AXENT assumed in the merger principally included accounts payable and deferred revenue.

     The accompanying unaudited pro forma combined consolidated balance sheet gives effect to the merger of Symantec and AXENT as if such transaction occurred on June 30, 2000. The unaudited pro forma combined consolidated balance sheet combines the unaudited consolidated balance sheet of Symantec and AXENT as of June 30, 2000.

     To determine the value of the developed technology, the expected future cash flow attributable to all existing technology was discounted, taking into account the risks related to the characteristics and applications of the technology, existing and future markets and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $79 million for developed technology which has reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight-line basis over a four-year period.

     The value of the workforce-in-place was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $11 million for the workforce-in-place, and is being amortized on a straight-line basis over a four-year period.

     The value of the tradename of approximately $4 million was derived by estimating the expected future cash flows attributable to royalties on revenues from existing products that have established name recognition and customer acceptance. The value of the customer base is being amortized on a straight-line basis over a four-year period.

     The value of the deferred compensation of approximately $4 million was derived using the guidance of Financial Accounting Standards Board Interpretation 44.

     The accompanying unaudited pro forma combined consolidated statements of operations present the results of operations of Symantec for the year ended March 31, 2000 and the three month period ended June 30, 2000, combined with the statement of operations of AXENT for the year ended December 31, 1999 and the three month period ended June 30, 2000. The unaudited pro forma combined consolidated statements of operations give effect to this acquisition as if it had occurred as of April 3, 1999.

     The unaudited pro forma combined consolidated balance sheet and statement of operations are not necessarily indicative of the financial position and the operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies.

     The unaudited pro forma combined consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Symantec and the audited consolidated financial statements and related notes of AXENT which are both incorporated in this joint proxy statement/prospectus by reference.

           PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET -- UNAUDITED
                       AS OF JUNE 30, 2000 (IN THOUSANDS)

                                                                                 PRO FORMA
                                                                         -------------------------
                                                   SYMANTEC    AXENT     ADJUSTMENTS     COMBINED
                                                   --------   --------   -----------    ----------
ASSETS
Current assets:
  Cash, cash equivalents and short-term
     investments.................................  $522,922   $121,309    $             $  644,231
  Trade accounts receivable......................    52,285     30,002                      82,287
  Inventories....................................     2,532         --                       2,532
  Deferred income taxes..........................    45,195         --                      45,195
  Other..........................................    24,255      4,923                      29,178
                                                   --------   --------    --------      ----------
     Total current assets........................   647,189    156,234                     803,423
Restricted investments...........................    71,070         --                      71,070
Equipment and leasehold improvements.............    52,566     13,664                      66,230
Deferred income taxes............................    38,827      2,161     (10,000)B        30,988
Acquired product rights and other intangibles....    31,498      1,125      93,075B        125,698
Goodwill.........................................    77,797     25,251     639,345A        742,393
Other............................................    10,372      6,434        (645)B        16,161
                                                   --------   --------    --------      ----------
                                                   $929,319   $204,869    $721,775      $1,855,963
                                                   ========   ========    ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $ 48,271   $  3,826    $             $   52,097
  Accrued compensation and benefits..............    22,669      7,225                      29,894
  Deferred revenue...............................   114,561     19,536                     134,097
  Other accrued expenses.........................    53,359      5,327      14,200C         72,886
  Income taxes payable...........................    28,192      1,058                      29,250
                                                   --------   --------    --------      ----------
     Total current liabilities...................   267,052     36,972      14,200         318,224
Long-term obligations............................     2,104         --                       2,104
Stockholders' equity:
  Preferred stock................................        --         --                          --
  Common stock...................................       609        577        (432)D           754
  Capital in excess of par value.................   447,249    201,516     701,070D      1,349,835
  Notes receivable from stockholders.............       (24)        --                         (24)
  Deferred compensation..........................      (514)        --      (3,712)H        (4,226)
  Accumulated other comprehensive loss...........   (35,653)    (1,247)                    (36,900)
  Retained earnings..............................   248,496    (32,949)     10,649E        226,196
                                                   --------   --------    --------      ----------
     Total stockholders' equity..................   660,163    167,897     707,575       1,535,635
                                                   --------   --------    --------      ----------
                                                   $929,319   $204,869    $721,775      $1,855,963
                                                   ========   ========    ========      ==========

See accompanying Notes to Pro Forma Combined Consolidated Financial Information.

      PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS -- UNAUDITED
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                       YEAR ENDED
                                           ----------------------------------
                                              SYMANTEC            AXENT
                                           MARCH 31, 2000   DECEMBER 31, 1999   ADJUSTMENTS    COMBINED
                                           --------------   -----------------   -----------    --------
Net revenues.............................     $745,725          $112,813         $             $858,538
  Cost of revenues.......................      121,073            16,049            22,500F     159,622
                                              --------          --------         ---------     --------
Gross margin.............................      624,652            96,764           (22,500)     698,916
Operating expenses
  Research and development...............      108,425            26,859                        135,284
  Sales and marketing....................      306,755            61,252                        368,007
  General and administrative.............       42,150            11,572             1,330H      55,052
  Acquired in-process research and
     development.........................        4,300             2,000                          6,300
  Amortization of goodwill and other
     acquisition related intangibles.....       18,801             4,184           167,199F     190,184
  Restructuring and other expenses.......        9,018             1,753                         10,771
                                              --------          --------         ---------     --------
Total operating expenses.................      489,449           107,620           168,529      765,598
                                              --------          --------         ---------     --------
Operating income (loss)..................      135,203           (10,856)         (191,029)     (66,682)
  Interest income and other..............       14,730             4,775                         19,505
  Income, net of expense, from sales of
     technologies........................      107,358                --                        107,358
                                              --------          --------         ---------     --------
Income (loss) before income taxes........      257,291            (6,081)         (191,029)      60,181
Provision (benefit) for income taxes.....       87,143               859            (9,952)I     78,050
                                              --------          --------         ---------     --------
Net income (loss)........................     $170,148          $ (6,940)        $(181,077)    $(17,869)
                                              ========          ========         =========     ========
Net income (loss) per share -- basic.....     $   2.94                                         $  (0.25)
                                              ========                                         ========
Net income (loss) per share -- diluted...     $   2.73                                         $  (0.25)
                                              ========                                         ========
Shares to compute basic earnings per
  share..................................       57,870                                           72,321G
                                              ========                                         ========
Shares to compute diluted earnings per
  share..................................       62,214                                           72,321G
                                              ========                                         ========

See accompanying Notes to Pro Forma Combined Consolidated Financial Information.

      PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS -- UNAUDITED
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           QUARTER ENDED JUNE 30, 2000
                                                  ----------------------------------------------
                                                  SYMANTEC     AXENT     ADJUSTMENTS    COMBINED
                                                  --------    -------    -----------    --------
Net revenues....................................  $191,358    $34,053     $             $225,411
  Cost of revenues..............................    27,837      5,437        5,625F       38,899
                                                  --------    -------     --------      --------
Gross margin....................................   163,521     28,616       (5,625)      186,512

Operating expenses
  Research and development......................    25,769      7,028                     32,797
  Sales and marketing...........................    76,975     16,525                     93,500
  General and administrative....................    10,001      3,450          333H       13,784
  Amortization of goodwill and other acquisition
     related intangibles........................     5,455      1,473       41,800F       48,728
                                                  --------    -------     --------      --------
Total operating expenses........................   118,200     28,476       42,133       188,809
                                                  --------    -------     --------      --------
Operating income (loss).........................    45,321        140      (47,758)       (2,297)
  Interest income and other.....................     7,071      1,392                      8,463
  Income, net of expense, from sales of
     technologies...............................     5,914         --                      5,914
                                                  --------    -------     --------      --------
Income before income taxes......................    58,306      1,532      (47,758)       12,080
Provision (benefit) for income taxes............    19,909        363       (2,488)I      17,784
                                                  --------    -------     --------      --------
Net income (loss)...............................  $ 38,397    $ 1,169     $(45,270)     $ (5,704)
                                                  ========    =======     ========      ========
Net income (loss) per share -- basic............  $   0.63                              $  (0.08)
                                                  ========                              ========
Net income (loss) per share -- diluted..........  $   0.60                              $  (0.08)
                                                  ========                              ========
Shares to compute basic earnings per share......    60,498                                74,949G
                                                  ========                              ========
Shares to compute diluted earnings per share....    64,248                                74,949G
                                                  ========                              ========

See accompanying Notes to Pro Forma Combined Consolidated Financial Information.

   NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The unaudited pro forma combined consolidated statements of operation have been prepared to reflect the acquisition of AXENT by Symantec as if the acquisition had occurred as of April 3, 1999. The pro forma combined consolidated statement of operations for the year ended March 31, 2000 reflects the combination of the separate historical statement of operations of Symantec for the year ended March 31, 2000 and of AXENT for the year ended December 31, 1999. The pro forma combined consolidated statement of operations for the three months ended June 30, 2000 reflects the combination of the separate historical statement of operations of Symantec and AXENT for the three months ended June 30, 2000. Revenues of AXENT of approximately $30 million and net income of approximately $33,000 for the period from January 1, 2000 through March 31, 2000 are not included in either of the unaudited pro forma combined consolidated statements of operations.

NOTE 2 -- PRO FORMA ADJUSTMENTS

     (A) To record the anticipated value of goodwill as described in the overview and elimination of AXENT's goodwill related to historical acquisitions.

     (B) To record the anticipated value of developed technology, workforce-in-place, tradename, deferred income tax liabilities associated with these intangible assets, deferred income tax assets associated with assumption of stock options and elimination of AXENT's other intangible assets related to historical acquisitions.

     (C) To reflect anticipated acquisition expenses, primarily transaction fees and professional services, of approximately $14 million.

     (D) To reflect the elimination of AXENT's common stock and capital in excess of par value ($202 million) and the issuance of 14.5 million shares of Symantec Common Stock valued at approximately $814 million and the assumption of outstanding AXENT stock options valued at approximately $89 million.

     (E) Reflects in-process technology charge of $22 million and elimination of AXENT's accumulated deficit ($33 million). The in-process research and development cost is treated as an expense and therefore decreases the retained earnings.

     (F) To record the amortization of goodwill and identifiable intangible assets related to the acquisition of AXENT as if the transaction occurred on April 3, 1999. Goodwill and identifiable intangible assets recorded in relation to the acquisition were approximately $665 million and $94 million, respectively, and are being amortized on a straight-line basis over four years.

     (G) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the period presented is computed using the weighted average number of shares of common stock outstanding for the period presented and the shares to be issued in conjunction with the acquisition of AXENT as if such issued shares were outstanding as of April 3, 1999.

     (H) To record the portion of intrinsic value of unvested stock options that will be deemed to be earned over the remaining vesting period and the related deferred compensation amortization expense.

     (I) To record the income tax benefit associated with the amortization of developed technology, workforce-in-place, tradename and amortization of deferred compensation.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Symantec common stock is quoted on the Nasdaq National Market and traded under the symbol "SYMC". The table below sets forth for the periods indicated the high and low closing sale prices per share of Symantec common stock. For current price information with respect to Symantec common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, Symantec common stock.


                                                                  SYMANTEC
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED MARCH 31, 1999
  First Quarter.............................................  $32.13    $22.63
  Second Quarter............................................   28.00     10.13
  Third Quarter.............................................   21.81      8.69
  Fourth Quarter............................................   22.88     14.47

FISCAL YEAR ENDED MARCH 31, 2000
  First Quarter.............................................   28.00     13.00
  Second Quarter............................................   35.97     25.75
  Third Quarter.............................................   66.44     36.75
  Fourth Quarter............................................   80.81     48.06

FISCAL YEAR ENDING MARCH 31, 2001
  First Quarter.............................................   71.50     52.75
  Second Quarter............................................   63.69     41.38
  Third Quarter (through November 3, 2000)..................


     AXENT common stock is quoted on the Nasdaq National Market and traded under the symbol "AXNT". The table below sets forth for the periods indicated the high and low closing sale prices per share of AXENT common stock. For current price information with respect to AXENT common stock, you are urged to consult publicly available sources. AXENT has never declared or paid any cash dividends on AXENT Common Stock.


                                                                   AXENT
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $30.50    $14.44
  Second Quarter............................................   32.00     22.75
  Third Quarter.............................................   32.06     14.88
  Fourth Quarter............................................   31.13     13.50

FISCAL YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................   38.13     24.06
  Second Quarter............................................   20.00      8.06
  Third Quarter.............................................   17.25     11.31
  Fourth Quarter............................................   23.63     12.06

FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................   31.81     18.56
  Second Quarter............................................   25.56     14.06
  Third Quarter.............................................
  Fourth Quarter (through November 3, 2000).................

     Set forth below are the last reported sale prices of Symantec common stock and AXENT common stock on July 26, 2000, the last trading day prior to the public announcement of the merger agreement, and on November 1, 2000, the last practicable trading day prior to the date of this joint proxy statement/ prospectus, as well as the equivalent pro forma sale prices of AXENT common stock on those dates, as determined by multiplying the applicable last reported sale price of Symantec common stock on the Nasdaq National Market by the exchange ratio.



                                                 SYMANTEC         AXENT          AXENT
                                               COMMON STOCK    COMMON STOCK    EQUIVALENT
                                               ------------    ------------    ----------
July 26, 2000................................     $63.69          $19.06         $31.84
November 1, 2000.............................     $37.00          $18.25         $18.50

                  ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE
                         OF ONLY SYMANTEC STOCKHOLDERS

     In addition to proposal no. 1 related to the issuance of shares in the merger, Symantec stockholders are being asked to approve the following proposals:

PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO SYMANTEC'S 1996 EQUITY INCENTIVE PLAN

PROPOSED AMENDMENT


     Symantec's stockholders are being asked to consider and vote upon a proposal to amend Symantec's 1996 Equity Incentive Plan (the "1996 Plan") to make available for issuance under the 1996 Plan 2,400,000 additional shares of Symantec common stock. This will raise the 1996 Plan's limit on shares that may be issued pursuant to awards granted under the Plan from 15,236,102 to 17,636,102. This increase is in addition to approximately up to 1.95 million shares of Symantec common stock potentially issuable to holders of options to acquire AXENT common stock under options plans of AXENT being assumed by Symantec. Symantec will not issue new options under any of the assumed AXENT plans.



     The board believes that the amendment to increase the shares of Symantec common stock available for issuance under the 1996 Plan is in the best interests of Symantec. The purpose of the 1996 Plan is to provide employees of Symantec with a convenient means to acquire an equity interest in Symantec, to provide to employees incentives based on an increase in the value of Symantec's common stock, and to provide an incentive for continued employment. Because the number of employees of Symantec will increase substantially upon completion of the merger, the board believes that the additional reserve of shares with respect to which shares may be issued is needed to ensure that Symantec can meet these goals. In addition, the Board believes that the level of dilution reflected by Symantec's current practices and the requested increase in shares available under the 1996 Plan are appropriate in the Company's highly competitive business environment and that the Company in general has a level of dilution from employee equity plans similar to, or less than, other similarly situated software and other high technology companies in the industry. The shares awarded under the 1996 Plan come from authorized but unissued shares of Symantec common stock.



     Without the 2,400,000 shares that are the subject of this proposal, there are a total of 15,236,102 shares of Symantec's common stock authorized for issuance upon the exercise of options granted under the 1996 Plan. As of June 30, 2000, a total of 2,641,598 shares had been purchased upon the exercise of options issued under the 1996 Plan, and a total of 8,656,741 shares of Symantec common stock were subject to outstanding options that have been granted pursuant to the 1996 Plan to an aggregate of approximately 2,836 persons, leaving 914,863 shares reserved for grant of options under the 1996 Plan. The outstanding options are exercisable at an average exercise price of $38.47 per share. During the 2000 fiscal year, 4,343,592 options were granted by Symantec to employees and 100,000 options were granted to non-employee directors under the 1996 Plan.


SUMMARY OF THE 1996 PLAN


     GENERAL. The 1996 Plan was adopted by Symantec's board of directors on March 4, 1996 and approved by its stockholders on May 14, 1996 and amended effective September 18, 1997, September 17, 1998, September 15, 1999 and October 3, 2000. The purpose of the 1996 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Symantec, by offering them an opportunity to participate in the company's future performance through awards of options.


     ADMINISTRATION. The 1996 Plan permits either the board of directors or a committee appointed by the board to administer the 1996 Plan. If the board establishes such a committee, and two or more members of the board are "outside directors," the committee must be comprised of at least two members of the board, all of whom are outside directors and "disinterested persons." "Disinterested persons" and "outside directors" are defined in the 1996 Plan and comply with definitions given such terms under the Exchange Act, and Section 162(m) of the U.S. Internal Revenue Code, respectively. References herein to the "Committee" mean either the committee appointed to administer the 1996 Plan or the board. Subject to the terms of the 1996 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards. Notwithstanding the foregoing, the Committee cannot reprice options issued under the Plan by lowering the exercise price of a previously granted award, by canceling outstanding options and issuing replacements, or by otherwise replacing existing options with substitute options with a lower exercise price, without prior approval of the Company's stockholders. The Committee also has the authority to construe and interpret any of the provisions of the 1996 Plan or any awards granted thereunder and to modify awards granted under the 1996 Plan.


     ELIGIBILITY. The 1996 Plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of Symantec or of any parent, subsidiary or affiliate of Symantec as the Committee may determine. As of June 30, 2000, approximately 2,763 people were eligible to participate in the 1996 Plan. Over the term of the 1996 Plan, the following named executive officers have been granted options to purchase shares of common stock under the 1996 Plan as follows:

            John W. Thompson     1,020,000 options,
            Dana Siebert         106,646 options,
            Dieter Giesbrecht    122,000 options,
            Greg Myers           148,973 options, and
            Derek Witte          113,500 options.

     Over the term of the 1996 Plan, current executive officers as a group have been granted options to purchase 1,840,719 shares, current non-employee directors have been granted options to purchase 120,000 shares, and all employees as a group, other than executive officers and directors, have been granted options to purchase 11,303,189 shares (excluding 3,491,168 options which were subject to cancellation). No person will be eligible to receive more than 500,000 shares in any calendar year pursuant to the grant of awards under the 1996 Plan other than new employees of Symantec, or any parent, subsidiary or affiliate of Symantec, who are eligible to receive up to a maximum of 800,000 shares in the calendar year in which they commence employment. A person may be granted more than one award under the 1996 Plan.


     STOCK RESERVED FOR ISSUANCE. The stock reserved for issuance under the 1996 Plan consists of shares of Symantec common stock authorized but unissued common stock. The aggregate number of shares that may be issued under awards pursuant to the 1996 Plan as amended by the proposal is 17,636,102. In addition, shares that are subject to issuance upon exercise of an option under the 1996 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 1996 Plan but are forfeited or repurchased by Symantec at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 1996 Plan.


     TERMS OF OPTIONS. Subject to the terms and conditions of the 1996 Plan, the Committee, in its discretion, determines for each option certain terms and conditions, including, whether the option is to be an incentive stock option ("ISO") or a non-qualified stock option ("NQSO"), the number of shares for which the option will be granted, the exercise price of the option and the periods during which the option may be exercised. Each option is evidenced by a stock option agreement in such form as the Committee approves and is subject to the following conditions, in addition to those described elsewhere herein or in the 1996 Plan:

     Date of Grant. The date of grant of an option will be the date on which the Committee decides to grant the option, unless the Committee specifies otherwise. The related stock option agreement and a copy of the 1996 Plan will be delivered to the optionee within a reasonable time after the option is granted.

     Term of Exercise of Options. Except with respect to options granted to non-employee directors described below, options are exercisable within the period, or upon the events, determined by the Committee as set forth in the related stock option agreement. However, no option may be exercisable after ten years from the date of grant, and no ISO granted to a 10% stockholder can be exercisable after five years from the date of grant. Symantec anticipates that most of the options that will be granted under the

1996 Plan will be exercisable for ten years and options granted under the 1996 Plan will generally vest and become exercisable at a rate of 25% one year after the date of grant, and then at the rate of 2.0833% per month over the succeeding three years of employment. Options granted to non-employee directors are immediately exercisable subject to repurchase to the extent that such options have not vested (see "Formula for Non-Employee Director Option Grants and Vesting" below).


     Exercise Price. Each stock option agreement states the related option exercise price, which may not be less than 100% of the fair market value of the shares of common stock on the date of the grant. The exercise price of an ISO granted to a 10% stockholder may not be less than 110% of the fair market value of shares of Symantec common stock on the date of grant. The exercise price for non-employee director formula option grants may not be less than 100% of the fair market value of the shares of common stock on the date of grant. On November 1, 2000, the fair market value of Symantec common stock was $37.0.


     Method of Exercise. Options may be exercised only by delivery to Symantec of a written stock option exercise agreement, stating the number of shares purchased, the restrictions imposed on the shares purchased, if any, and certain representations and covenants regarding optionee's investment intent and access to information, together with payment in full of the exercise price for the number of shares purchased. The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Committee, in a number of other forms of consideration, including cancellation of indebtedness, fully paid shares of Symantec common stock, delivery of a promissory note, waiver of compensation due or accrued to an optionee for services rendered, through a "same day sale," through a "margin commitment," or any combination of the foregoing.

     Termination of Employment. If an optionee ceases to provide services as an employee, director, consultant, independent contractor or advisor to Symantec, or a parent, subsidiary or affiliate of Symantec (except in the case of death, disability, sick leave, military leave, or any other leave of absence approved by the Committee which does not exceed 90 days, or if reinstatement upon expiration of such leave is guaranteed by law), the optionee typically has three months to exercise any then-exercisable options except as may otherwise be provided. (See "Formula for Non-Employee Director Option Grants and Vesting" below); provided, however, that the exercise period may be extended by the Committee for up to five years. A twelve-month exercise period applies in cases of optionee's disability (as defined in the 1996 Plan) or death. If optionee is terminated for reason of having committed an alleged criminal act or intentional tort, optionee's options expire upon termination.

     Recapitalization; Change of Control. The number of shares subject to any award, and the number of shares issuable under the 1996 Plan, are subject to proportionate adjustment in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change relating to the capital structure of Symantec without consideration. In the event of a dissolution or liquidation of Symantec, a merger or consolidation in which Symantec does not survive (other than a merger with a wholly owned subsidiary or where there is no substantial change in the stockholders of the corporation and the options granted are assumed, converted or replaced by the successor corporation), a merger in which Symantec is the surviving corporation, but after which the stockholders of Symantec cease to own an equity interest in Symantec, a sale of all or substantially all of Symantec's assets or any other transaction that qualifies as a "corporate transaction" under Section 424(a) of the Code, all outstanding awards may be assumed, converted or replaced by the successor corporation, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders; provided that formula option grants to non-employee directors shall accelerate and be fully vested upon such merger, consolidation or corporate transaction.

     Rights as Stockholder. An optionee has no rights as a stockholder with respect to any shares covered by an option until the option has been validly exercised and shares of Symantec common stock are issued to the optionee.

     Other Provisions. The option grant and exercise agreements authorized under the 1996 Plan, which may be different for each option, may contain such other provisions as the Committee deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of Symantec to repurchase unvested shares held by an optionee upon termination of the optionee's employment at the original purchase price.


     FORMULA FOR NON-EMPLOYEE DIRECTOR OPTION GRANTS AND VESTING. Symantec will automatically grant options, in accordance with a formula, to each director of the company who is not an employee of Symantec (or of any parent or subsidiary of Symantec) ("non-employee director"). As of November 3, 2000, seven directors were in the class of persons eligible to receive options under this formula. The award formula for nonqualified stock option grants is as follows: An initial grant of 20,000 shares will be made to a new director upon such director first becoming a director. An award grant of 10,000 shares will be made to a continuing director other than the chairman of the board, and an award grant of 20,000 shares will be made to the chairman of the board, at the first board meeting following the first day of each fiscal year of the company; provided that no such grant shall be made within six months of an initial grant. Options granted shall remain exercisable for a period of seven months following the non-employee director's termination as a director or consultant of Symantec.


     Prior to July 1998, non-employee directors were eligible to receive grants pursuant to the 1993 Directors Stock Option Plan. The 1993 Directors Stock Option Plan expired in July, 1998. All option grants to directors are currently made under the 1996 Plan.

     AMENDMENT AND TERMINATION OF THE 1996 PLAN. The Committee, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 1996 Plan or revise or amend the 1996 Plan in any respect whatsoever; provided that the Committee may not, without approval of the stockholders, amend the 1996 Plan in a manner that requires stockholder approval.

     TERM OF THE 1996 PLAN. Awards may be granted pursuant to the 1996 Plan from time to time until the expiration of the ten-year period commencing with the date the 1996 Plan was adopted by Symantec's board of directors.

     FEDERAL INCOME TAX INFORMATION. Options so designated under the 1996 Plan are intended to qualify as ISOs. All options that are not designated as ISOs are intended to be NQSOs.

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO SYMANTEC AND PARTICIPATING EMPLOYEES ASSOCIATED WITH STOCK OPTIONS GRANTED UNDER THE 1996 PLAN. THE U.S. FEDERAL TAX LAWS MAY CHANGE AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY OPTIONEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1996 PLAN.

     TAX TREATMENT OF THE OPTIONEE; INCENTIVE STOCK OPTIONS. An optionee will recognize no income upon grant of an ISO and will incur no tax upon exercise of an ISO unless the optionee is subject to the alternative minimum tax. If the optionee holds the shares purchased upon exercise of the ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the option grant date, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     If the optionee disposes of ISO Shares (including by gift, but not including certain tax-free exchanges) prior to the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, which could be long-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

     ALTERNATIVE MINIMUM TAX. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is currently 26% of an individual taxpayer's alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

     NONQUALIFIED STOCK OPTIONS. An optionee is not taxed upon the award of a NQSO. The federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a right of repurchase in favor of Symantec as described above. If the shares are not subject to a right of repurchase (or if they are so restricted and the optionee files a Section 83(b) Election with respect to the shares), the optionee will have ordinary income at the time of exercise measured by the option spread on the exercise date. The optionee's tax basis in the shares will be their fair market value on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long-or short-term also will begin on that date. If the shares are subject to a right of repurchase and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the spread as of the date of lapse; in addition, the optionee's holding period will then begin on the date of lapse.

     Whether or not the shares are subject to a right of repurchase, the amount of ordinary income taxable to an optionee who was an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by Symantec.

     SALE OF OPTION SHARES. Upon sale, other than to Symantec, of shares acquired under a NQSO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the shares are held more than one year as of the date of the sale.

     ESTIMATED TAXES. Estimated tax payments may be due on amounts an optionee includes in income if the income recognition event occurs before the last month of his or her taxable year and no other exceptions to the underpayment of estimated tax penalties applies. Generally, estimated taxes must be paid with respect to regular and alternative minimum tax liabilities if the amount of a taxpayer's withheld taxes together with any estimated taxes is less than 90 percent of that taxpayer's total regular or alternative minimum tax liability for the year, unless an exception applies.

     MAXIMUM TAX RATES. The maximum rate applicable to ordinary income is 39.6%. Long-term capital gain on stock held for more than twelve months will be taxed at a maximum rate of 20%. Capital gains may be offset by capital losses, and up to $3,000 of additional capital losses may be offset annually against ordinary income.

     TAX TREATMENT OF SYMANTEC. Symantec will be entitled to a deduction in connection with the exercise of a NQSO by a domestic employee or other person to the extent that the optionee recognizes ordinary income. Symantec will be entitled to a deduction in connection with the disposition of shares acquired under an ISO only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     ERISA INFORMATION. The 1996 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

BENEFITS TO CERTAIN PERSONS

     Because awards to employees under the 1996 Plan will vary depending on the timing of participants' exercise decisions and on the fair market value of Symantec's common stock at various future dates, it is not possible to determine exactly what benefits might be received by Symantec's directors, executive officers and other employees under the 1996 Plan.

     The following table summarizes the benefits that were received by various persons under the 1996 Plan in the fiscal year ending March 31, 2000:

                                                              NUMBER OF    EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
John Thompson...............................................  1,020,000       *
Dana Siebert................................................     50,000       *
Dieter Giesbrecht...........................................     35,000       *
Greg Myers..................................................     65,000       *
Derek Witte.................................................     50,000       *
Current Executive Group (nine persons)......................  1,519,000       *
Non-executive director group (ten persons)..................    100,000       *
Non-executive officer employee group........................  4,343,592       *

-------------------------
* The exercise price of the options granted under the 1996 Plan is the fair market value of Symantec common stock on the date such options are granted.

     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 EQUITY INCENTIVE PLAN

PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     Symantec's certificate of incorporation currently authorizes Symantec to issue up to 100,000,000 shares of common stock, 1,000,000 shares of preferred stock and 1 share of special voting stock. This proposal would amend the certificate of incorporation to authorize Symantec to issue up to 300,000,000 shares of common stock, 1,000,000 shares of preferred stock and one share of special voting stock. The larger number of authorized shares of common stock provided for in this proposal will provide Symantec the certainty and flexibility to undertake various types of transactions, including stock splits, in the form of stock dividends, financings, increases in the shares reserved for issuance under stock incentive plans or other corporate transactions not yet determined.


     In order for the Symantec board to be able to respond to future circumstances with a reasonable degree of flexibility, Symantec must have a sufficient number of authorized shares to cover any stock dividends or other transactions. There are currently 100,000,000 shares authorized and approximately 61 million issued and outstanding shares of Symantec's common stock and approximately another 16 million shares reserved for issuance under Symantec's stock plans. In addition, Symantec will issue approximately 15 million shares in the merger, and may issue up to 1.9 million shares to holders of AXENT options being assumed in the merger if those options are exercised. Under the proposed amendment to the certificate of incorporation, the additional shares of common stock would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. Symantec has no current plans to issue the remainder of the additional authorized shares other than shares that could be issued in connection with any additional stock options granted as a result of any approved increase in the number of shares reserved for issuance under the 1996 Plan or the Stock Purchase Plan.


     Based on the number of shares of common stock outstanding as of July 26, 2000 and on consummation of the merger, the Symantec would have approximately 78 million shares of common stock being issued and outstanding. This number does not include approximately 14 million shares of common stock reserved for issuance upon exercise of options outstanding and equity awards to be granted under Symantec's equity compensation plans, shares reserved for issuance under Symantec's stock option and purchase plans and shares to subject to options (as of July 26, 2000) to be assumed in the merger. Although Symantec currently has no agreements or understandings with respect to any other material acquisitions, the increase in the authorized number of shares of Symantec common stock will provide Symantec with additional flexibility with regard to any future acquisitions.

     The additional shares of Symantec common stock that would become available for issuance if the proposed amendment were adopted could also be used by Symantec to oppose a hostile takeover attempt or delay or prevent changes of control of Symantec or changes in or removal of management of Symantec. For example, without further stockholder approval, the Symantec board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of Symantec, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by Symantec to deter or prevent changes of control of Symantec, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

     Symantec's certificate of incorporation and bylaws contain provisions that could have an anti-takeover effect, including the following:

     - Symantec's board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors; and

     - special meetings of stockholders may only be called by the chairman of the board, the president or the board, not by Symantec's stockholders.

     In addition, the authority granted by Symantec's certificate of incorporation to the board to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of Symantec's preferred stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of common stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and Symantec's management presently does not intend to propose anti-takeover measures in future proxy solicitations.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO SYMANTEC'S CERTIFICATE OF INCORPORATION.

                             STOCKHOLDER PROPOSALS

     AXENT held its 2000 Annual Meeting of Stockholders on June 6, 2000. AXENT will hold an annual meeting in 2001 only if the merger is not consummated. In the event that such a meeting is held, any proposal of an AXENT stockholder must be received by the secretary of AXENT no later than January 1, 2001 in order to be considered for inclusion in the AXENT 2001 annual meeting proxy materials. Any such proposal will be subject to Rule 14a-8 of the Rules and Regulations under the Exchange Act.


     Symantec held its 2000 annual meeting on September 18, 2000 with adjournments to September 22, 2000 and October 3, 2000. For stockholder proposals to be considered properly brought before Symantec's 2001 annual meeting, a stockholder must give timely notice of approval in writing to Symantec's secretary. To be timely for the 2001 annual meeting, a stockholder's notice must be delivered to or mailed and received by the secretary of Symantec at its principal executive offices, between May 23, 2001, and June 22, 2001. A stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Symantec that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.


     Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Symantec's 2001 Annual Meeting of Stockholders must be received by Symantec not later than March 30, 2001, in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 LEGAL MATTERS

     The validity of the Symantec common stock offered by this joint proxy statement/prospectus will be passed upon for Symantec by Heller Ehrman White & McAuliffe LLP, Palo Alto, California.

     Heller Ehrman White & McAuliffe LLP will provide an opinion to Symantec and Shaw Pittman will provide an opinion to AXENT as to the qualification of the merger as a reorganization under Section 368(a) the Internal Revenue Code.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Symantec's consolidated financial statements and schedule included in Symantec's Annual Report on form 10-K for the year ended March 31, 2000, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement. Symantec's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited AXENT's consolidated financial statements and schedule included in AXENT's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement. AXENT's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     AXENT's December 31, 1998 and 1997 financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      DOCUMENTS INCORPORATED BY REFERENCE
                    IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document. All documents filed by Symantec and AXENT under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the AXENT and Symantec special meetings are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of those documents. You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     This joint proxy statement/prospectus incorporates by reference the documents listed below that Symantec and AXENT have previously filed with the Securities and Exchange Commission.

     Symantec filings:

     - Annual Report on Form 10-K for the year ended March 31, 2000;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

     - Current Report on Form 8-K dated July 26, 2000;

     - Proxy Statement on Schedule 14A for Symantec's 2000 annual meeting; and

     - Registration Statements on Form 8-A, SEC dated May 24, 1989 and August 19, 1998, as amended, which describes Symantec's common stock.

     AXENT filings:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2000;

     - Current Reports on Form 8-K dated February 28 and July 26, 2000;

     - Proxy Statement on Schedule 14A for AXENT's 2000 annual meeting; and

     - Registration Statement on Form 8-A dated March 29, 1996, as amended, which describes AXENT's common stock.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION


     The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any of the information that is incorporated by reference in this joint proxy statement/prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus, to you, without charge, upon written or oral request. You should make any request for documents by November 30, 2000 to ensure timely delivery of the documents.


     REQUESTS FOR DOCUMENTS RELATING TO             REQUESTS FOR DOCUMENTS RELATING TO
       SYMANTEC SHOULD BE DIRECTED TO:                 AXENT SHOULD BE DIRECTED TO:
     ----------------------------------             ----------------------------------
                Helyn Corcos                               Anita Willis-Boyland
             Investor Relations                        Director, Investor Relations
            Symantec Corporation                         AXENT Technologies, Inc.
        20330 Stevens Creek Boulevard                       2400 Research Blvd.
      Cupertino, California 95014-2132                           Suite 200
               (408) 253-9600                            Rockville, Maryland 20850
                                                              (301) 670-3637

     Symantec and AXENT file reports, proxy statements and other information with the Securities Exchange Commission, or SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

   Public Reference Room
   450 Fifth Street, N.W.
   Room 1024
   Washington, D.C. 20549
   1-800-SEC-0330
   New York Regional Office
   7 World Trade Center
   Suite 1300
   New York, New York 10048
   Chicago Regional Office
   Citicorp Center
   500 West Madison Street,
   Suite 1400
   Chicago, Illinois 60661-2511

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each Symantec and AXENT. The address of the SEC website is http://www.sec.gov.

     Symantec has filed a registration statement under the Securities Act with the SEC with respect to Symantec's common stock to be issued to AXENT stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Symantec filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC.

     You may inspect and copy the registration statement at any of the addresses listed above.

     This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Symantec common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in our affairs since the date of this joint proxy statement/ prospectus. The information contained in this document with respect to AXENT and its subsidiaries was provided by AXENT and the information contained in this document with respect to Symantec was provided by Symantec.

                STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Symantec's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the Symantec common stock to be issued to AXENT stockholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of Symantec stock to be received by AXENT stockholders will be made;

     - the possibility that the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger cannot be fully realized;

     - the possibility that costs or difficulties related to the integration of our businesses and infrastructure are greater than expected;

     - the impact of competition on revenues and margins;

     - rapidly changing technology and shifting demand requirements;

     - other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined company's products and services; and

     - other risk factors as may be detailed from time to time in AXENT's and Symantec's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section titled "Risk Factors."

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              SYMANTEC CORPORATION

                            APACHE ACQUISITION CORP.

                                      AND

                            AXENT TECHNOLOGIES, INC.

                           DATED AS OF JULY 26, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I -- THE MERGER.....................................   A-1
  1.1 -- The Merger.........................................   A-1
  1.2 -- Closing; Effective Time............................   A-1
  1.3 -- Effects of the Merger..............................   A-1
  1.4 -- Certificate of Incorporation; Bylaws...............   A-2
  1.5 -- Directors and Officers of the Surviving
     Corporation............................................   A-2
ARTICLE II -- CONVERSION OF SHARES..........................   A-2
  2.1 -- Conversion of Stock................................   A-2
  2.2 -- AXENT Options; AXENT Purchase Plan.................   A-3
  2.3 -- Exchange of Stock Certificates.....................   A-4
  2.4 -- Lost, Stolen or Destroyed Certificates.............   A-4
  2.5 -- Tax Consequences...................................   A-5
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF AXENT......   A-5
  3.1 -- Organization, Etc..................................   A-5
  3.2 -- Authority Relative to This Agreement...............   A-6
  3.3 -- No Violations, Etc.................................   A-6
  3.4 -- Board Recommendation State Takeover Statutes.......   A-7
  3.5 -- Fairness Opinion...................................   A-7
  3.6 -- Capitalization.....................................   A-7
  3.7 -- SEC Filings........................................   A-7
  3.8 -- Financial Statements...............................   A-8
  3.9 -- Absence of Undisclosed Liabilities.................   A-8
  3.10 -- Absence of Changes or Events......................   A-8
  3.11 -- Capital Stock of Subsidiaries.....................   A-9
  3.12 -- Litigation........................................   A-9
  3.13 -- Insurance.........................................   A-9
  3.14 -- Contracts and Commitments.........................   A-9
  3.15 -- Labor Matters; Employment and Labor Contracts.....  A-11
  3.16 -- Compliance with Laws..............................  A-11
  3.17 -- Intellectual Property Rights......................  A-11
  3.18 -- Taxes.............................................  A-12
  3.19 -- Employee Benefit Plans; ERISA.....................  A-13
  3.20 -- Environmental Matters.............................  A-15
  3.21 -- Officer's Certificate as to Tax Matters...........  A-18
  3.22 -- Affiliates........................................  A-18
  3.23 -- Finders or Brokers................................  A-18
  3.24 -- Registration Statement; Joint Proxy
     Statement/Prospectus...................................  A-18
  3.25 -- [Intentionally Omitted]...........................  A-18
  3.26 -- Title to Property.................................  A-18
  3.27 -- Year 2000 Compliance..............................  A-19
  3.28 -- No Existing Discussions...........................  A-19
ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SYMANTEC AND
  MERGER SUB................................................  A-19
  4.1 -- Organization, Etc..................................  A-19
  4.2 -- Authority Relative to This Agreement...............  A-20
  4.3 -- No Violations, Etc.................................  A-20

                                                              PAGE
                                                              ----
  4.4 -- Capitalization.....................................  A-20
  4.5 -- Registration Statement; Joint Proxy
     Statement/Prospectus...................................  A-21
  4.6 -- SEC Filings........................................  A-21
  4.7 -- Compliance with Laws...............................  A-21
  4.8 -- Financial Statements...............................  A-21
  4.9 -- Absence of Undisclosed Liabilities.................  A-22
  4.10 -- Absence of Changes or Events......................  A-22
  4.11 -- Litigation........................................  A-22
  4.12 -- Fairness Opinion..................................  A-22
  4.13 -- [Intentionally Omitted]...........................  A-22
  4.14 -- [Intentionally Omitted]...........................  A-22
  4.15 -- Officer's Certificate as to Tax Matters...........  A-23
  4.16 -- Taxes.............................................  A-23
  4.17 -- Intellectual Property.............................  A-23
  4.18 -- Year 2000 Compliance..............................  A-24
ARTICLE V -- COVENANTS......................................  A-24
  5.1 -- Conduct of Business During Interim Period..........  A-24
  5.2 -- No Solicitation....................................  A-25
  5.3 -- Access to Information..............................  A-26
  5.4 -- Special Meetings; Registration Statement; Board
     Recommendations........................................  A-26
  5.5 -- Commercially Reasonable Efforts....................  A-29
  5.6 -- Public Announcements...............................  A-29
  5.7 -- Notification of Certain Matters....................  A-29
  5.8 -- Indemnification....................................  A-29
  5.9 -- [Intentionally Omitted]............................  A-30
  5.10 -- AXENT Affiliate Agreements........................  A-30
  5.11 -- Nasdaq Listing....................................  A-30
  5.12 -- Resignation of Directors and Officers.............  A-30
  5.13 -- Consents of Symantec's and AXENT's Accountants....  A-30
  5.14 -- Form S-8..........................................  A-30
  5.15 -- Notification of Certain Matters...................  A-30
  5.16 -- SEC Filings.......................................  A-32
  5.17 -- Employee Benefit Matters..........................  A-32
  5.18 -- Certain Matters...................................  A-32
ARTICLE VI -- CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...  A-33
  6.1 -- Registration Statement.............................  A-33
  6.2 -- AXENT Stockholder Approval.........................  A-33
  6.3 -- Symantec Stockholder Approval......................  A-33
  6.4 -- Listing of Additional Shares.......................  A-33
  6.5 -- Governmental Clearances............................  A-33
  6.6 -- Tax Matters........................................  A-33
  6.7 -- Statute or Decree..................................  A-33
ARTICLE VII -- CONDITIONS TO THE OBLIGATIONS OF AXENT AND
  SYMANTEC..................................................  A-34
  7.1 -- Additional Conditions To The Obligations Of
     AXENT..................................................  A-34
  7.2 -- Additional Conditions To The Obligations Of
     Symantec And Merger Sub................................  A-34
ARTICLE VIII -- TERMINATION.................................  A-34
  8.1 -- Termination........................................  A-34

                                                              PAGE
                                                              ----
  8.2 -- Notice of Termination; Effect of Termination.......  A-36
  8.3 -- Fees and Expenses..................................  A-36
  8.4 -- Amendment..........................................  A-37
  8.5 -- Extension; Waiver..................................  A-37
ARTICLE IX -- MISCELLANEOUS.................................  A-37
  9.1 -- Amendment and Modification.........................  A-37
  9.2 -- Waiver of Compliance; Consents.....................  A-37
  9.3 -- Survival; Investigations...........................  A-37
  9.4 -- Notices............................................  A-37
  9.5 -- Assignment; Third Party Beneficiaries..............  A-38
  9.6 -- Governing Law......................................  A-38
  9.7 -- Waiver Of Jury Trial...............................  A-38
  9.8 -- Counterparts.......................................  A-38
  9.9 -- Severability.......................................  A-39
  9.10 -- Interpretation....................................  A-39
  9.11 -- Entire Agreement..................................  A-39
  9.12 -- Definition of "law"...............................  A-39
  9.13 -- Rules of Construction.............................  A-39
EXHIBITS

Exhibit A  -- Certificate of Merger....................................  A-41
           -- Form of Restated Certificate of Incorporation of
Exhibit B  Surviving Corporation.......................................  A-43
Exhibit C  -- Form of AXENT Affiliate Agreement........................  A-45

                             INDEX OF DEFINED TERMS

"Acquisition Proposal"......................................  Section 5.2(a)
"Acquisition Transaction"...................................  Section 5.2(a)
"Action"....................................................  Section 3.12(a)
"Affiliates"................................................  Section 3.22
"Agreement".................................................  Preamble
"Antitrust Division"........................................  Section 5.5(a)
"AXENT".....................................................  Preamble
"AXENT Acquisition".........................................  Section 8.3(b)
"AXENT Affiliate Agreement".................................  Section 5.10
"AXENT Balance Sheet".......................................  Section 3.8
"AXENT Certificate".........................................  Section 2.3(c)
"AXENT Common Stock"........................................  Recitals
"AXENT Contract"............................................  Section 3.14(b)
"AXENT Disclosure Statement"................................  Article III
"AXENT Financial Statements"................................  Section 3.8
"AXENT IP Rights"...........................................  Section 3.17(a)
"AXENT Material Adverse Effect".............................  Section 3.1(a)
"AXENT Options".............................................  Section 2.2(a)
"AXENT Preferred Stock".....................................  Section 3.6(a)
"AXENT Purchase Plan".......................................  Section 2.2(b)
"AXENT SEC Reports".........................................  Section 3.7(a)
"AXENT Special Meeting".....................................  Section 5.4(a)
"AXENT Stock Plans".........................................  Section 2.2(a)
"AXENT Triggering Event"....................................  Section 8.1(i)
"CERCLA"....................................................  Section 3.20(a)(iii)
"Certificate of Merger".....................................  Section 1.2
"Closing"...................................................  Section 1.2
"Closing Date"..............................................  Section 1.2
"COBRA".....................................................  Section 3.15(b)
"Code"......................................................  Recitals
"Confidentiality Agreement".................................  Section 5.3
"Contractor"................................................  Section 3.20(a)(i)
"Delaware Law"..............................................  Section 1.1
"Effective Time"............................................  Section 1.2
"Employee Benefit Plans"....................................  Section 3.19(a)
"End Date"..................................................  Section 8.1(b)
"Environment"...............................................  Section 3.20(a)(ii)
"Environmental Law".........................................  Section 3.20(a)(iii)
"Environmental Permit"......................................  Section 3.20(a)(iv)
"ERISA".....................................................  Section 3.19(a)
"ERISA Affiliate"...........................................  Section 3.19(a)
"Exchange Act"..............................................  Section 3.3
"Exchange Agent"............................................  Section 2.3(a)
"Exchange Multiple".........................................  Section 2.1(g)
"Exchange Quotient".........................................  Section 2.1(g)
"Exchange Ratio"............................................  Section 2.1(a)
"Foreign Plan"..............................................  Section 3.19(n)

"FTC".......................................................  Section 5.5(a)
"GAAP"......................................................  Section 3.8
"Government Entity".........................................  Section 3.3
"group health plan".........................................  Section 3.19(k)
"Hazardous Material"........................................  Section 3.20(a)(v)
"Holder"....................................................  Section 2.3(c)
"HSR Act"...................................................  Section 3.3
"Indemnified Parties".......................................  Section 5.8(a)
"IRS".......................................................  Section 3.19(d)
"Joint Proxy Statement/Prospectus"..........................  Section 3.24
"law".......................................................  Section 9.11
"Merger"....................................................  Recitals
"Merger Sub"................................................  Preamble
"Merger Sub Common Stock"...................................  Section 2.1(d)
"Nasdaq"....................................................  Section 2.1(f)
"Notice of Superior Offer"..................................  Section 5.4(e)
"Pension Plans".............................................  Section 3.19(a)
"Person"....................................................  Section 2.1(g)
"Potential Acquiror"........................................  Section 5.2(a)
"Real Property".............................................  Section 3.20(b)(iv)
"Reference Date"............................................  Section 3.8
"Registration Statement"....................................  Section 3.24
"SEC".......................................................  Section 3.7
"Securities Act"............................................  Section 3.7
"Subsidiary"................................................  Section 2.1(g)
"Superior Offer"............................................  Section 5.4(e)
"Surviving Corporation".....................................  Section 1.1
"Symantec"..................................................  Preamble
"Symantec Balance Sheet"....................................  Section 4.8
"Symantec Certificates".....................................  Section 2.1(b)
"Symantec Closing Value"....................................  Section 2.1(f)
"Symantec Common Stock".....................................  Recitals
"Symantec Disclosure Statement".............................  Article IV
"Symantec Exchange Options".................................  Section 2.2(a)
"Symantec Financial Statements".............................  Section 4.8
"Symantec IP Rights"........................................  Section 4.17
"Symantec Material Adverse Effect"..........................  Section 4.1
"Symantec Purchase Plan"....................................  Section 2.2(b)
"Symantec SEC Reports"......................................  Section 4.6(a)
"Symantec Special Meeting"..................................  Section 5.4(b)
"Symantec Subsidiaries".....................................  Section 4.1
"Tax" or "Taxes"............................................  Section 3.18(a)
"Tax Return"................................................  Section 3.18(b)
"Termination Fee"...........................................  Section 8.3(b)
"Welfare Plans".............................................  Section 3.19(a)
"Year 2000 Compliant".......................................  Section 3.27

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 26, 2000 by and among Symantec Corporation, a Delaware corporation ("Symantec"), Apache Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Symantec ("Merger Sub"), and AXENT Technologies, Inc., a Delaware corporation ("AXENT"), with respect to the following facts:

          A. The respective boards of directors of Symantec, Merger Sub and AXENT have approved and declared advisable the merger of Merger Sub with and into AXENT (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

          B. Pursuant to the Merger, among other things, the outstanding shares of AXENT Common Stock, $0.02 par value ("AXENT Common Stock"), will be converted into the right to receive shares of Symantec Common Stock, $0.01 par value ("Symantec Common Stock"), at the rate set forth herein.

          C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          D. For financial accounting purposes, it is intended that the Merger will be accounted for under the purchase method.

     The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"),
(i) Merger Sub shall be merged with and into AXENT, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) AXENT shall be the surviving corporation. AXENT, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 8:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

     1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of AXENT and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AXENT and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read substantially as set forth in Exhibit B attached hereto.

     (b) Subject to Section 5.8, from and after the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

     1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of AXENT or Merger Sub:

          (a) As of the Effective Time, each share of AXENT Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of AXENT Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into 0.50 (the "Exchange Ratio") of a fully paid and nonassessable share of Symantec Common Stock.

          (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AXENT Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or, at the Holder's request, direct registration) representing the number of whole shares of Symantec Common Stock into which such shares have been converted (the "Symantec Certificates"), and (ii) cash in lieu of fractional shares of Symantec Common Stock in accordance with Section 2.1(f), without interest.

          (c) As of the Effective Time, each share of AXENT Common Stock held of record immediately prior to the Effective Time by AXENT, Merger Sub, Symantec or any Subsidiary (as defined in Section 2.1(g)) of Symantec shall be canceled and extinguished without any conversion thereof.

          (d) As of the Effective Time, each share of Common Stock, $0.001 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.001, of the Surviving Corporation.

          (e) Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Symantec Common Stock or AXENT Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Symantec Common Stock or AXENT Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

          (f) No fraction of a share of Symantec Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of AXENT Common Stock who would otherwise be entitled to a fraction of a share of Symantec Common Stock (after aggregating all fractional shares of Symantec Common Stock to be received by such holder) shall receive from Symantec an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Symantec Closing Value. For the purposes of this Agreement, "Symantec Closing Value" shall mean the closing price per share of Symantec Common Stock as reported on the Nasdaq National Market System ("Nasdaq") on the trading day immediately preceding the Effective Time.

          (g) For the purposes of this Agreement, the "Exchange Multiple" of any quantity means the product obtained from multiplying such quantity by the Exchange Ratio, and the "Exchange Quotient" of any quantity means the quotient obtained from dividing such quantity by the Exchange Ratio. For purposes of this Agreement, (i) the term "Subsidiary", when used with respect to any Person, means any corporation, entity or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, entity or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

     2.2  AXENT Options; AXENT Purchase Plan.

     (a) As of the Effective Time, Symantec shall assume all of the stock options of AXENT, whether or not vested or immediately exercisable, outstanding immediately prior to the Effective Time under the AXENT Stock Plans (as defined below) (the "AXENT Options"). For purposes of this Agreement, "AXENT Stock Plans" means the plans listed on Schedule 2.2(a). Each AXENT Option, whether or not exercisable at the Effective Time, shall be assumed by Symantec in such a manner that it shall be exercisable upon the same terms and conditions as under the AXENT Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that (i) each such option thereafter shall be exercisable for a number of shares of Symantec Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of AXENT Common Stock subject to such option, and (ii) the option price per share of Symantec Common Stock thereafter shall equal the Exchange Quotient of the option price per share of AXENT Common Stock subject to such option in effect immediately prior to the Effective Time (the "Symantec Exchange Options"); provided that if the Exchange Quotient results in an aggregate exercise price that requires the payment of a fraction of a cent at the time of exercise of Symantec Exchange Options for one or more shares of Symantec Common Stock (with the exercise price considered in the aggregate for all such options being exercised), then the aggregate exercise price for such shares shall be further adjusted upwards to the nearest whole cent.

     (b) AXENT shall amend the AXENT Employee Stock Purchase Plan (the "AXENT Purchase Plan") so that as of the Effective Time: (i) the AXENT Purchase Plan shall provide that no additional purchase rights shall be issued under it; (ii) each purchase right granted under the AXENT Purchase Plan shall terminate, if it has not previously terminated by its terms, on the date that the holder thereof enrolls in the Symantec 1998 Employee Stock Purchase Plan (the "Symantec Purchase Plan"); provided that if the purchase date under the AXENT Purchase Plan coincides with the enrollment date under the Symantec Purchase Plan, the purchase rights under the AXENT Purchase Plan shall not terminate prior to the purchase on such date; and (iii) make such other modifications to the AXENT Purchase Plan so as to permit the implementation of this Section 2.2(b). As of the Effective Time, each then-outstanding purchase right granted under the AXENT Purchase Plan shall be assumed by Symantec in such a manner that it shall be exercisable upon the same terms and conditions (as amended as described above) as under the AXENT Purchase Plan immediately before the Effective Time; provided that each such purchase right shall thereafter be exercisable for whole shares of Symantec Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of AXENT Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the AXENT Purchase Plan at a purchase price per share equal to 85% of the lower of: (i) the Exchange Quotient (rounded up to the nearest whole cent) of the fair market value of a share of AXENT

Common Stock on the relevant grant date under the AXENT Purchase Plan or (ii) the fair market value of a share of a Symantec Common Stock on the relevant purchase date.

     2.3  Exchange of Stock Certificates.

     (a) At or prior to the Effective Time, Symantec shall enter into an agreement with a bank or trust company selected by Symantec and reasonably acceptable to AXENT to act as the exchange agent for the Merger (the "Exchange Agent").

     (b) At or prior to the Effective Time, Symantec shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of AXENT Common Stock, for exchange pursuant to this Section 2.3 (i) certificates (or, at the Holder's request, direct registration) evidencing the shares of Symantec Common Stock issuable pursuant to Section 2.1 to be exchanged for outstanding shares of AXENT Common Stock, and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f).

     (c) Promptly after the Effective Time, Symantec shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the AXENT Certificates shall pass, only upon proper delivery of the AXENT Certificates to the Exchange Agent) and instructions for surrender of the AXENT Certificates. Upon surrender to the Exchange Agent of an AXENT Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor: (i) certificates evidencing that number of shares of Symantec Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); and (iii) cash in respect of fractional shares as provided in Section 2.1(f), and such AXENT Certificate so surrendered shall forthwith be canceled. No certificate representing shares of Symantec Common Stock will be issued to a Person who is not the registered owner of a surrendered AXENT Certificate unless (i) the AXENT Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each AXENT Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Symantec Common Stock as determined in accordance with this Article II and cash in lieu of fractional shares as provided in Section 2.1(f). For purposes of this Agreement, "AXENT Certificate" means a certificate which immediately prior to the Effective Time represented shares of AXENT Common Stock, and "Holder" means a person who holds one or more AXENT Certificates as of the Effective Time.

     (d) No dividend or other distribution shall be paid or declared with respect to Symantec Common Stock prior to the Effective Time. No dividend or other distribution declared with respect to Symantec Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered AXENT Certificates until such Holders surrender their AXENT Certificates. Upon the surrender of such AXENT Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender AXENT Certificates for exchange.

     (e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, Symantec, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of AXENT Common Stock for shares of Symantec Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 Lost, Stolen or Destroyed Certificates. In the event that any AXENT Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed AXENT Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Symantec Common Stock as may be required pursuant to

Section 2.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Symantec may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed AXENT Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Symantec or the Exchange Agent with respect to the AXENT Certificates alleged to have been lost, stolen or destroyed.

     2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that this Agreement is a "plan of reorganization" and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF AXENT

     AXENT makes to Symantec and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof (the "AXENT Disclosure Statement"). The AXENT Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the AXENT Disclosure Statement shall only qualify the corresponding Section of this Article III, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article III.

     3.1  Organization, Etc.

     (a) Each of AXENT and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of AXENT and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect. For the purposes of this Agreement, "AXENT Material Adverse Effect" means any change, event or effect that is materially adverse to the consolidated business, results of operations or financial condition of AXENT and its Subsidiaries taken as a whole; provided, however, that: (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect AXENT in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "AXENT Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the software industry generally or the security software industry generally, which does not affect AXENT in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "AXENT Material Adverse Effect"; and
(iii) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger, including, but not limited to, changes or effects which result from the loss of customers or delay, cancellation or cessation of orders for AXENT's products, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "AXENT Material Adverse Effect".

     (b) Neither AXENT nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. Schedule 3.1(b) of the AXENT Disclosure Statement sets forth (i) the full name of each Subsidiary of AXENT, its capitalization and the ownership interest of AXENT and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which AXENT and each of its Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of AXENT and of each Subsidiary of AXENT. AXENT has made available to Symantec accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of AXENT and each of its Subsidiaries.

     3.2 Authority Relative to This Agreement. AXENT has full corporate power and authority to (i) execute and deliver this Agreement and (ii) assuming the approval of the Merger by a majority of the outstanding shares of AXENT Common Stock at the AXENT Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of AXENT, and no other corporate proceedings on the part of AXENT are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of AXENT Common Stock at the AXENT Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by AXENT and, assuming due authorization, execution and delivery by Symantec and Merger Sub, constitutes a valid and binding agreement of AXENT, enforceable against AXENT in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of AXENT for the consummation by AXENT of the Merger and the other transactions contemplated hereby, or for the exercise by Symantec and the Surviving Corporation of full rights to own and operate the business of AXENT and its Subsidiaries as presently being conducted, except (i) for the filing of the Certificate of Merger as required by Delaware Law, (ii) the applicable requirements of the Securities and Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws and state takeover laws, and (iii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, nor compliance by AXENT with all of the provisions hereof and thereof, nor the exercise by Symantec and the Surviving Corporation of full rights to own and operate the business of AXENT and its Subsidiaries as presently being conducted will, subject to obtaining the approval of the this Agreement by the holders of a majority of the outstanding shares of AXENT Common Stock at the AXENT Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of AXENT or any of its Subsidiaries, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AXENT or any of its Subsidiaries, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which AXENT or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect, or (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Schedule 3.3 of the AXENT Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of AXENT's or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would reasonably be expected to have an AXENT Material Adverse Effect.

     3.4 Board Recommendation; State Takeover Statutes. The board of directors of AXENT has, at a meeting of such board duly held on June 26, 2000, (i) approved and adopted this Agreement, (ii) determined that this Agreement is advisable, fair to and in the best interests of the stockholders of AXENT, (iii) resolved to recommend adoption of this Agreement to the stockholders of AXENT, and (iv) resolved that AXENT take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby that may result from the provisions of all applicable state antitakeover statutes or regulations including but not limited to Section 203 of the Delaware Law.

     3.5 Fairness Opinion. AXENT has received the opinion of Chase Securities Inc. dated the date of the approval of this Agreement by the board of directors of AXENT to the effect that the Exchange Ratio is fair to AXENT's stockholders from a financial point of view, and has provided a copy of such opinion to Symantec.

     3.6  Capitalization.

     (a) The authorized capital stock of AXENT consists of 50,000,000 shares of AXENT Common Stock and 5,000,000 shares of Preferred Stock, $0.02 par value ("AXENT Preferred Stock"). As of July 24, 2000, there were (i) 28,886,050 shares of AXENT Common Stock outstanding, (ii) no shares of AXENT Preferred Stock outstanding, and (iii) no treasury shares.

     (b) There are no equity securities of any class of AXENT, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the AXENT Options and purchase rights under the AXENT Purchase Plan, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating AXENT to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of AXENT, or obligating AXENT to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of AXENT, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of AXENT. For purposes of this Agreement, "to the knowledge of AXENT," or words of similar import, shall mean the actual knowledge of directors and executive officers of AXENT and the persons set forth on Schedule 3.6(b).

     (c) True and complete copies of each AXENT Stock Plan and the AXENT Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Symantec. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

     (d) Schedule 3.6(d) of the AXENT Disclosure Statement sets forth the following information with respect to each AXENT Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each AXENT Option was granted in accordance with the terms of the AXENT Stock Plan applicable thereto. The terms of each of the AXENT Stock Plans do not prohibit the assumption of the AXENT Options as provided in Section 2.2(a). Except as set forth on Schedule 3.6(d), consummation of the Merger will not accelerate vesting of any AXENT Option.

     3.7 SEC Filings. AXENT has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1997 are referred to herein as the "AXENT SEC Reports"). All of the AXENT SEC Reports complied as to form, when filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the AXENT SEC Reports have been made available to Symantec.

The AXENT SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of AXENT, except as disclosed in the AXENT SEC Reports, each of AXENT's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

     3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the AXENT SEC Reports (the "AXENT Financial Statements"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of AXENT and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of AXENT, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of AXENT contained in AXENT's Form 10-Q for the quarter ended March 31, 2000 (the "Reference Date") is hereinafter referred to as the "AXENT Balance Sheet."

     3.9 Absence of Undisclosed Liabilities. Neither AXENT nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (i) included in the AXENT Balance Sheet and the related notes to the financial statements; (ii) reflected in the AXENT SEC Reports through the date of the filing of AXENT's Quarterly Report on Form 10-Q in respect of the fiscal quarter ending March 31, 2000; (iii) liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect; (iv) which otherwise are not and will not have, individually or in the aggregate, an AXENT Material Adverse Effect; or (v) under this Agreement.

     3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date, AXENT has not incurred, suffered or made:
(i) any AXENT Material Adverse Effect as of the date of this Agreement; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of AXENT's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by AXENT of any of AXENT's capital stock or any other securities of AXENT or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
(iii) any split, combination or reclassification of any of AXENT's or any of its Subsidiaries' capital stock; (iv) any material change by AXENT in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (v) any material revaluation by AXENT of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; (vi) any granting by AXENT or any of its Subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by AXENT or any of its Subsidiaries of any bonus to any of their officers or employees, or any granting by AXENT or any of its Subsidiaries of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by AXENT or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving AXENT of the nature contemplated hereby; (vii) any indebtedness for borrowed money exceeding $250,000 in the aggregate, or any responsibility for the obligations of any other individual or entity exceeding $100,000 in the aggregate, or any loans or advances to any other individual or entity exceeding $100,000 in the aggregate, or any oral or written material agreement or commitment material to AXENT and its Subsidiaries taken as a whole, or involving in excess of $250,000 in the aggregate; (viii) any disposition of any material properties (including intangibles, real, personal or mixed); (ix) any amendment to the AXENT certificate of incorporation, bylaws, or any other charter document, or execution of any merger, consolidation, share exchange, business combination or recapitalization;
(x) any capital expenditure in any calendar month which, when added to all other capital expenditures made by AXENT and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate; (xi) any payment, discharge or satisfaction of any material claims other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business, or any collection or acceleration of the collection of any amounts owed (including accounts receivable) other than collection in the ordinary course of business; (xii) any resolution of any material claim or litigation, or any commencement of a lawsuit other than for the routine collection of bills; or (xiii) any agreement or proposal to do any of the things described in the preceding clauses (i) through (xiii) other than as expressly contemplated or provided for in this Agreement.

     3.11 Capital Stock of Subsidiaries. AXENT is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by AXENT free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating AXENT or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. AXENT does not directly or indirectly own any interest in any Person except the Subsidiaries.

     3.12  Litigation.

     (a) Except as set forth in AXENT's Form 10-K for the year ended December 31, 1999, there is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of AXENT, threatened against AXENT or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect. There is no Action pending or, to the knowledge of AXENT, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which AXENT, any Subsidiary of AXENT, or any of their assets is or was a party or by which AXENT, any Subsidiary of AXENT, or any of their assets is bound, except for those judgments, orders, writs, injunctions or decrees which, individually or in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect.

     3.13 Insurance. Schedule 3.13 of the AXENT Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of AXENT and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since January 1, 1997. All such policies are in effect, and true and complete copies of all such policies have been made available to Symantec. AXENT has not received notice of the cancellation or threat of cancellation of any of such policy.

     3.14  Contracts and Commitments.

     (a) Except as filed as an exhibit to an AXENT SEC Report, neither AXENT nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment which is a "material contract" for purposes of Rule 601 of Regulation S-K or otherwise required to be filed as an exhibit to any AXENT SEC Report in any of the following categories:

          (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

          (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers;

          (v) guarantees or other agreements, contracts or commitments under which AXENT or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than AXENT or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than AXENT or its Subsidiaries);

          (vi) powers of attorney authorizing the incurrence of a material obligation on the part of AXENT or its Subsidiaries;

          (vii) agreements, contracts or commitments which limit or restrict (A) where AXENT or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by AXENT or any of its Subsidiaries;

          (viii) agreements, contracts or commitments containing any agreement with respect to a change of control of AXENT or any of its Subsidiaries;

          (ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by AXENT or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice);

          (x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

          (xi) any joint marketing or joint development agreement, or any license or distribution agreement relating to any AXENT product.

     (b) Neither AXENT nor any of its Subsidiaries, nor to AXENT's knowledge, any other party to an AXENT Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which AXENT or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, an "AXENT Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not reasonably be expected to have an AXENT Material Adverse Effect.

     (c) Each AXENT Contract is a valid, binding and enforceable obligation of AXENT and to AXENT's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have an AXENT Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

     (d) An accurate and complete copy of each material AXENT Contract has been made available to Symantec.

     3.15  Labor Matters; Employment and Labor Contracts.

     (a) None of AXENT or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of AXENT or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of AXENT and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not reasonably be expected to have an AXENT Material Adverse Effect.

     (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against AXENT or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of AXENT or any of its Subsidiaries who are not currently organized. Neither AXENT nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not reasonably be expected to have, individually or in the aggregate, an AXENT Material Adverse Effect. There are no controversies pending or, to the knowledge of AXENT or any of its Subsidiaries, threatened, between AXENT or any of its Subsidiaries and any of their respective employees, which controversies would reasonably be expected to have, individually or in the aggregate, an AXENT Material Adverse Effect.

     3.16 Compliance with Laws. Neither AXENT nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect. AXENT and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect.

     3.17  Intellectual Property Rights.

     (a) AXENT and its Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "AXENT IP Rights"). No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by AXENT or its Subsidiaries.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any AXENT IP Rights, will not (i) cause the modification of any terms of any licenses or agreements relating to any AXENT IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (ii) cause the forfeiture or termination of any AXENT IP Rights, (iii) give rise to a right of forfeiture or termination of any AXENT IP Rights or (iv) materially impair the right of AXENT, the Surviving Corporation or Symantec to use, sell or license any AXENT IP Rights or portion thereof.

     (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by AXENT or any of its Subsidiaries (i) violates in any material respect any license or agreement between AXENT or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of AXENT, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any AXENT IP Rights, or asserting that any AXENT IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any AXENT products, conflicts or will conflict with the rights of any other party.

     (d) AXENT has heretofore provided to Symantec a worldwide list of all patents, trade names, trademarks and service marks, and applications for any of the foregoing owned or possessed by AXENT or any of its Subsidiaries and true and complete copies of such materials have been made available to Symantec.

     (e) AXENT has provided to Symantec a true and complete copy of its standard form of employee confidentiality agreement and taken commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of AXENT have executed appropriate agreements or are otherwise under obligations not to disclose confidential AXENT IP Rights.

     (f) Neither AXENT nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of AXENT and its Subsidiaries or that would conflict with the business of AXENT as presently conducted or proposed to be conducted. Neither AXENT nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of AXENT or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, license agreements, distribution agreements or other agreements arising in the ordinary course of business. To the knowledge of AXENT, all current and former employees and consultants of any of AXENT or any of its Subsidiaries have signed valid and enforceable written assignments to AXENT or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of AXENT, and AXENT and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

     3.18  Taxes.

     (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Return" or "Tax Returns" refers to all federal, state and local and foreign returns, estimates, information statements and reports relating to Taxes.

     (b) AXENT and each of its Subsidiaries have filed all Tax Returns required to have been filed by them, and have paid (or AXENT has paid on behalf of its Subsidiaries), all Taxes required to have been paid as shown on such Tax Returns. The most recent financial statements contained in the AXENT SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by AXENT and its Subsidiaries, as of the date of such financial statements. Except as reasonably would not be expected to have an AXENT Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against AXENT or any of its subsidiaries. Neither AXENT nor any of its Subsidiaries has filed for any extension of time to file any Tax Return which has not since been filed.

     (c) AXENT and its Subsidiaries are not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of AXENT or any of its Subsidiaries that, (i) could give rise to the payment of any amounts that would constitute excess parachute payments within the meaning of Sections 280G exceeding one million dollars in the aggregate with respect to the change in ownership or control that may occur upon the consummation of the Merger, or (ii) could give rise to the payment of any amount that would constitute a parachute payment within the meaning of Sections 280G with respect to any change in ownership or control of AXENT occurring after the Closing Date, other than payments that (A) may be deemed to arise pursuant to acceleration provisions contained in options issued by AXENT as described in Schedule 3.6(d), (B) may arise pursuant to the terms of the Executive Severance Guidelines referred to in
Section 5.17, (C) are described in Prop. Treas. Regs. sec.1.280G-1, Q & A 25, or
(D) may arise in connection with any event which may be considered to be closely associated with a change in ownership or control described in Prop. Treas. Regs. sec.1.280G-1, Q & A 22. During the taxable year ending on the Closing Date, AXENT and its Subsidiaries have not become obligated to make any payment the deduction of which would be disallowed pursuant to Section 162(m) of the Code to the extent of the excess of one million dollars over the amount of any excess parachute payments referred to in (i) of the first sentence of this Section 3.18(c).

     (d) None of AXENT and its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by AXENT.

     (e) None of AXENT and its Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has permitted any Tax lien to be placed on any asset of AXENT or any of its Subsidiaries except with respect to Taxes not yet due and payable; and (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

     (f) None of AXENT and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (g) AXENT has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

     (h) Neither AXENT nor any of its Subsidiaries has any liability for the Taxes of any person other than itself, AXENT or another Subsidiary. Neither AXENT nor any of its Subsidiaries is a party to any tax sharing or tax indemnity agreement.

     (i) None of the Subsidiaries is, or has ever been, a passive Foreign investment company within the meaning of Section 1297 of the Code.

     (j) Neither AXENT nor any of its Subsidiaries has, within the two-year period ending on the Closing Date, made a distribution to which Code Section 355 (or so much of Section 356 as relates to Section 355) applies.

     (k) AXENT is not subject to limitations under Code Section 382 that limit the use of net operating losses otherwise available to it in its current taxable year or built-in losses which may be recognized by it during such taxable year.

     3.19  Employee Benefit Plans; ERISA.

     (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by AXENT or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which AXENT or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of AXENT, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation AXENT or a Subsidiary.

     (b) AXENT and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect.

     (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect.

     (d) All of AXENT's Pension Plans intended to qualify under Section 401 of the Code so qualify and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) There are no (i) investigations pending or, to the knowledge of AXENT, threatened by any governmental entity involving the Pension Plans or Welfare Plans, nor (ii) pending or, to the knowledge of AXENT, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would reasonably be expected to have an AXENT Material Adverse Effect. To the knowledge of AXENT, there are no facts which would give rise to any liability under this Section 3.19(e) except for those which would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

     (f) None of AXENT, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect.

     (g) None of AXENT, any of its Subsidiaries, or any of their ERISA Affiliates currently maintain or contribute to any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

     (h) Neither AXENT nor any Subsidiary of AXENT nor any of their ERISA Affiliates has any material liability under Title IV of ERISA that has not been satisfied in full.

     (i) Neither AXENT, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

     (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Symantec:
(i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

     (k) None of the Welfare Plans maintained by AXENT or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. AXENT and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or reasonably be expected to have an AXENT Material Adverse Effect.

     (l) No liability under any Pension Benefit Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which AXENT or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (m) Except as set forth in Schedule 3.19(m), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of AXENT or any of its Subsidiaries.

     (n) AXENT and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, either impair AXENT's ability to consummate the Merger and the other transactions contemplated hereby or have an AXENT Material Adverse Effect. Except to the extent that such underfunding would be reasonably expected to have an AXENT Material Adverse Effect, each of the Foreign Plans that is a funded defined benefit pension plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, AXENT or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

     (o) Except in any such case if such, payment, acceleration would not, individually or in the aggregate, have an AXENT Material Adverse Effect, each of the Employee Benefit Plans and the Foreign Plans can be terminated by AXENT within a reasonable period following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

     3.20  Environmental Matters.

     (a) For purposes of this Agreement:

          (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which AXENT formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of AXENT.

          (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

          (iii) "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture processing use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent statutes in countries other than the United States of America.

          (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

          (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

     (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have an AXENT Material Adverse Effect:

          (i) Each of AXENT and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and AXENT and each of its Subsidiaries are, and to AXENT's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits.

          (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by AXENT or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by AXENT or any its Subsidiaries relating to the current business and the Real Property has been taken.

          (iii) The execution and delivery of this Agreement and the consummation by AXENT of the Merger and other transactions contemplated hereby and the exercise by Symantec and the Surviving Corporation of rights to own and operate the business of AXENT and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by AXENT or any of its

     Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

          (iv) AXENT and each of its Subsidiaries and, to the knowledge of AXENT, all previous owners, lessees and occupants of the real property now or previously owned, leased or occupied by AXENT and its Subsidiaries (the "Real Property"), are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither AXENT or any of its Subsidiaries nor any portion of the Real Property is in violation of any Environmental Law.

          (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate or clean up any of the Real Property or any real property previously owned, leased, occupied or used by AXENT or any of its Subsidiaries. There is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding, or request or any such liability or other liabilities (A) against AXENT or any of its Subsidiaries, or (B) against any person or entity, including but not limited to any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to AXENT or any of its Subsidiaries.

          (vi) No property or facility presently or formerly owned operated or leased by AXENT or any of its present or former Subsidiaries or by any respective predecessor in interest is listed or proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry in any such register whether such register is now in existence or is required to be established in the future on the National Liability Information System both promulgated under the CERCLA or on any comparable list established under any Environmental Law of a country other than the United States of America nor has AXENT or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign state or local law.

          (vii) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by AXENT, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by AXENT, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by AXENT or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, $250,000, individually or in the aggregate, to AXENT or any of its Subsidiaries under any Environmental Law.

          (viii) (A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property or, any property adjoining any Real Property; (B) AXENT and its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits; and (C) neither AXENT nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

          (ix) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property owned, leased or operated by AXENT, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation;

          (x) AXENT and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by AXENT or any of its Subsidiaries (or any of their respective agents) thereunder.

     (c) After a reasonable investigation made by AXENT, AXENT has made available to Symantec all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of AXENT and its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by AXENT or any present or former Subsidiary or predecessor in interest, or concerning compliance by AXENT and its Subsidiaries with, or liability under, any Environmental Law.

     3.21 Officer's Certificate as to Tax Matters. AXENT knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe LLP and Shaw Pittman LLP at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.6.

     3.22  Affiliates. AXENT has delivered to Symantec in accordance with
Section 5.9 a list identifying all persons who to AXENT's knowledge may be deemed to be "affiliates" of AXENT for purposes of Rule 145 under the Securities Act ("Affiliates").

     3.23 Finders or Brokers. Except for Updata Capital Inc. and Chase Securities Inc., whose fees have been disclosed to Symantec, neither AXENT nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     3.24 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by AXENT for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the Symantec Common Stock to be issued in the Merger (the "Registration Statement") as it relates to AXENT, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by AXENT for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of AXENT in connection with the AXENT Special Meeting (such joint proxy statement/prospectus, as amended and supplemented is referred to herein as the "Joint Proxy Statement/Prospectus"), at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the AXENT Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to AXENT or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of AXENT. Notwithstanding the foregoing, AXENT makes no representation or warranty with respect to any information supplied by Symantec or Merger sub which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

     3.25  [Intentionally Omitted].

     3.26 Title to Property. Except where the failure to have such title or leasehold would not, individually or in the aggregate, reasonably be expected to have an AXENT Material Adverse Effect, AXENT and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the AXENT Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (iii) liens securing debt reflected on the

AXENT Balance Sheet, or (iv) liens recorded pursuant to any Environmental Law.
Schedule 3.26 of the AXENT Disclosure Statement identifies each material parcel of real property owned or leased by AXENT or any of its Subsidiaries.

     3.27 Year 2000 Compliance. All of AXENT's products currently being sold, both individually and when operating in conjunction with all other systems or products with which they are designed to interface, are Year 2000 Compliant. "Year 2000 Compliant" means that such products will maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000 equivalent to such functionality with respect to dates falling before January 1, 2000, assuming that the other software and hardware that deliver records to, receive records from, or interact with such AXENT products are also Year 2000 Compliant.

     3.28 No Existing Discussions. As of the date hereof, neither AXENT nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.2(a)).

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF SYMANTEC AND MERGER SUB

     Symantec and Merger Sub make to AXENT the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement (the "Symantec Disclosure Statement"). The Symantec Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any Schedule of the Symantec Disclosure Statement shall only qualify the corresponding Section of this Article IV, unless the disclosure contained in such Section contains such information so as to enable a reasonable person to determine that such disclosure qualifies or otherwise applies to other Sections of this Article IV.

     4.1  Organization, Etc.

     (a) Each of Symantec, its subsidiaries listed on Section 4.1(a) of the Symantec Disclosure Statement (the "Symantec Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Symantec and each Symantec Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect. None of Symantec nor any Symantec Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "Symantec Material Adverse Effect" means any change, event or effect that is materially adverse to the consolidated business or results of operations or financial condition of Symantec and the Symantec Subsidiaries taken as a whole; provided, however, that: (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect Symantec in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Symantec Material Adverse Effect";
(ii) any adverse change, event or effect relating to or affecting the software industry generally or the security software industry generally, which does not affect Symantec in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Symantec Material Adverse Effect"; and (iii) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger, including, but not limited to, changes or effects which result from the loss of customers or delay, cancellation or cessation of orders for Symantec products, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Symantec Material Adverse Effect".

     (b) Neither Symantec, the Symantec Subsidiaries or Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

     4.2 Authority Relative to This Agreement. Each of Symantec and Merger Sub has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of each of Symantec and Merger Sub, and no other corporate proceedings on the part of Symantec or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the issuance of Symantec Common Stock in the Merger by a majority of the shares of Symantec Common Stock represented at the Symantec Special Meeting or any adjournment or postponement thereof to the extent required by applicable law or the Nasdaq Marketplace Rules and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by Symantec and Merger Sub and, assuming due authorization, execution and delivery by AXENT, constitutes a valid and binding agreement of Symantec and Merger Sub, enforceable against Symantec and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Symantec or Merger Sub for the consummation by Symantec or Merger Sub of the Merger or the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of Nasdaq, (iv) any filings required under and in compliance with the HSR Act, (v) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise prevent or materially delay AXENT from performing its obligations under this Agreement or, individually or in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Symantec and Merger Sub with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Symantec or any Symantec Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Symantec or any Symantec Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Symantec or any Symantec Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except in the case of clauses (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not (x) individually or in the aggregate, reasonably be expected to have a Symantec Material Adverse Effect, or (y) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

     4.4 Capitalization. The authorized capital stock of Symantec consists of 100,000,000 shares of Common Stock, $0.01 par value, of which there were 60,993,287 shares issued and outstanding as of July 25, 2000, and 1,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued or outstanding as of July 25, 2000, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Symantec to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Symantec, or obligating Symantec to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.001 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by Symantec. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Symantec Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Symantec or any agreement to which Symantec is a party or by which it is bound.

     4.5 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Symantec for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus as it relates to Symantec or Merger Sub, at the time the Registration Statement is declared effective or at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, respectively, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Symantec or any Symantec Subsidiary shall occur which is required to be described in the Registration Statement or Joint Proxy Statement/ Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of AXENT. Notwithstanding the foregoing, Symantec makes no representation or warranty with respect to any information supplied by AXENT which is contained in the Registration Statement or Joint Proxy Statement/Prospectus.

     4.6 SEC Filings. Symantec has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 1997 are referred to herein as the "Symantec SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. Accurate and complete copies of the Symantec SEC reports have been made available to AXENT. The Symantec SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, at the time they were filed (or, if amended or superseded by filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Symantec SEC Reports, to the knowledge of Symantec, each of Symantec's officers and directors has complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act. For purposes of this Agreement, the "knowledge of Symantec" shall mean the actual knowledge of Symantec's directors and executive officers.

     4.7 Compliance with Laws. Neither Symantec nor any Symantec Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect. Symantec and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably expected to have a Symantec Material Adverse Effect.

     4.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Symantec SEC Reports (the "Symantec Financial Statements"), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Symantec and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Symantec, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Symantec contained in Symantec's Form 10-K for the fiscal year ended March 31, 2000 is hereinafter referred to as the "Symantec Balance Sheet."

     4.9 Absence of Undisclosed Liabilities. Neither Symantec nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than liabilities or obligations: (i) included in the Symantec Balance Sheet and the related notes to the financial statements; (ii) reflected in the Symantec SEC Reports through the date of the filing of Symantec's Annual Report on Form 10-K in respect of the fiscal year ending March 31, 2000; (iii) liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have an Symantec Material Adverse Effect; (iv) which are not and will not have, individually or in the aggregate, an Symantec Material Adverse Effect; and (v) under this Agreement.

     4.10 Absence of Changes or Events. Except as contemplated by this Agreement, between March 31, 2000 and the date of this Agreement, Symantec has not incurred, suffered or made: (i) any Symantec Material Adverse Effect as of the date of this Agreement; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Symantec's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Symantec of any of Symantec's capital stock or any other securities of Symantec or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
(iii) any material change by Symantec in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iv) any material revaluation by Symantec of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business; or
(v) any amendment to the Symantec certificate of incorporation, bylaws, or any other charter document, or execution of any merger, consolidation, share exchange, business combination or recapitalization.

     4.11  Litigation.

     (a) Except as set forth in Symantec's Form 10-K for the year ended March 31, 2000, there is no Action pending or, to the knowledge of Symantec, threatened against Symantec or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not reasonably be expected to have a Symantec Material Adverse Effect. There is no Action pending or, to the knowledge of Symantec, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

     (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which Symantec, any Subsidiary of Symantec, or any of their assets is or was a party or by which Symantec, any Subsidiary of Symantec, or any of their assets is bound, except for those judgments, orders, writs, injunctions or decrees which, individually or in the aggregate, would not reasonably be expected to have an Symantec Material Adverse Effect.

     4.12 Fairness Opinion. Symantec has received the opinion of Donaldson Lufkin & Jenrette Securities Corporation dated the date of this Agreement to the effect that, as of the date hereof, the consideration paid by Symantec in the Merger is fair to Symantec from a financial point of view.

     4.13  [Intentionally Omitted].

     4.14  [Intentionally Omitted].

     4.15 Officer's Certificate as to Tax Matters. Symantec knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe LLP and Shaw Pittman LLP at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.6.

     4.16 Taxes. Symantec and each of its Subsidiaries have filed all Tax Returns required to be filed by them, and have paid (or Symantec has paid on behalf of its Subsidiaries), all Taxes required to be paid as shown on such Tax Returns. The most recent financial statements contained in the Symantec SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by Symantec and its Subsidiaries, as of the date of such financial statements. Except as reasonably would not be expected to have a Symantec Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against Symantec or any of its Subsidiaries. Neither Symantec nor any of its Subsidiaries has filed for any extension of time to file any Tax Return. None of Symantec and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     4.17 Intellectual Property. Except where the failure of any of the following representations to be true would not be reasonably expected to have a Symantec Material Adverse Effect:

          (a) Symantec and its Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Symantec IP Rights").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Symantec IP Rights, will not (i) cause the modification of any terms of any licenses or agreements relating to any Symantec IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (ii) cause the forfeiture or termination of any Symantec IP Rights, (iii) give rise to a right of forfeiture or termination of any Symantec IP Rights or (iv) materially impair the right of Symantec to use, sell or license any Symantec IP Rights or portion thereof.

          (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Symantec or any of its Subsidiaries (i) violates in any material respect any license or agreement between Symantec or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or, to the knowledge of Symantec, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Symantec IP Rights, or asserting that any Symantec IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Symantec products, conflicts or will conflict with the rights of any other party.

          (d) Neither Symantec nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of Symantec and its Subsidiaries or that would conflict with the business of Symantec as presently conducted or proposed to be conducted. Neither Symantec nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Symantec or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, license agreements, distribution agreements or other agreements arising in the ordinary course of business. To the knowledge of Symantec, all current and former employees and consultants of any of Symantec or any of its Subsidiaries have signed valid and enforceable written assignments to Symantec or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Symantec, and Symantec and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

     4.18 Year 2000 Compliance. All of Symantec's products currently being sold, both individually and when operating in conjunction with all other systems or products with which they are designed to interface, are Year 2000 Compliant.

                                   ARTICLE V

                                   COVENANTS

     5.1 Conduct of Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Symantec, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of AXENT and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither AXENT nor any of its Subsidiaries will, without the prior written consent of Symantec (which consent shall not be unreasonably withheld), directly or indirectly, do any of the following:

          (a) enter into, violate, extend, amend or otherwise modify or waive any of the terms of (i) any material joint venture, license (other than end user licenses), or agreement relating to the joint development or transfer of technology or AXENT IP Rights or (ii) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts (including end user licenses);

          (b) split, combine or reclassify any shares of its capital stock;

          (c) except as permitted in Section 5.4(e) of this Agreement authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

          (d) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Symantec;

          (e) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

          (f) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

          (g) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

          (h) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

          (i) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities;

          (j) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than: (i) the grant or exercise of purchase rights pursuant to the AXENT Purchase Plan as contemplated by
     Section 2.2(b); (ii) the exercise of AXENT Options outstanding as of the date of this Agreement; or (iii) AXENT Options granted in the ordinary course of business consistent with past practice under the AXENT Stock Plans to newly-hired employees of AXENT; provided that AXENT shall not grant in any calendar month between the date of this Agreement and the Effective Time, AXENT Options to purchase, in the aggregate, a number of shares of AXENT Common Stock in excess of 110% of the monthly average of the number of shares of AXENT Common Stock subject to AXENT Options granted in the six calendar months prior to the date of this Agreement; or

          (k) take or agree to take, any of the actions described in Section 3.10, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     5.2  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, AXENT and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, AXENT and its board of directors: (i) may furnish information to, or participate in discussions with, any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") that the board reasonably concludes may lead to a Superior Offer (as defined in Section 5.4(e) hereof); and (ii) may participate in discussions or negotiations with any Potential Acquiror or approve an unsolicited Acquisition Proposal if the board is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith, (A) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Offer (as defined in Section 5.4(e) hereof), and (B) after consultation with its legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would be inconsistent with the board's fiduciary duties under applicable law. AXENT agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to AXENT as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.3). In the event that AXENT shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform Symantec in writing as to that fact and shall furnish to

Symantec the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment).

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Symantec) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (A) any purchase from AXENT or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of AXENT or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of AXENT or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving AXENT; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 30% of the assets of AXENT; or (C) any liquidation or dissolution of AXENT.

     (b) In addition to the obligations of AXENT set forth in Section 5.2(a), AXENT as promptly as practicable shall advise Symantec orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which AXENT reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. AXENT will keep Symantec informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

     5.3 Access to Information. From the date of this Agreement until the Effective Time, AXENT and Symantec will each afford to the other and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of June 19, 2000 between Symantec and AXENT (the "Confidentiality Agreement"). Symantec and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

     5.4  Special Meetings; Registration Statement; Board Recommendations.

     (a) AXENT Special Meeting. Promptly after the date hereof, subject to
Section 5.4(e), AXENT will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of AXENT's stockholders to consider adoption of this Agreement and approval of the Merger (the "AXENT Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to
Section 5.4(e), AXENT will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, AXENT may adjourn or postpone the AXENT Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to AXENT's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the AXENT Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of

AXENT Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AXENT Special Meeting. AXENT shall ensure that the AXENT Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by AXENT in connection with the AXENT Special Meeting are solicited, in compliance with the Delaware Law, AXENT's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (b) Symantec Special Meeting. Promptly after the date hereof, Symantec will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Symantec's stockholders to consider the issuance of Symantec Common Stock in the Merger (the "Symantec Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Symantec will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Symantec Common Stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Symantec may adjourn or postpone the Symantec Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Symantec's stockholders in advance of a vote on the issuance of Symantec Common Stock in the Merger and this Agreement or, if as of the time for which the Symantec Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Symantec Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Symantec Special Meeting. Symantec shall ensure that the Symantec Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Symantec in connection with the Symantec Special Meeting are solicited, in compliance with the Delaware Law, Symantec's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (c) Subject to Section 5.4(e): (i) the board of directors of AXENT shall unanimously recommend that AXENT's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the AXENT Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of AXENT has unanimously recommended that AXENT's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the AXENT Special Meeting; and (iii) neither the board of directors of AXENT nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Symantec, the unanimous recommendation of the board of directors of AXENT that AXENT's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to Symantec if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (d) (i) the board of directors of Symantec shall unanimously recommend that Symantec's stockholders vote in favor of the issuance of Symantec Common Stock in the Merger at the Symantec Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Symantec has unanimously recommended that Symantec's stockholders vote in favor of the issuance of Symantec Common Stock in the Merger at the Symantec Special Meeting; and (iii) neither the board of directors of Symantec nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AXENT, the unanimous recommendation of the board of directors of Symantec that Symantec's stockholders vote in favor of the issuance of Symantec Common Stock in the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to

AXENT if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     (e) Nothing in this Agreement shall prevent the board of directors of AXENT from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to AXENT and is not withdrawn, (ii) AXENT shall have provided written notice to Symantec (a "Notice of Superior Offer") advising Symantec that AXENT has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Symantec shall not have, within five (5) business days of Symantec's receipt of the Notice of Superior Proposal, made an offer that AXENT Board by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to AXENT's stockholders as such Superior Proposal (it being agreed that AXENT Board shall convene a meeting to consider any such offer by Symantec promptly following the receipt thereof), (iv) the board of directors of AXENT concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the board of directors of AXENT to AXENT's stockholders under applicable law and (v) AXENT shall not have violated any of the restrictions set forth in Section 5.2 or this Section 5.4(e). AXENT shall provide Symantec with at least three business days prior notice (or such lesser prior notice as provided to the members of AXENT's board of directors but in no event less than twenty-four hours) of any meeting of AXENT's board of directors at which AXENT's board of directors is reasonably expected to consider any Acquisition Transaction. For purposes of this Agreement "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving AXENT pursuant to which the stockholders of AXENT immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving AXENT), directly or indirectly, of ownership of 90% of the then outstanding shares of capital stock of AXENT, on terms that the board of directors of AXENT determines, in its reasonable judgment (based on the written advice of its financial advisor) to be more favorable to AXENT stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of AXENT's board of directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

     (f) Nothing contained in this Agreement shall prohibit AXENT or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (g) As promptly as practicable after the execution of this Agreement, AXENT and Symantec shall mutually prepare, and AXENT shall file with the SEC, a preliminary form of the Joint Proxy Statement/ Prospectus. As promptly as practicable following receipt of SEC comments on such preliminary Joint Proxy Statement/Prospectus, Symantec and AXENT shall mutually prepare a response to such comments. Upon resolution of all comments, Symantec shall file the Registration Statement with the SEC. Symantec and AXENT shall use all commercially reasonable efforts to have the preliminary Joint Proxy Statement/ Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Symantec shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Symantec Common Stock to be issued in exchange for the shares of AXENT Common Stock. Symantec and AXENT shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(g). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(g), Symantec or AXENT, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of AXENT such amendment or supplement.

     (h) Subject to Section 5.4(e), the Joint Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of AXENT in favor of the approval and adoption of this Agreement.

     (i) The Joint Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of Symantec in favor of the issuance of Symantec Common Stock in the Merger.

     5.5  Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, Symantec, Merger Sub and AXENT shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (iii) using commercially reasonable efforts to lift any legal bar to the Merger. Symantec shall cause Merger Sub to perform all of its obligations under this Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, neither Symantec, nor the Surviving Corporation, nor any of their Subsidiaries shall be required to (i) divest, hold separate or license any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a Symantec Material Adverse Effect or an AXENT Material Adverse Effect, or (iii) agree to any of the foregoing.

     5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Symantec, Merger Sub and AXENT agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with Nasdaq or as may otherwise be required by Nasdaq or the SEC.

     5.7 Notification of Certain Matters. Each of AXENT and Symantec shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of AXENT and Symantec shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

     5.8  Indemnification.

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Symantec shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification, the advancement of fees and expenses, and exculpation that are at least as favorable with respect to AXENT, its Subsidiaries and the Indemnified Parties as those set forth in the certificate of incorporation and bylaws of AXENT as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. In addition, Symantec shall cause the Surviving Corporation to fulfill and honor the obligations of AXENT pursuant to indemnification agreements and agreements for advancement of fees and expenses between AXENT and any of the Indemnified Parties which are listed in Section 3.14 of the AXENT Disclosure Statement and provisions for any indemnification, advancement of fees and expenses and exculpation under the certificate of incorporation or bylaws of AXENT as in effect on the date hereof. "Indemnified Parties" shall include each person who is or was a director or officer of AXENT or any Subsidiary of AXENT at any time before the Effective Time, and each person who serves or has in the past served at the request of AXENT or any subsidiary of AXENT as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

     (b) For a period of six years after the Effective Time, Symantec shall indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of AXENT arising out of or pertaining to the transactions contemplated by this Agreement. In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Symantec, (ii) after the Effective Time, Symantec shall pay or cause to be paid the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Symantec shall, and shall cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, that neither Symantec nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. In the event Symantec or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of Symantec and the Surviving Corporation assume the obligations set forth in this
Section 5.8, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

     (c) Without limiting any of the obligations of Symantec or the Surviving Corporation set forth elsewhere in this Section 5.8, for a period of six years after the Effective Time, Symantec shall cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by AXENT's directors' and officers' liability insurance policy on terms no less favorable to such persons as those applicable under the policy of directors' and officers' liability insurance currently maintained by AXENT; provided, however, that in no event shall Symantec or the Surviving Corporation be required to expend for coverage for any one year in excess of 200% of the annual premium currently paid by AXENT for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) Symantec shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation.

     (e) Each Indemnified Party shall comply with the reasonable requests of the Surviving Corporation or Symantec in defending or settling any action hereunder; provided, however, that no proposed settlement of any such action need be considered by any Indemnified Party if (A) such settlement involves no finding or admission of any liability by any Indemnified Party and (B) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Symantec.

     (f) This Section 5.8 shall survive the consummation of the Merger, is intended to benefit AXENT, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Symantec, and shall be enforceable by the Indemnified Parties.

     5.9  [Intentionally Omitted].

     5.10 AXENT Affiliate Agreements. Concurrently with the execution and delivery hereof, AXENT shall deliver to Symantec a list (reasonably satisfactory to counsel for Symantec), setting forth the names of all persons who are expected to be, at the Effective Time, in AXENT's reasonable judgment, Affiliates of AXENT. AXENT shall furnish such information and documents as Symantec may reasonably request for the purpose of reviewing such list. AXENT shall deliver a written agreement in substantially the form of Exhibit C hereto (an "AXENT Affiliate Agreement") executed by each person identified as an Affiliate in the list furnished pursuant to this Section 5.10(a) within ten (10) days after the execution of this Agreement.

     5.11 Nasdaq Listing. Prior to the Effective Time, Symantec agrees to cause the shares of Symantec Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance.

     5.12 Resignation of Directors and Officers. Prior to the Effective Time, AXENT shall deliver to Symantec at no cost the resignations of such directors and officers of AXENT and its Subsidiaries as Symantec shall specify at least ten business days prior to the Closing, effective at the Effective Time.

     5.13 Consents of Symantec's and AXENT's Accountants. Each of Symantec and AXENT shall use commercially reasonable efforts to cause its independent accountants to deliver to Symantec a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to Symantec and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

     5.14 Form S-8. No later than thirty (30) business days after the Effective Time, Symantec shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register Symantec Common Stock issuable upon exercise of the Symantec Exchange Options and shares of Symantec Common Stock issuable pursuant to the AXENT Purchase Plan following the Effective Time. Symantec shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

     5.15 Notification of Certain Matters. AXENT shall give prompt notice to Symantec and Merger Sub, and Symantec and Merger Sub shall give prompt notice to AXENT, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the AXENT, Symantec or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in an AXENT Material Adverse Effect or a Symantec Material Adverse Effect, as the case may be.

     5.16  SEC Filings.

     (a) AXENT will deliver promptly to Symantec true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Symantec or Merger Sub, as to which AXENT makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of AXENT and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     (b) Symantec will deliver promptly to AXENT true and complete copies of each report filed by it with the SEC subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by AXENT, as to which Symantec makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Symantec and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     5.17 Employee Benefit Matters. Symantec agrees to cause employees of AXENT who continue as employees of Symantec following the Effective Time to be eligible to participate in the Symantec Purchase Plan and Symantec's 1996 Equity Incentive Plan and health and welfare benefit plans, programs and practices of Symantec generally applicable to other similarly-situated employees of Symantec (the "Symantec Plans"). Symantec shall recognize, from and after the Effective Time, each AXENT employee's service with AXENT for purposes of determining eligibility to participate in and vesting, and, if applicable, eligibility to commence participation in retirement plans (excluding benefit accruals), under the Symantec Plans. Compensation provided to employees of AXENT who continue as employees of Symantec following the Effective Time shall be determined by Symantec in its sole discretion. After the Effective Time, AXENT will honor its obligations under the AXENT Executive Severance General Guidelines.

     5.18 Certain Matters. On or prior to the Closing Date, Symantec shall obtain the approval of its board of directors in accordance with rule 16b-3 under the Exchange Act of the exchange of securities as contemplated by this Agreement consistent with the SEC no-action letter issued to Skadden Arps Slater Meagher & Flom dated January 12, 1999.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

     6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     6.2 AXENT Stockholder Approval. The approval of a majority of the outstanding shares of AXENT Common Stock for adoption of the Merger Agreement and approval of the Merger shall have been obtained at the AXENT Special Meeting or any adjournment or postponement thereof.

     6.3 Symantec Stockholder Approval. The approval of a majority of the shares of Symantec Common Stock represented at the Symantec Special Meeting in favor of the issuance of Symantec Common Stock in the Merger shall have been obtained at the Symantec Special Meeting or any adjournment or postponement thereof.

     6.4 Listing of Additional Shares. The Symantec Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance on Nasdaq.

     6.5 Governmental Clearances. The waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have an AXENT Material Adverse Effect or a Symantec Material Adverse Effect shall have been obtained or filed.

     6.6 Tax Matters. Each of Symantec and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe LLP, counsel to Symantec and Merger Sub, and AXENT shall have received an opinion of Shaw Pittman LLP, counsel to AXENT, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Symantec, Merger Sub and AXENT will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interest in Symantec Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of AXENT as a result of the Merger with respect to the shares of AXENT Common Stock converted into Symantec Common Stock. The opinions referred to in the preceding sentence will be based in part on representations to be made by the parties, and Symantec, Merger Sub and AXENT agree to deliver officer's certificates to counsel, in form and substance satisfactory to counsel, on which counsel may rely in rendering such opinions. If counsel to either Symantec or AXENT does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

     6.7 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

                                  ARTICLE VII

              CONDITIONS TO THE OBLIGATIONS OF AXENT AND SYMANTEC

     7.1 Additional Conditions To The Obligations Of AXENT. The obligations of AXENT to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by AXENT:

          (a) The representations and warranties of Symantec and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have a Symantec Material Adverse Effect.

          (b) Symantec and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) Symantec and Merger Sub shall have furnished a certificate or certificates of Symantec and Merger Sub executed on behalf of one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

     7.2  Additional Conditions To The Obligations Of Symantec And Merger
Sub. The obligations of Symantec and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Symantec:

          (a) The representations and warranties of AXENT contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have an AXENT Material Adverse Effect.

          (b) AXENT shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) AXENT shall have furnished a certificate of AXENT executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

          (d) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the AXENT Disclosure Statement shall have been obtained or made.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of AXENT:

          (a) by mutual written consent duly authorized by the boards of directors of Symantec and AXENT;

          (b) by either AXENT or Symantec if the Merger shall not have been consummated by January 31, 2001 (the "End Date") for any reason; provided, however, that the right to terminate this

     Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either AXENT or Symantec if a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by AXENT or Symantec if the required approval of the stockholders of AXENT contemplated by this Agreement shall not have been obtained by reason of the failure to hold a meeting or the failure to obtain the required vote at a meeting of AXENT stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to AXENT where the failure to hold a meeting or the failure to obtain AXENT stockholder approval shall have been caused by the action or failure to act of AXENT (other than in compliance with Section 5.4(e)) and such action or failure to act constitutes a material breach by AXENT of this Agreement.

          (e) by AXENT or Symantec if the required approval of the stockholders of Symantec contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Symantec stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this
     Section 8.1(e) shall not be available to Symantec where the failure to obtain Symantec stockholder approval shall have been caused by the action or failure to act of Symantec and such action or failure to act constitutes a material breach by Symantec of this Agreement.

          (f) by Symantec (at any time prior to the Effective Time) if an AXENT Triggering Event (as defined below) shall have occurred;

          (g) by AXENT, upon a breach of any representation, warranty, covenant or agreement on the part of Symantec set forth in this Agreement, or if any representation or warranty of Symantec shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Symantec's representations and warranties or breach by Symantec remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from AXENT to Symantec (it being understood that AXENT may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement and remains in breach of this agreement as of the date of such termination);

          (h) by Symantec, upon a breach of any representation, warranty, covenant or agreement on the part of AXENT set forth in this Agreement, or if any representation or warranty of AXENT shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in AXENT's representations and warranties or breach by AXENT remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Symantec to AXENT (it being understood that Symantec may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement and remains in breach of this agreement as of the date of such termination);

          (i) For the purposes of this Agreement, an "AXENT Triggering Event" shall be deemed to have occurred if: (i) the board of directors of AXENT or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Symantec its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) AXENT shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the board of directors of AXENT in favor of the adoption and approval of the Agreement and the approval of the Merger;
     (iii) the board of directors of AXENT fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) days after Symantec requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the board of directors of AXENT or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of AXENT shall have been commenced by a Person unaffiliated with Symantec and AXENT shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that AXENT recommends rejection of such tender or exchange offer.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in
Section 5.3, this Section 8.2, Section 8.3 and Article IX (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Symantec and AXENT shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Symantec shall pay all fees and expenses in connection with any filings under the HSR Act.

     (b) AXENT Payments. In the event that this Agreement is terminated by Symantec or AXENT, as applicable, pursuant to Sections 8.1(b), (d) or (f), AXENT shall promptly, but in no event later than two days after the date of such termination, pay Symantec a fee equal to $28.0 million, plus all reasonable documented expenses incurred by Symantec in connection with this Agreement and the transactions contemplated hereby, in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 8.1(b) or 8.1(d): (i) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and within nine (9) months following the termination of this Agreement an AXENT Acquisition (as defined below) is consummated or AXENT enters into an agreement providing for an AXENT Acquisition and such AXENT Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if AXENT has entered into such an agreement within such nine-month period), and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such AXENT Acquisition (regardless of when such consummation occurs if AXENT has entered into such an agreement within such nine-month period) in immediately available funds. AXENT acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Symantec would not enter into this Agreement; accordingly, if AXENT fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) , and, in order to obtain such payment, Symantec makes a claim that results in a judgment against AXENT for the amounts set forth in this Section 8.3(b), AXENT shall pay to Symantec its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be credited toward any damages payable by AXENT in the event of breach of this Agreement.

     For the purposes of this Agreement "AXENT Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AXENT pursuant to which the stockholders of AXENT immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by AXENT of assets representing in excess of 50% of the aggregate fair market value of AXENT's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by AXENT), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of AXENT.

     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Symantec and AXENT.

     8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Symantec, Merger Sub and AXENT at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of AXENT, no such amendment or modification shall change the amount or form of the consideration to be received by AXENT's stockholders in the Merger.

     9.2 Waiver of Compliance; Consents. Any failure of Symantec or Merger Sub, on the one hand, or AXENT, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by AXENT (with respect to any failure by Symantec or Merger Sub) or Symantec or Merger Sub (with respect to any failure by AXENT), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     9.3 Survival; Investigations. The respective representations and warranties of Symantec, Merger Sub and AXENT contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

           (a) if to AXENT, to:    2400 Research Boulevard
                                   Suite 200
                                   Rockville, Maryland 20850
                                   Telephone: (301) 258-5043
                                   Facsimile: (301) 670-3584
                                   Attention: Chief Financial Officer

                with a copy to:    Shaw Pittman
                                   1676 International Drive
                                   McLean, Virginia 22102
                                   Telephone: (703) 790-7900
                                   Facsimile: (703) 790-7901
                                   Attention: Craig E. Chason, Esq.

             if to Symantec, or    20330 Stevens Creek Boulevard
                Merger Sub, to:    Cupertino, California 95014-2132
                                   Telephone: (408) 253-9600
                                   Facsimile: (408) 253-3968
                                   Attention: Art Courville, General Counsel

                with a copy to:    Heller Ehrman White & McAuliffe LLP
                                   525 University Avenue
                                   Palo Alto, California 94301
                                   Telephone: (650) 324-7000
                                   Facsimile: (650) 324-0638
                                   Attention: Richard A. Peers, Esq.

     9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 5.8, the Indemnified Parties.

     9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws. Courts within the state of Delaware will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

     9.7 Waiver Of Jury Trial. EACH OF SYMANTEC, MERGER SUB AND AXENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SYMANTEC, MERGER SUB OR AXENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     9.10 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation."

     9.11 Entire Agreement. This Agreement and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the AXENT Disclosure Statement and the Symantec Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     9.12 Definition of "law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

     9.13 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

                            [EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, Symantec, Merger Sub and AXENT have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          SYMANTEC CORPORATION

                                          By: /s/ John W. Thompson
                                            ------------------------------------

                                          Name: John W. Thompson
                                              ----------------------------------

                                          Title: Chairman, President & CEO
                                             -----------------------------------

                                          APACHE ACQUISITION CORP.

                                          By: /s/ John W. Thompson
                                            ------------------------------------

                                          Name: John W. Thompson
                                              ----------------------------------

                                          Title: President
                                             -----------------------------------

                                          AXENT TECHNOLOGIES, INC.

                                          By: /s/ John Becker
                                            ------------------------------------

                                          Name: John Becker
                                              ----------------------------------

                                          Title: Chairman and Chief Executive
                                                 Officer
                                             -----------------------------------

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                    MERGING
                            APACHE ACQUISITION CORP.
                                 WITH AND INTO
                            AXENT TECHNOLOGIES, INC.

PURSUANT TO SECTION 251 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     AXENT Technologies, Inc., a Delaware corporation ("AXENT"), DOES HEREBY CERTIFY AS FOLLOWS:

          FIRST: That the constituent corporations to the merger certified here are Apache Acquisition Corp., a Delaware corporation ("Merger Sub"), and AXENT. Merger Sub was incorporated on July 25, 2000, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and AXENT was incorporated on October 28, 1991 pursuant to the Delaware Law.

          SECOND: That certain Agreement and Plan of Merger (the "Agreement") dated as of July 26, 2000 by and among Symantec Corporation, a Delaware corporation, Merger Sub and AXENT (the "Merger"), has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

          THIRD: That AXENT shall be the surviving corporation in the merger (the "Surviving Corporation") and the name of the Surviving Corporation shall be AXENT Technologies, Inc.

          FOURTH: That pursuant to the Agreement, the Restated Certificate of Incorporation of the Surviving Corporation is restated to read in its entirety as set forth in Exhibit A attached hereto.

          FIFTH: That an executed copy of the Agreement is on file at the office of the Surviving Corporation at the following address:

                      2400 Research Boulevard, Suite 2000
                           Rockville, Maryland 20850

          SIXTH: That an executed copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

          SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, AXENT has caused this Certificate of Merger to be
executed in its corporate name is as of this      day of           2000.

                                          AXENT TECHNOLOGIES, INC.
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

                                   EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            AXENT TECHNOLOGIES, INC.

                                                                       EXHIBIT B

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            AXENT TECHNOLOGIES, INC.

     AXENT Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

          1. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 28, 1991 under the name Raxco, Inc.

          2. The Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245, 242 and 228 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

          3. The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            AXENT TECHNOLOGIES, INC.

     FIRST: The name of the corporation is AXENT Technologies, Inc.

     SECOND: The address of the registered office of the corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware, County of Kent. The name of the registered agent at such address is National Corporate Research, Ltd.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with a par value of $0.001 per share.

     FIFTH: The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

     EIGHTH: (a) To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or amended.

     (b) To the extent permitted by law, the corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     (c) To the extent permitted by law, the corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     (d) The corporation shall advance expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of such action, suit proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The corporation may advance expenses (including attorneys' fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (e) Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                                                       EXHIBIT C

                      [FORM OF AXENT AFFILIATE AGREEMENT]

                                                                          , 2000

Symantec Corporation
20330 Stevens Creek Boulevard
Cupertino, California 95014-2132

Attention: Art Courville, General Counsel

Ladies and Gentlemen:

     The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of AXENT Technologies, Inc., a Delaware corporation ("AXENT"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July , 2000 (the "Agreement"), among Symantec Corporation, a Delaware corporation ("Symantec"), Apache Acquisition Corp., a Delaware corporation, and AXENT, at the Effective Time (as defined in the Agreement) AXENT will become a wholly-owned subsidiary of Symantec.

     As a result of the Merger (as defined in the Agreement), the undersigned may receive shares of Common Stock, par value $0.01 per share, of Symantec ("Symantec Common Stock"). The undersigned would receive such shares in exchange for shares of Common Stock, par value $0.02 per share, of AXENT owned by the undersigned.

     The undersigned hereby represents and warrants to, and covenants with, Symantec that in the event the undersigned receives any Symantec Common Stock in the Merger:

          (A) The undersigned shall not make any sale, transfer or other disposition of the Symantec Common Stock in violation of the Act or the Rules and Regulations.

          (B) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Symantec Common Stock, to the extent the undersigned has felt it necessary, with the undersigned's counsel.

          (C) The undersigned has been advised that the issuance of shares of Symantec Common Stock to the undersigned in the Merger is expected to be registered under the Act by a Registration Statement on Form S-4. However, the undersigned has also been advised that because (i) at the time of the Merger's submission for a vote of the stockholders of AXENT the undersigned may be deemed an affiliate of AXENT, and (ii) the distribution by the undersigned of the Symantec Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Symantec Common Stock issued to the undersigned in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act,
     (b) such sale, transfer or other disposition is made in conformity with the volume and other applicable limitations imposed by Rule 145 under the Act, or (c) in the opinion of counsel reasonably acceptable to Symantec, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (D) The undersigned understands that Symantec will be under no obligation to register the sale, transfer or other disposition of the Symantec Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (E) The undersigned understands that stop transfer instructions will be given to Symantec's transfer agent with respect to the Symantec Common Stock owned by the undersigned and that there may be placed on the certificates for the Symantec Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legend set forth in paragraph E or F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Symantec (i) a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Symantec to the effect that such legend is not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

     Symantec agrees that it will not unreasonably refuse to consent to, or unreasonably delay, the removal of the foregoing legends.

     By its execution hereof, Symantec agrees that it will, as long as the undersigned owns any Symantec Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

                                          Very truly yours,

                                          [Print Name]

Acknowledged this   day of           , 2000

SYMANTEC CORPORATION

By:
Name:
Title:

                                                                         ANNEX B

                                 July 26, 2000

Board of Directors
Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Symantec Corporation (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), by and among the Company, AXENT Technologies, Inc. ("Axent") and Apache Acquisition Corp., a wholly owned subsidiary of the Company, pursuant to which Apache Acquisition Corp. will be merged (the "Merger") with and into Axent.

     Pursuant to the Agreement, each share of common stock of Axent, $0.02 par value per share (other than the shares of common stock of Axent to be canceled pursuant to the Agreement) will be converted into the right to receive 0.50 shares (the "Exchange Ratio") of common stock, $0.01 par value per share of the Company.

     In arriving at our opinion, we have reviewed the draft dated July 25, 2000 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Axent including information provided during discussions with their respective managements. Included in the information provided during discussions with the Axent management were certain financial projections of Axent for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of Axent. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning July 1, 2000 and ending March 31, 2003 prepared by the management of the Company, as well as certain financial projections of Axent for the period beginning January 1, 2000 and ending March 31, 2003 prepared by the management of the Company. In addition, we have compared certain financial and securities data of Axent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Axent, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Axent or their respective representatives, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its other advisors that might be material to our opinion that has not been made available to us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Symantec and Axent. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Axent as to the future operating and financial performance of the Company and Axent. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to prices at which the Company's common stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including acting as financial advisor to the Company in connection with the disposition of the Company's ACT! product line, and received usual and customary compensation for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:    /s/ MICHAEL A. WILDISH
                                            ------------------------------------
                                                     Michael A. Wildish
                                                     Managing Director

                                                                         ANNEX C

                                   CHASE H&Q
                      A DIVISION OF CHASE SECURITIES INC.

San Francisco, CA 94104
Tel 415-371-3000

July 26, 2000

Confidential

The Board of Directors
AXENT Technologies, Inc.
2400 Research Boulevard
Suite 200
Rockville, Maryland 20850
Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "AXENT Common Stock") of AXENT Technologies, Inc. ("AXENT") of the consideration receivable by such stockholders in connection with the proposed merger of Apache Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Symantec Corporation ("Symantec"), with and into AXENT (the "Proposed Transaction") pursuant to any Agreement and Plan of Merger among Symantec, Merger Sub, and AXENT (the "Agreement").

     We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of AXENT Common Stock shall be converted into 0.5 of a share of common stock of Symantec ("Symantec Common Stock"), as more fully set forth in the Agreement. For the purposes of our opinion, we have assumed with your permission that the Proposed Transaction will qualify as a tax-free reorganization under the U.S. Internal Revenue Code of 1986, as amended, and that the Proposed Transaction will be accounted for as a purchase transaction.

     Chase Securities Inc. ("Chase"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to you in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the ordinary course of business, Chase acts as a market maker and broker in the publicly traded securities of AXENT and receives customary compensation in connection therewith. Chase H&Q also provides research coverage of AXENT. In the ordinary course of business, Chase may trade in the equity and derivative securities of AXENT and Symantec for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Chase may in the future provide additional investment banking or other financial advisory services to AXENT or Symantec.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

       (i) reviewed the publicly available financial statements of Symantec for recent years and interim periods to date and certain other relevant financial and operating data of Symantec (including its capital structure) made available to us from published sources;

The Board of Directors
AXENT Technologies, Inc.
Page  2

      (ii) discussed the business, financial condition and prospects of Symantec with certain members of its senior management;

      (iii) reviewed the publicly available financial statements of AXENT for recent years and interim periods to date and certain other relevant financial and operating data of AXENT made available to us from published sources and from the internal records of AXENT;

      (iv) reviewed certain internal financial and operating information, including certain projections, relating to AXENT prepared by the senior management of AXENT;

       (v) discussed the business, financial condition and prospects of AXENT with certain members of senior management;

      (vi) reviewed the recent reported prices and trading activity for the common stocks of Symantec and AXENT and compared such information and certain financial information for Symantec and AXENT with similar information for certain other companies engaged in businesses we consider comparable;

      (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     (viii) reviewed a draft of the Agreement dated July 26, 2000;

      (ix) discussed the tax and accounting treatment of the Proposed Transaction with Symantec and Symantec's lawyers and accountants; and

       (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Symantec or AXENT considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of, and did not independently verify, such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Symantec or AXENT, nor have we conducted a physical inspection of the properties, facilities or other assets of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the management of AXENT of the expected future financial performance of AXENT. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. For purposes of this opinion, we have assumed that neither Symantec nor AXENT is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which AXENT Common Stock or Symantec Common Stock will trade subsequent to the date hereof. In rendering this opinion, we have assumed that the Proposed Transaction will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

The Board of Directors
AXENT Technologies, Inc.
Page  3

     It is understood that this letter is for your information only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any proxy statement filed by AXENT in connection with the Proposed Transaction. This letter does not constitute a recommendation to any holder of AXENT Common Stock as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration receivable by the holders of the AXENT Common Stock in the Proposed Transaction is fair to such holders from a financial point of view.

Very truly yours,

CHASE SECURITIES INC.

By      /s/ PAUL B. CLEVELAND
   -----------------------------------
   Paul B. Cleveland
   Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     As permitted by the Delaware General Corporation Law, the Registrant's Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Bylaws provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;
(ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Amended and Restated Bylaws, or agreement; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive.

     The Registrant has entered into Indemnification Agreements with each of its current directors and certain of its executive officers and intends to enter into such Indemnification Agreements with each of its other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

     The following is a list of Exhibits filed as part of this Registration Statement.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger dated as of July 26, 2000, by and among Symantec, Apache Acquisition Corp. and AXENT
          (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement)
  5.1     Opinion of Heller Ehrman regarding the legality of the
          shares of Symantec Common Stock to be issued in the merger
  8.1     Opinion of Heller Ehrman White & McAuliffe LLP regarding the tax consequences of the merger
  8.2     Opinion of Shaw Pittman regarding the tax consequences of
          the merger
 10.1     1996 Equity Incentive Plan
 23.1     Consent of Ernst & Young LLP, Independent Auditors for
          Symantec
 23.2     Consent of Ernst & Young LLP, Independent Auditors for AXENT

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 23.3     Consent of PricewaterhouseCoopers LLP
 23.4     Consent of Donaldson, Lufkin & Jenrette Securities
          Corporation
 23.5     Consent of Chase Securities Inc.
 23.6     Consents of Heller Ehrman White & McAuliffe LLP (included in their Opinions filed in Exhibits 5.1 and 8.1)
 23.7     Consent of Shaw Pittman (included in their Opinion filed in
          Exhibit 8.2)
+24.1     Power of Attorney
 99.1     Opinion of Donaldson, Lufkin & Jenrette Securities
          Corporation (attached as Annex B to the joint proxy
          statement/prospectus included in this Registration
          Statement)
 99.2     Opinion of Chase Securities Inc. (attached as Annex C to the joint proxy statement/prospectus included in this
          Registration Statement)
 99.3     Symantec Form of Proxy for Common Stock
 99.4     AXENT Form of Proxy for Common Stock


-------------------------


 +Previously filed.



ITEM 22. UNDERTAKINGS


     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, California, on November 1, 2000.


                                          SYMANTEC CORPORATION


                                          By:       /s/ GREGORY MYERS

                                            ------------------------------------

                                                       Gregory Myers


                                                Chief Financial Officer and


                                                  Chief Accounting Officer



     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2000.



                     SIGNATURES                                    TITLE                     DATE
                     ----------                                    -----                     ----
              CHIEF EXECUTIVE OFFICER:

                          *
-----------------------------------------------------
                  John W. Thompson                      Chairman, President, Chief     November 1, 2000
                                                           Executive Officer and
                                                                 Director

CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER:

                  /s/ GREGORY MYERS
-----------------------------------------------------
                    Gregory Myers                         Chief Financial Officer      November 1, 2000

                     DIRECTORS:

                          *
-----------------------------------------------------
                   Tania Amochaev                                Director              November 1, 2000

                          *
-----------------------------------------------------
                Charles M. Boesenberg                            Director              November 1, 2000

                          *
-----------------------------------------------------
                    George Reyes                                 Director              November 1, 2000

                          *
-----------------------------------------------------
               Per-Kristian Halvorsen                            Director              November 1, 2000

                          *
-----------------------------------------------------
                  Robert S. Miller                               Director              November 1, 2000

                          *
-----------------------------------------------------
                     Bill Owens                                  Director              November 1, 2000

                          *
-----------------------------------------------------
                 Daniel H. Schulman                              Director              November 1, 2000

               *By: /s/ GREGORY MYERS
  ------------------------------------------------
                    Gregory Myers
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger dated as of July 26, 2000, by and among Symantec, Apache Acquisition Corp. and AXENT
          (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement)
  5.1     Opinion of Heller Ehrman regarding the legality of the
          shares of Symantec Common Stock to be issued in the merger
  8.1     Opinion of Heller Ehrman White & McAuliffe LLP regarding the tax consequences of the merger
  8.2     Opinion of Shaw Pittman regarding the tax consequences of
          the merger
 10.1     1996 Equity Incentive Plan
 23.1     Consent of Ernst & Young LLP, Independent Auditors for
          Symantec
 23.2     Consent of Ernst & Young LLP, Independent Auditors for AXENT
 23.3     Consent of PricewaterhouseCoopers LLP
 23.4     Consent of Donaldson, Lufkin & Jenrette Securities
          Corporation
 23.5     Consent of Chase Securities Inc.
 23.6     Consents of Heller Ehrman White & McAuliffe LLP (included in their Opinions filed in Exhibits 5.1 and 8.1)
 23.7     Consent of Shaw Pittman (included in their Opinion filed in
          Exhibit 8.2)
+24.1     Power of Attorney
 99.1     Opinion of Donaldson, Lufkin & Jenrette Securities
          Corporation (attached as Annex B to the joint proxy
          statement/prospectus included in this Registration
          Statement)
 99.2     Opinion of Chase Securities Inc. (attached as Annex C to the joint proxy statement/prospectus included in this
          Registration Statement)
 99.3     Symantec Form of Proxy for Common Stock
 99.4     AXENT Form of Proxy for Common Stock


-------------------------


 +Previously filed.